UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

LEXMARK INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A Common Stock, $0.01 par value (“common stock”)
(2)

Aggregate number of securities to which transaction applies:

68,157,201 shares of common stock, which includes: 62,731,700 issued and outstanding shares of common stock, 630,494 shares of common stock issuable upon the exercise of “in-the-money” options to purchase shares of common stock, and 4,795,007 shares underlying restricted stock units (assuming applicable performance criteria are satisfied at maximum levels) and deferred stock units (in each case, as of the close of business on May 17, 2016).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $276,418 was determined by multiplying 0.0001007 by the aggregate merger consideration of $2,744,963,673. The aggregate merger consideration was calculated by multiplying (a) the sum of (i) 62,731,700 outstanding shares of common stock and (ii) 4,795,007 shares underlying restricted stock units (assuming applicable performance criteria are satisfied at maximum levels) and deferred stock units by (b) the per share merger consideration of $40.50, and adding the foregoing to $10,132,039, the product obtained by multiplying the 630,494 shares of common stock subject to outstanding “in-the-money” options to purchase shares of common stock by $16.07, the per share merger consideration of $40.50 less the $24.43 weighted average exercise price per share of such outstanding “in-the-money” options (in each case, as of the close of business on May 17, 2016).

	(4)	Proposed maximum aggregate value of transaction: $2,744,963,673
	(5)	Total fee paid: $276,418

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MAY 19, 2016

One Lexmark Centre Drive

Lexington, Kentucky 40550

[●], 2016

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Lexmark International, Inc., a Delaware corporation (“Lexmark,” the “Company,” “we,” “our” or “us”), which we will hold on [●], 2016, at [●] Eastern Daylight Time, at [●].

At the special meeting, holders of our Class A Common Stock, par value $0.01 per share (“common stock”), will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of April 19, 2016, by and among the Company, Ninestar Holdings Company Limited, a Cayman Islands exempted limited liability company (“Holdings”), Ninestar Group Company Limited, a Cayman Islands exempted limited liability company and a wholly owned subsidiary of Holdings (“Parent”), Ninestar Lexmark Company Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and (solely for purposes of specified provisions of the merger agreement) Apex Technology Co., Ltd., a company organized under the laws of the People’s Republic of China.

Pursuant to the merger agreement and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company (the “merger”), and each share of common stock outstanding at the effective time of the merger (other than shares owned by the Company, any wholly owned subsidiary of the Company, Holdings, Parent or Merger Sub, or by stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be cancelled and converted into the right to receive $40.50 in cash, without interest and less any applicable withholding taxes.

The board of directors of the Company (the “board”) has approved the merger agreement and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its stockholders, in each case by the unanimous vote of the directors present at the meeting held to approve the transaction. The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. In addition, the board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies.

The enclosed proxy statement describes the merger agreement and the merger and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of common stock vote in favor of the adoption of the merger agreement. If you fail to vote on the adoption of the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

While our stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares of common stock to be voted on the matters to be considered at the special meeting even if you are unable to attend. If you desire your shares of common stock to be voted in accordance with the board’s recommendation on all proposals, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions, sign and date the proxy, and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of common stock in person if you subsequently choose to attend the special meeting.

If you hold your shares of common stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of common stock. Without those instructions, your shares of common stock will not be voted, which will have the same effect as voting against the proposal to adopt the merger agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Georgeson LLC, 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, toll-free (866) 431-2108.

Thank you for your continued support.

Sincerely,

Paul A. Rooke

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●], 2016 and is first being mailed to stockholders on or about [●], 2016.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MAY 19, 2016

LEXMARK INTERNATIONAL, INC.

One Lexmark Centre Drive

740 West New Circle Road

Lexington, Kentucky 40550

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Lexmark:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Lexmark International, Inc., a Delaware corporation (“Lexmark,” the “Company,” “we,” “our” or “us”), will be held on [●], 2016, at [●] Eastern Daylight Time, at [●] to consider and vote upon the following proposals:

1.	to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of April 19, 2016, by and among the Company, Ninestar Holdings Company Limited, a Cayman Islands exempted limited liability company (“Holdings”), Ninestar Group Company Limited, a Cayman Islands exempted limited liability company and a wholly owned subsidiary of Holdings (“Parent”), Ninestar Lexmark Company Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and (solely for purposes of specified provisions of the merger agreement) Apex Technology Co., Ltd., a company organized under the laws of the People’s Republic of China (“Apex”);

2.	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the Company’s principal executive officer, principal financial officer and three most highly compensated executive officers other than the principal executive officer and principal financial officer (collectively, the “named executive officers”) in connection with the merger;

3.	to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

4.	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the board of directors of the Company (the “board”).

The holders of record of our Class A Common Stock, par value $0.01 per share (“common stock”), as of the close of business on [●], 2016, are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.

The board has approved the merger agreement and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its stockholders, in each case by the unanimous vote of the directors present at the meeting held to approve the transaction. The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. In addition, the board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of common stock is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies each require the affirmative vote of holders of a majority of the shares of common stock present at the meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of common stock will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies. If you fail to vote or submit your proxy, the effect will be that your shares of common stock may not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the advisory vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the vote regarding the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

Under Delaware law, stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of the common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal before the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, you may revoke your proxy by attending the meeting and voting in person.

By Order of the Board of Directors,

Robert J. Patton

Secretary

[●], 2016

-i-

-ii-

SUMMARY

This Summary discusses certain material information contained in this proxy statement, including with respect to the merger agreement and the merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary may not contain all of the information that may be important to you. We have included page references to direct you to a more complete description of the topics presented in this Summary.

The Companies (page 18)

Lexmark International, Inc.

Lexmark International, Inc., referred to as “Lexmark,” the “Company,” “we,” “our” or “us,” is a Delaware corporation. Lexmark is a leading developer, manufacturer and supplier of printing, imaging, device management, managed print services, document workflow and business process and content management solutions. Lexmark operates in the office printing and imaging, enterprise content management, business process management, document output management, intelligent data capture and search software markets. Its products include printers, multifunction devices, and imaging and workflow software solutions. Lexmark’s offerings make it easier for businesses of all sizes to improve their business processes by enabling them to capture, manage and access unstructured business information while speeding the movement and management of information between the paper and digital worlds.

Additional information about Lexmark is contained in its public filings with the SEC, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 92.

The Consortium: Apex Technology Co., Ltd., PAG Asia Capital and Legend Capital

Apex Technology Co., Ltd. (“Apex”) is a company organized under the laws of the People’s Republic of China (the “PRC”) and listed on the Shenzhen Stock Exchange. Apex designs, manufactures and markets inkjet and laser cartridge components for remanufacturers and distributors and is the largest manufacturer and solution provider for the global aftermarket imaging supplies channel. Apex was founded in 2004 and is headquartered in Zhuhai, Guangdong, PRC. Zhuhai Seine Technology Co., Ltd. (“Seine”) is the largest shareholder of Apex, holding approximately 68.7% of the voting shares of Apex. Subject to the limitations set forth in the merger agreement, Apex has agreed to guarantee the obligations of Holdings, Parent and Merger Sub pursuant to the merger agreement.

PAG Asia I LP and PAG Asia II LP are exempted limited partnerships organized under the laws of the Cayman Islands (together, the “PAG Funds”), sponsored and managed by PAG Asia Capital. PAG Asia Capital is the private equity buyout arm of PAG, one of Asia’s largest private equity firms. Founded in 2002, PAG currently has approximately $15 billion in capital under management.

Legend Capital Management Co., Ltd., a company organized under the laws of the PRC (“Legend Capital”), is the venture capital arm of Legend Holdings Corporation, a large diversified holding corporation in the PRC, and has been a shareholder of Seine since 2007.

Apex, the PAG Funds and Legend Capital, each of which has entered into an equity commitment letter with the Company and Holdings to provide certain equity financing in connection with the merger (as further described under “The Merger (Proposal 1)—Financing—Equity Financing”), are collectively referred to herein as the “Consortium.”

Ninestar Holdings Company Limited

Ninestar Holdings Company Limited, referred to as “Holdings,” is a Cayman Islands exempted limited liability company that was formed by the Consortium solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

Ninestar Group Company Limited

Ninestar Group Company Limited, referred to as “Parent,” is a Cayman Islands exempted limited liability company and a wholly owned subsidiary of Holdings that was formed by the Consortium solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

Ninestar Lexmark Company Limited

Ninestar Lexmark Company Limited, referred to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Parent that was formed by the Consortium solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

The Merger Proposal (page 25)

You are being asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of April 19, 2016, by and among Holdings, Parent, Merger Sub, the Company and (solely for purposes of specified provisions of the merger agreement) Apex, which, as it may be amended from time to time, is referred to as the “merger agreement.” The merger agreement provides, among other things, that at the effective time of the merger (the “effective time” and the date on which the closing of the merger occurs, the “closing date”), Merger Sub will be merged with and into the Company, and each outstanding share of Class A Common Stock, par value $0.01 per share, of the Company (the “common stock”), other than shares owned by the Company, any wholly owned subsidiary of the Company, Holdings, Parent or Merger Sub, or by stockholders who have properly exercised and perfected appraisal rights under Delaware law, will be converted into the right to receive $40.50 in cash, without interest and less any applicable withholding taxes.

The Company will thereby become a privately held company and an indirect, wholly owned subsidiary of Holdings.

The Special Meeting (page 20)

The special meeting will be held on [●], 2016, at [●] Eastern Daylight Time, at [●].

Record Date and Quorum (page 21)

The holders of record of the common stock as of the close of business on [●], 2016 (the record date for determination of stockholders entitled to notice of and to vote at the special meeting) are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the common stock outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote (page 21)

Each share of common stock outstanding at the close of business on the record date is entitled to one vote at the special meeting on each matter properly brought before the special meeting.

For the Company to complete the merger, stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to adopt the merger agreement.

Approval of each of the adjournment proposal and the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon. An abstention will have the same effect as a vote against these proposals, but the failure to vote your shares will have no effect on the outcome of these proposals.

As of the close of business on the record date, there were approximately [●] shares of common stock outstanding.

Conditions to the Merger (page 73)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the absence of any order or law that prohibits or makes illegal the consummation of the merger in any jurisdiction in which the combined business of the Company and Apex is not de minimis,

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (which occurred on May 19, 2016), as well as under the competition laws of Austria, Germany, Mexico, Poland, Russia and Turkey,

•	the adoption of the merger agreement by the required vote of stockholders of the Company,

•	the review of the transaction by the Committee on Foreign Investment in the United States (“CFIUS”) having concluded without CFIUS having sent a report to the President recommending against the proposed transaction or, if CFIUS has sent a report to the President, then a decision by the President not to suspend or prohibit the merger, or 15 days having elapsed without any action taken by the President with respect to such report from CFIUS and

•	the receipt of specified regulatory approvals in the PRC, including in respect of foreign exchange and outbound investment.

The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of the Company (subject to specified materiality, material adverse effect and other qualifications),

•	the Company’s performance of and compliance with its obligations and covenants under the merger agreement in all material respects and

•	the delivery of an officer’s certificate by the Company certifying that the conditions described in the two preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of Apex, Holdings, Parent and Merger Sub (subject to specified materiality, material adverse effect and other qualifications),

•	Apex, Holdings, Parent’s and Merger Sub’s performance of and compliance with their respective obligations and covenants under the merger agreement in all material respects and

•	the delivery of an officer’s certificate by Apex and Holdings certifying that the conditions described in the two preceding bullet points have been satisfied.

When the Merger Becomes Effective (page 56)

We anticipate completing the merger in the second half of 2016, subject to the adoption of the merger agreement by the Company’s stockholders as specified herein and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Company’s Board of Directors in Favor of the Merger (page 36)

The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. For a description of the reasons considered by the board in deciding to recommend adoption of the merger agreement, see “The Merger (Proposal 1)—Reasons for the Merger.”

Opinion of Goldman, Sachs & Co. (page 39)

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the Company’s board that, as of April 19, 2016, and based upon and subject to the factors and assumptions set forth therein, the $40.50 in cash per share of common stock to be paid to the holders (other than Holdings and its affiliates) of shares pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 19, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Company’s board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of common stock should vote with respect to the proposal to adopt the merger agreement or any other matter. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $38 million, all of which is contingent upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Effects of the Merger (page 25)

If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its property, rights, privileges, immunities, licenses, powers, franchises, debts, liabilities and duties continuing unaffected by the merger. Upon completion of the merger, shares of common stock, other than shares owned by the Company (or any wholly owned subsidiary of the Company), Holdings, Parent or Merger Sub, or by stockholders who have properly exercised and perfected appraisal rights under Delaware law, will be converted into the right to receive $40.50 in cash per share, without interest and less any applicable withholding taxes. Following completion of the merger, the common stock will no longer be publicly traded, and the Company’s existing stockholders will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards (page 57)

Options. Each option to purchase shares of common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested (to the extent not already vested) and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the excess, if any, of the merger consideration of $40.50 per share over the exercise price per share of that option by (2) the total number of shares subject to that option, less applicable tax withholdings. Any option that has an exercise price that is equal to or greater than the merger consideration of $40.50 will be cancelled without consideration.

Restricted Stock Units and Deferred Stock Units. Each award of restricted stock units or deferred stock units that corresponds to shares of common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares subject to that restricted stock unit or deferred stock unit award by (2) the merger consideration of $40.50 per share, less applicable tax withholdings. With respect to any restricted stock unit award that is subject to performance-based vesting conditions, the total number of shares of common stock underlying the restricted stock unit award will be determined based on the greater of target performance and actual performance through the date on which the effective time occurs (extrapolating such performance through the end of the full performance period) and, in the case of awards granted prior to 2016, prorated based on the number of days in the performance period through and including the closing date.

Interests of the Company’s Directors and Executive Officers in the Merger (page 48)

In considering the recommendation of the board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Company’s stockholders generally include:

•	the merger agreement provides for the acceleration of the vesting and settlement of all Company stock options and all Company restricted stock unit and deferred stock unit awards,

•	the Company’s executive officers are parties to change in control agreements with the Company that provide for severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger,

•	the Company’s executive officers would be eligible for certain benefits being generally offered to the Company’s employees,

•	under the merger agreement, the Company is permitted to pay prorated annual bonuses and prorated long-term incentive bonuses as of immediately prior to the effective time based on the greater of target performance and actual performance extrapolated through the end of the applicable performance period and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger.” The board was aware of the different or additional interests described herein and considered these interests along with other matters in approving and recommending adoption by the stockholders of the merger agreement.

Financing (page 46)

The Company and the Consortium estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $3.9 billion. We understand from the Consortium that they intend to fund this amount through a combination of the following:

•	equity commitments in an aggregate amount of $2,320 million, consisting of equity investments in Holdings as follows: (1) $1,190 million by Apex, (2) $930 million by the PAG Funds and (3) $200 million by Legend Capital. See “The Merger (Proposal 1)—Financing—Equity Financing” on page 47, and

•	debt financing of Parent and Merger Sub comprised of $1,140 million of senior term loan facilities and $443 million of term loan facilities. See “The Merger (Proposal 1)—Financing—Debt Financing” on page 47.

The consummation of the merger is not subject to any financing condition (although funding of each of the debt financing and the equity financing is subject to the satisfaction of the conditions set forth in the applicable debt commitment letters or equity commitment letters, respectively, under which such financing will be provided).

Material U.S. Federal Income Tax Consequences of the Merger (page 53)

If you are a U.S. holder (as defined in “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction to you for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any federal, state, local, foreign income and other tax laws).

Regulatory Approvals (page 54)

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and the Federal Trade Commission (the “FTC”) and statutory waiting period requirements have been satisfied. On May 3, 2016, both the Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC. The waiting period under the HSR Act was terminated early on May 19, 2016.

The merger agreement also provides for the parties to file a joint voluntary notice under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 and subsequent amendments (the “DPA”). The DPA, as amended and as implemented by regulations 31 CFR Part 800, et seq., provides for national security reviews and, where appropriate, investigations by CFIUS of transactions in which a foreign person or entity acquires control of a U.S. business. Under the terms of the merger agreement, completion of the merger is subject to the condition that (1) CFIUS has issued a written notice that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by the merger agreement, and has terminated all action under Section 721 of the DPA or (2) if CFIUS has sent a report to the President requesting the President’s decision, then (a) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the merger agreement, or (b) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.

Additionally, the merger must be approved by, and/or the parties must make certain filings to, (1) the relevant antitrust or competition authorities of Austria, Germany, Mexico, Poland, Russia and Turkey and (2) PRC outbound investment and foreign exchange authorities.

The merger cannot be consummated until the relevant approvals have been obtained or waiting periods expired (following the making of required filings) under the antitrust and competition laws of the countries noted in the immediately preceding paragraph. Although the Company and the Consortium believe that they will be able to obtain the other requisite regulatory clearances in a timely manner, they cannot be certain when or if they will do so.

Appraisal Rights (page 87)

Under the General Corporation Law of the State of Delaware (the “DGCL”), Company stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they fully comply with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C.

No Solicitation (page 63)

While the merger is pending, the Company and its subsidiaries, and their respective representatives, are, subject to certain exceptions, not permitted to:

•	initiate, solicit or knowingly facilitate a proposal or offer, or the making, submission or announcement of any proposal or offer, which constitutes or would be reasonably expected to lead to an acquisition proposal (as defined in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”),

•	engage in, enter into or continue any discussions or negotiations regarding, or furnish to any third party any nonpublic information relating to the Company or any of its subsidiaries in response to, any inquiry, proposal or offer that constitutes or would be reasonably expected to lead to an acquisition proposal,

•	approve or recommend (or publicly propose to approve or recommend) any acquisition proposal,

•	withdraw, change or qualify, or otherwise publicly propose to withdraw, change or qualify, in a manner adverse to Holdings, Parent or Merger Sub, the board’s recommendation to the stockholders to vote to adopt the merger agreement, or fail to include the board’s recommendation in this proxy statement when disseminated to the Company’s stockholders,

•	enter into any merger agreement, letter of intent or other similar agreement relating to any acquisition proposal,

•	if a tender offer or exchange offer for the Company’s common stock that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such offer by the Company’s stockholders within 10 business days after its commencement or

•	resolve or agree to do any of the foregoing.

Notwithstanding the provisions of the merger agreement described above, if prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the Company receives a bona fide written acquisition proposal that the board determines in good faith, after consultation with its advisors, constitutes or could reasonably be expected to lead to a superior proposal (as defined in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”), then the Company may:

•	furnish information with respect to the Company and its subsidiaries to the third party making the acquisition proposal, including its representatives and its potential sources of financing and

•	participate in discussions or negotiations with the third party making such acquisition proposal, including its representatives and its potential sources of financing.

In the event that the Company receives an acquisition proposal, the Company is required to promptly (and in any event within 72 hours):

•	notify Parent of the receipt of the acquisition proposal and provide Parent a copy of such proposal (if received in writing) or a reasonable description of the proposal (if not received in writing),

•	advise Parent if the Company has determined to begin providing information or engage in discussions or negotiations concerning the acquisition proposal and

•	provide to Parent any material nonpublic information concerning the Company or its subsidiaries provided or made available to such third party that was not previously provided or made available to Parent.

In addition and notwithstanding anything to the contrary in the merger agreement, if, prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the Company receives a bona fide written acquisition proposal that the board determines in good faith, after consultation with its outside counsel and financial advisors, constitutes a superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by Parent in response to such alternative proposal), the board may, subject to compliance with obligations set forth in the merger agreement, including providing Parent with prior notice and allowing Parent the right to negotiate with the Company to match the terms of any superior proposal, terminate the merger agreement to enter into a transaction agreement with respect to such superior proposal, subject to payment of the Company termination fee (as defined in “The Merger Agreement—Termination Fees”).

Moreover and notwithstanding anything to the contrary in the merger agreement, if, at any time prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, an intervening event (as defined in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”) has occurred and is continuing, the board may effect a change of its recommendation to stockholders in favor of the adoption of the merger agreement if the board determines in good faith (after consultation with outside counsel) that the failure to change its recommendation would be inconsistent with the directors’ fiduciary duties under applicable law (taking into account any adjustments to the terms and conditions of the merger proposed by Parent in response to such intervening event), subject to compliance with obligations set forth in the merger agreement, including allowing Parent the right to negotiate with the Company to make adjustments to the terms and conditions of the merger agreement.

Termination (page 75)

The Company, Holdings, Parent and Merger Sub may terminate the merger agreement by mutual written consent at any time before the effective time. In addition, either the Company or Parent may terminate the merger agreement if:

•	the closing of the merger has not occurred on or before December 16, 2016 (as it may be extended, the “outside date”), subject to extension by either Parent or the Company if Parent has obtained an extension or replacement of the debt commitment letters (so long as such replacement is on terms similarly favorable to the debt commitment letters) to the earlier of the expiration of such amended or replacement debt commitment letters and April 16, 2017, in any such case, so long as the party seeking to terminate has not taken any action or failed to fulfill any obligation under the merger agreement which act or failure was the principal cause of the non-satisfaction of any closing condition,

•	a court or other governmental entity in any jurisdiction in which the combined business of the Company and Apex is not de minimis has (1) issued or entered a final, non-appealable injunction or similar order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or (2) failed to issue an order or take any other action necessary to fulfill certain closing conditions involving required regulatory approvals (and such denial of a request to issue such order or the failure to take such other action has become final and non-appealable), in each case, so long as the party seeking to terminate has used the efforts required of it under the merger agreement to prevent, oppose and remove any such order or injunction or obtain any such required regulatory approvals, and provided that Parent will not have any right to terminate the merger agreement based on an order or action relating (other than in an ancillary and immaterial way) to the Apex shareholder approval,

•	CFIUS has completed its review and informed Parent that it intends to recommend against the merger, so long as the party seeking to terminate has used the efforts required of it under the merger agreement to obtain the CFIUS approval or such party’s failure to use the required efforts was not the primary cause of the failure to obtain CFIUS approval or

•	the Company stockholder meeting (including any adjournments or postponements thereof) for the purpose of obtaining the required vote of the Company’s stockholders to adopt the merger agreement has concluded and the required vote has not been obtained.

The Company may also terminate the merger agreement:

•	to effect a change of the board’s recommendation to the stockholders in favor of the adoption of the merger agreement or to enter into a definitive agreement in connection with a superior proposal, so long as the Company (1) has complied with its non-solicitation and notice obligations (including the offer of specified matching rights to Parent) under the merger agreement and (2) pays the Company termination fee to Parent prior to or concurrently with such termination or

•	if (1) Apex fails to obtain the required Apex shareholder approval at the first meeting called for such purpose, or if Apex otherwise materially breaches its covenants to obtain the Apex shareholder approval and clearance from the Shenzhen Stock Exchange, (2) Holdings, Parent or Merger Sub fails to deliver the aggregate merger consideration to the paying agent and/or consummate the merger as and when required under the merger agreement or (3) Apex, Holdings, Parent or Merger Sub has breached or failed to perform any of its other representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would result in the failure to satisfy a closing condition, subject to a cure period, as further described below under “The Merger Agreement—Termination.”

Parent may also terminate the merger agreement:

•	if the board changes its recommendation to the stockholders in favor of the adoption of the merger agreement or the Company enters into a definitive agreement related to a third-party acquisition proposal or

•	if the Company breached or failed to perform in its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would result in the failure to satisfy a closing condition, subject to a cure period, as further described below under “The Merger Agreement—Termination.”

Termination Fees (page 77)

Company Termination Fee

The Company must pay Parent a termination fee of $95 million in cash in the event that the merger agreement is terminated:

•	by Parent because of, or by the Company in order to effect, (1) a change of the board’s recommendation to stockholders in favor of the adoption of the merger agreement or (2) the entry by the Company into a definitive merger agreement or similar agreement related to an acquisition proposal by a third party or

•	under specified circumstances (as described in “The Merger Agreement—Termination Fees”) and within 12 months after termination, the Company consummates or enters into a definitive agreement with respect to an acquisition proposal for 50% or more of the Company’s shares or assets that is subsequently completed.

Parent Termination Fee

Parent must pay the Company a termination fee of $150 million in cash in the event that the merger agreement is terminated:

•

by the Company because (1) Apex fails to obtain the required Apex shareholder approval at the first meeting called for such purpose, or if Apex otherwise materially breaches its covenants to obtain the

Apex shareholder approval and clearance from the Shenzhen Stock Exchange, (2) Holdings, Parent or Merger Sub fails to deliver the aggregate merger consideration to the paying agent and/or consummate the merger as and when required under the merger agreement or (3) (i) Apex, Holdings, Parent or Merger Sub breaches any of its other representations, warranties or covenants contained in the merger agreement (subject to certain exceptions involving payment of the $95 million Parent termination fee described below), which breach or failure to perform would result in the failure to satisfy a closing condition, subject to a cure period, as further described below under “The Merger Agreement—Termination,”

•	by the Company or Parent because there is a final and non-appealable order or action by a governmental entity in the PRC prohibiting the merger, or a non-appealable failure to receive a required regulatory approval in the PRC or

•	by (1) the Company or Parent if the closing of the merger has not occurred on or before the outside date or (2) the Company because Holdings, Parent or Merger Sub has breached its covenant regarding use of efforts to obtain the required regulatory approvals such that any of the closing conditions to the Company’s obligation to consummate the merger is not reasonably capable of being satisfied while such breach is continuing, subject to a cure period and, in each case, there is an order prohibiting the merger in the PRC or any of the required regulatory approvals in the PRC has not been obtained.

Additionally, Parent must pay to the Company a termination fee of $95 million in the event that the merger agreement is terminated:

•	by the Company or Parent because (1) CFIUS has completed its review and informed Parent that it intends to recommend against the merger or CFIUS approval has not been obtained by the outside date, (2) there is a final and non-appealable order or action by a governmental entity in respect of competition law in Austria, Germany, Poland or Russia that prohibits the merger or a non-appealable failure to receive a required regulatory approval in respect of competition law in any of those jurisdictions or (3) the closing of the merger has not occurred on or prior to the outside date and there is an order in respect of competition law in Austria, Germany, Poland or Russia that prohibits the merger or any of the required approvals under the competition laws of Austria, Germany, Poland or Russia have not been obtained,

•	by the Company because Holdings, Parent or Merger Sub has breached its covenant regarding use of efforts to obtain the CFIUS approval such that any of the closing conditions to the Company’s obligation to consummate the merger is not reasonably capable of being satisfied while such breach is continuing, subject to a cure period or

•	by (1) the Company or Parent if the closing of the merger has not occurred on or before the outside date or (2) the Company because Holdings, Parent or Merger Sub has breached its covenant regarding use of efforts to obtain the required regulatory approvals such that any of the closing conditions to the Company’s obligation to consummate the merger is not reasonably capable of being satisfied while such breach is continuing, subject to a cure period, and, in each case, there is an order in respect of competition law in Austria, Germany, Poland or Russia that prohibits the merger or any of the required regulatory approvals in in respect of competition law in Austria, Germany, Poland or Russia has not been obtained.

Certain of the triggers for the Company termination fee and Parent termination fees described above are subject to additional conditions or qualifications, which are described in greater detail in “The Merger Agreement—Termination Fees.”

Letter of Credit (page 79)

Pursuant to the merger agreement, Parent has delivered to the Company an irrevocable standby letter of credit in the amount of $150 million from the New York branch of Bank of China Limited. The Company has the right to draw against the letter of credit in connection with a termination fee becoming payable by Parent pursuant to the merger agreement. See “The Merger Agreement—Letter of Credit” and “—Termination Fees” on pages 79 and 77, respectively.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On April 19, 2016, the Company entered into the merger agreement providing for the merger of Merger Sub, an indirect wholly owned subsidiary of Holdings, with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Holdings. You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the proposal to adopt the merger agreement and the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Holdings through the merger of Merger Sub with and into the Company pursuant to the merger agreement. Following the effective time, the Company will be privately held as an indirect, wholly owned subsidiary of Holdings, and you will no longer own shares in the Company, only the right to receive the merger consideration.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $40.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of common stock, you will be entitled to receive $4,050 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Holdings.

Q:	How does the merger consideration compare to the market price of our common stock prior to the news of the Company’s exploration of strategic alternatives becoming public?

A:	The merger consideration of $40.50 represents a premium of approximately 30% to the closing price of our common stock on October 21, 2015, the last trading day prior to the news of our exploration of strategic alternatives becoming public.

Q:	What conditions must be satisfied to complete the merger?

A:	In addition to the approval of the proposal to adopt the merger agreement by our stockholders, the merger is subject to the satisfaction of various conditions. Lexmark, Parent and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (1) the expiration or termination of the applicable waiting period under the HSR Act (which occurred on May 19, 2016), (2) the receipt of certain foreign antitrust/competition approvals, (3) review of the transaction by CFIUS, (4) specified approvals by PRC governmental entities, (5) the absence of any governmental order prohibiting the consummation of the transactions contemplated by the merger agreement in any jurisdiction in which the combined business of the Company and Apex is not de minimis and (6) the accuracy of the representations and warranties contained in the merger agreement (subject to certain materiality qualifications) and compliance with the covenants and agreements in the merger agreement in all material respects by the parties to the merger agreement. The closing of the merger is not subject to a financing condition. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger.”

Q:	When do you expect the merger to be completed?

A:	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the second half of 2016.

Q:	Where and when is the special meeting?

A:	The special meeting will take place on [●], 2016, at [●] Eastern Daylight Time, at [●].

Q:	Who may attend and vote at the special meeting?

A:	All holders of our common stock as of the close of business on the record date for the special meeting, which is [●], 2016, are entitled to receive notice of, attend the special meeting or any adjournment or postponement thereof and vote at the special meeting. Please note that if you hold shares in “street name” through a bank, brokerage firm or other nominee, you will need to provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of common stock giving you the right to vote the shares at the meeting.

Q:	How many votes do I have?

A:	Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the close of business on the record date of [●], 2016.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement,

•	to approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company in connection with the merger,

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement and

•	to act upon other business, if any, that may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the board.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	Stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the special meeting must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to adopt the merger agreement.

As of the close of business on [●], 2016, the record date for the special meeting, there were [●] shares of common stock outstanding.

Q:	How many shares are needed to constitute a quorum?

A:	A quorum will be present if holders of record of a majority of the shares of common stock outstanding as of the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of our stockholders is required to approve other matters to be considered at the special meeting?

A:	The advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting each requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:	How does the board recommend that I vote?

A:	The board unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement. The board also unanimously recommends that our stockholders vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal regarding adjournment of the special meeting.

Q:	What effects will the merger have on the Company?

A:	Our common stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is quoted on the New York Stock Exchange (the “NYSE”), under the symbol “LXK.” As a result of the merger, the Company will cease to be a publicly traded company and will be indirectly wholly owned by Holdings. Following the consummation of the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to our common stock, in each case in accordance with applicable law, rules and regulations.

Q:	What happens if the merger is not consummated?

A:	If the proposal to adopt the merger agreement is not approved by the Company’s stockholders, or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company, and shares of our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay Parent a termination fee of $95 million or Parent may be required to pay the Company a termination fee of either $95 million or $150 million. See “The Merger Agreement—Termination Fees.”

Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation payable to the Company’s named executive officers in connection with the merger?

A:	The approval of this proposal is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on the Company, Holdings or Parent. If the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of common stock?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope,

•	telephone, using the toll-free number listed on each proxy card or

•	the Internet, at the address provided on each proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the merger agreement.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at Lexmark International, Inc., 740 West New Circle Road, Lexington, Kentucky 40550, Attention: Secretary, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:	The vote to adopt the merger agreement is based on the total number of shares of common stock outstanding as of the close of business on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Q:	Will my shares of common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares of common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of common stock you hold of record, any shares of common stock so held will not be combined for voting purposes with shares of common stock you hold of record. Similarly, if you own shares of common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of common stock held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:	If you transfer your shares of common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. So, if you transfer your shares of common stock after the record date but before the closing of the merger, you will have transferred your right to receive the merger consideration in the merger, but you will have retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificate is—how will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of common stock?

A:	Under Section 262 of the DGCL, stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they comply fully with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the proposal to adopt the merger agreement and such stockholder must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C. For additional information, see “Appraisal Rights.” Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.

Q:	Will I have to pay taxes on the merger consideration I receive?

A:	If you are a U.S. holder, the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction to you for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any federal, state, local, foreign income and other tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet) to ensure that all of your shares of common stock are voted.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson LLC, which is acting as the proxy solicitation agent and information agent for the Company in connection with the merger, or the Company.

Georgeson LLC

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

(866) 431-2108

or

Lexmark International, Inc. 740 West New Circle Road Lexington, Kentucky 40550 Attention: Investor Relations (859) 232-5568

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING

STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s current assumptions and expectations, including the expected completion and timing of the merger and other information relating to the merger. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement,

•	the failure to obtain the required vote of the Company’s stockholders to adopt the merger agreement, the failure to obtain required domestic and/or foreign regulatory approvals, or the failure to satisfy any of the other closing conditions to the merger, and any delay in connection with the foregoing,

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the pendency of the merger,

•	the effect of the announcement of the merger on the ability of the Company to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally,

•	the outcome of any legal proceedings that may be instituted against the Company and others relating to the merger agreement,

and other risks detailed in our filings with the SEC, including our most recent Annual Report on Form 10-K and later filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. See “Where You Can Find Additional Information.” Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE COMPANIES

Lexmark International, Inc.

Lexmark International, Inc., referred to as “Lexmark,” the “Company,” “we,” “our” or “us,” is a Delaware corporation. Lexmark is a leading developer, manufacturer and supplier of printing, imaging, device management, managed print services, document workflow and business process and content management solutions. Lexmark operates in the office printing and imaging, enterprise content management, business process management, document output management, intelligent data capture and search software markets. Its products include printers, multifunction devices, and imaging and workflow software solutions. Lexmark’s offerings make it easier for businesses of all sizes to improve their business processes by enabling them to capture, manage and access unstructured business information while speeding the movement and management of information between the paper and digital worlds. Lexmark operates on a global basis, and as of December 31, 2015, Lexmark had 14,000 employees across the United States, Europe, Canada, Latin America, Asia Pacific, the Middle East and Africa.

Lexmark’s principal executive offices are located at One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550; our telephone number is (859) 232-2000; and our Internet website address is www.lexmark.com. The information provided on or accessible through Lexmark’s website is not part of this proxy statement and is not incorporated in this information statement by this or any other reference to its website provided in this information statement.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information.”

The Consortium: Apex Technology Co., Ltd., PAG Asia Capital and Legend Capital

Apex Technology Co., Ltd., or Apex, is a company organized under the laws of the PRC with principal executive offices located at No. 3833 Zhuhai Avenue, Xiangzhou District, Zhuhai, Guangdong, PRC 519606. Apex designs, manufactures and markets inkjet and laser cartridge components for remanufacturers and distributors and is the largest manufacturer and solution provider for the global aftermarket imaging supplies channel. Apex was founded in 2004. Zhuhai Seine Technology Co., Ltd., or Seine, is the largest stockholder of Apex, holding approximately 68.7% of the voting shares of Apex. Apex is listed on the Shenzhen Stock Exchange under the symbol “002180.” Subject to the limitations set forth in the merger agreement, Apex has agreed to guarantee the obligations of Holdings, Parent and Merger Sub pursuant to the merger agreement.

PAG Asia I LP and PAG Asia II LP, or the PAG Funds, are exempted limited partnerships organized under the laws of the Cayman Islands, sponsored and managed by PAG Asia Capital, with their principal executive offices located at 32/F AIA Central, 1 Connaught Road, Central, Hong Kong. PAG Asia Capital is the private equity buyout arm of PAG, one of Asia’s largest private equity firms. Founded in 2002, PAG currently has approximately $15 billion in capital under management.

Legend Capital Management Co., Ltd., or Legend Capital, is a company organized under the laws of the PRC and with its principal executive offices at Room 368, Unit 302, No. 211 Fute North Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, PRC. Legend Capital is the venture capital arm of Legend Holdings Corporation, a large diversified holding corporation in the PRC, and has been a shareholder of Seine since 2007.

Apex, the PAG Funds and Legend Capital, each of which has entered into an equity commitment letter with the Company and Holdings to provide certain equity financing in connection with the merger (as further described under “The Merger (Proposal 1)—Financing—Equity Financing”), are collectively referred to herein as the “Consortium.”

Ninestar Holdings Company Limited

Ninestar Holdings Company Limited, or Holdings, is a Cayman Islands exempted limited liability company with principal executive offices located at No. 3833 Zhuhai Avenue, Xiangzhou District, Zhuhai, Guangdong, PRC 519606. Holdings was formed by the Consortium solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

Ninestar Group Company Limited

Ninestar Group Company Limited, or Parent, is a Cayman Islands exempted limited liability company and a wholly owned subsidiary of Holdings with principal executive offices located at No. 3833 Zhuhai Avenue, Xiangzhou District, Zhuhai, Guangdong, PRC 519606. Parent was formed by the Consortium solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

Ninestar Lexmark Company Limited

Ninestar Lexmark Company Limited, or Merger Sub, is a Delaware corporation and a wholly owned subsidiary of Parent with principal executive offices located at No. 3833 Zhuhai Avenue, Xiangzhou District, Zhuhai, Guangdong, PRC 519606. Merger Sub was formed by the Consortium solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the board for use at the special meeting. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board for use at the special meeting to be held on [●], 2016, starting at [●] Eastern Daylight Time at [●], or at any adjournment or postponement thereof.

Purposes of the Special Meeting

One purpose of the special meeting is for our stockholders to consider and vote upon the proposal to adopt the merger agreement. Our stockholders must approve the proposal to adopt the merger agreement for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described under “The Merger Agreement.” Our stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger.” The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation is advisory only, it will not be binding on the Company, Apex, Holdings, Parent or Merger Sub. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is adopted and the merger is completed, regardless of the outcome of the advisory vote.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [●], 2016.

Recommendation of the Company’s Board of Directors

After careful consideration, the board has approved the merger agreement, the merger and the transactions contemplated thereby and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its stockholders, in each case by the unanimous vote of the directors present at the meeting held to approve the transaction. Certain factors considered by the board in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “The Merger (Proposal 1)—Reasons for the Merger.”

The board unanimously recommends that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.

Record Date and Quorum

The holders of record of common stock as of the close of business on [●], 2016, the record date, are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, approximately [●] shares of common stock were outstanding.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the common stock outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions and broker non-votes, described below under the sub-heading “—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy,” will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of common stock outstanding at the close of business on the record date is entitled to one vote at the special meeting on each matter properly brought before the special meeting.

For the Company to complete the merger, stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to adopt the merger agreement.

Approval of each of the adjournment proposal and the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon. An abstention will have the same effect as a vote against these proposals, but the failure to vote your shares will have no effect on the outcome of these proposals.

As of the close of business on the record date, there were [●] shares of common stock outstanding.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company and their subsidiaries were entitled to vote [●] shares of common stock, or approximately [●]% of the shares of common stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on [●], 2016, the record date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of common stock will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies. If you fail to return your proxy card and you are a holder of record as of the close of business on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of common stock will be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to adopt the merger agreement and will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, or the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

Shares of Common Stock Held in “Street Name”

If your shares of common stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with the rules of the NYSE, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to adopt the merger agreement. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the adjournment proposal or the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger. For shares of common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a favorable vote for such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company,

•	attending the special meeting and voting in person or

•	delivering to the Secretary of the Company a written notice of revocation c/o Lexmark International, Inc., 740 West New Circle Road, Lexington, Kentucky 40550.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, a vote “AGAINST” the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger and a vote “AGAINST” the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to adopt the merger agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

The special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The board is soliciting your proxy, and we will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Georgeson LLC, a proxy solicitation firm, has been retained to assist us in the solicitation of proxies for the special meeting, and we expect to pay Georgeson LLC approximately $15,000, plus reimbursement of out-of-pocket expenses, in connection with this solicitation. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by Georgeson LLC or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger.

Upon the consummation of the merger, each share of common stock issued and outstanding immediately prior to the effective time (other than shares held by the Company, any wholly owned subsidiary of the Company, Holdings, Parent or Merger Sub, which will be cancelled, or by stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted into the right to receive $40.50 in cash, without interest and less any applicable withholding taxes.

Our common stock is currently registered under the Exchange Act and is quoted on the NYSE under the symbol “LXK.” As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. Following the consummation of the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to our common stock, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

As part of their ongoing evaluation of the Company’s business, the board and the Company’s senior management periodically review, consider and assess the Company’s operations, financial performance and industry conditions as they may affect the Company’s long-term strategic goals and plans.

Beginning in 2010, in light of domestic and foreign challenges facing the industry in which the Company’s Imaging Solutions and Services (“ISS”) segment conducts its business, including increasing competition from hardware and supplies producers, the Company undertook more than a dozen acquisitions, including the acquisition of Kofax Limited in May 2015, to expand its product and service offerings into software and solutions, which businesses currently make up the Company’s Enterprise Software (“ES”) segment. Also during this period, the Company announced in August 2012 that it was exiting the development and manufacturing of inkjet technology, and in the second quarter of 2013 the Company completed the sale of its inkjet-related technology and assets to Funai Electric Co., Ltd.

In July 2015, the board held a regularly scheduled meeting at which the board discussed the continuing industry challenges facing the Company, continuing declines in the Company’s ISS segment and other challenges facing the Company’s businesses. At this meeting, the board directed members of the Company’s senior management to begin to meet on a regular basis with representatives of Goldman Sachs, which had been engaged as the Company’s financial advisor several times in recent years in connection with a number of the Company’s acquisitions and had periodically advised the board with respect to reviews of strategic alternatives, to discuss market conditions and the Company’s potential opportunities for business combinations, dispositions or acquisitions and other financial and strategic alternatives reasonably available to the Company. In addition, following consultation with directors and in furtherance of the board’s prior direction, in late September 2015 members of the Company’s senior management met in Japan with representatives of three potential strategic acquirors to preliminarily gauge their interest in exploring a potential transaction involving the Company should the board determine to pursue that path.

On October 22, 2015, at a regularly scheduled board meeting held in Lexington, Kentucky, the board reviewed the Company’s five-year strategic financial plan and discussed with members of senior management and representatives of Goldman Sachs and Wachtell, Lipton, Rosen & Katz, the Company’s outside legal counsel (“Wachtell Lipton”), the challenges facing the industry and the Company and potential strategic alternatives reasonably available to the Company. Members of senior management also discussed with the board the meetings that had been held in Japan during the prior month with the three potential strategic acquirors. After discussion, the board determined that it was in the best interests of the Company and its stockholders to undertake an exploration of strategic alternatives reasonably available to the Company to enhance shareholder value, including a potential sale of the Company, a spin-off, sale or other disposition of the Company’s ISS segment or ES segment or remaining as a standalone public company. The board further determined that the Company should publicly announce the board’s decision to undertake such an exploration. The board authorized senior management, with the assistance of the Company’s financial and legal advisors, to commence a process that would include approaching both potential strategic acquirors and financial sponsors. The board also discussed with representatives of Wachtell Lipton terms of the confidentiality agreements that each interested party would be required to sign prior to receiving nonpublic information about the Company. At the meeting, the board formed a transaction committee (the “Transaction Committee”) comprised of three independent directors, Jean-Paul Montupet (who was appointed Chairman of the Transaction Committee), Stephen R. Hardis and Kathi P. Seifert, to be kept apprised of developments and consulted between full board meetings and make recommendations as appropriate to the full board for its consideration.

Later on October 22, 2015, The Wall Street Journal reported on its website that the Company was exploring strategic alternatives, including a possible sale of the Company.

On October 23, 2015, the Company issued a press release announcing that the board had authorized the exploration of strategic alternatives to enhance shareholder value.

On November 10, 2015, the Transaction Committee held a meeting with members of senior management at which they discussed the status of the Company’s strategic alternatives review process and contacts made and received since the Company’s public announcement on October 23, as well as reactions of shareholders, customers and employees to the public announcement.

Between late October 2015 and early December 2015, representatives of Goldman Sachs responded to numerous inbound inquiries prompted by the Company’s public announcement and contacted 24 potential strategic acquirors and 37 financial sponsors. Goldman Sachs distributed initial marketing materials, based on publicly available information, to all 61 parties, and invited parties interested in receiving nonpublic information about the Company and the strategic alternatives review process to enter into confidentiality agreements. Nine potential strategic acquirors and 22 financial sponsors entered into confidentiality agreements, which also included customary standstill provisions (which provisions were suspended in accordance with their terms upon the execution of the merger agreement). Goldman Sachs provided each party that had executed a confidentiality agreement with a confidential information memorandum that Company management had prepared after consultation with Goldman Sachs. The confidential information memorandum provided business and financial information concerning the Company and its operations including prospective financial information through fiscal 2019 derived from the Company’s five-year strategic financial plan. Each of these parties was instructed to submit a first-round, non-binding proposal on or before December 9, 2015, to acquire all equity interests in the Company. Potential bidders that had expressed interest in acquiring the ISS business or ES business on a standalone basis were advised that the Company would permit the submission of such proposals.

During October and November 2015, representatives of Goldman Sachs and Wachtell Lipton assisted the Company’s management in gathering due diligence materials that would be made available to potential bidders invited to participate in the second round of the process, if any. During November and December 2015, members of the Company’s management and representatives of Goldman Sachs provided bidders with the Company’s responses to diligence questions received from bidders that had executed confidentiality agreements.

On November 25, 2015, Company A, a potential strategic acquiror, submitted a proposal to acquire the entire Company with a per share indicative range of $35.00 to $40.00. Company A subsequently entered into a confidentiality agreement with the Company and received the confidential information memorandum.

On December 1, 2015, representatives of Company B, a potential strategic acquiror that had previously entered into a confidentiality agreement with the Company and with whom members of senior management had met in

Japan in late September 2015, attended a detailed management presentation at the offices of Goldman Sachs in New York. The Company had agreed to the meeting with Company B in advance of the deadline for first round proposals based on the belief that Company B might view a potential combination with the Company as strategically compelling and, as a result, might be incentivized to submit an attractive proposal early in the process. The other two potential Japanese strategic acquirors with whom members of senior management had met in September indicated that they did not wish to pursue a potential transaction with the Company.

On December 2, 2015, the Transaction Committee held a meeting with members of senior management and representatives of Goldman Sachs and Wachtell Lipton to receive an update on the status of outbound and inbound contacts with potentially interested parties and on the prior day’s meeting with Company B.

On or around December 9, 2015, the Company, through Goldman Sachs, received 14 first-round all-cash proposals, six from potential strategic acquirors and eight from financial sponsors.

Nine parties, including two potential U.S. strategic acquirors and two potential non-U.S. strategic acquirors, submitted proposals to acquire the entire Company. These parties included Apex, with Seine (which owns a controlling interest in Apex as described elsewhere in this proxy statement) submitting this and subsequent proposals on Apex’s behalf (with a per share indicative range of $40.00 to $43.00), Company A (with a per share indicative range of $40.00 to $44.00), Company C (with a per share indicative range of $40.00 to $45.00), Sponsor D (with a per share indicative range of $42.00 to $44.00) and Sponsor E (with a per share indicative range of $42.00 to $43.00). The remaining whole-Company proposals, which were received from parties that were not subsequently invited to participate in the second round of the process, all indicated lower values.

Five parties—including Apex, Company B and Company F, who would be invited to participate in the second round of the process—submitted proposals to acquire the Company’s ISS segment on a standalone basis. The indicative price ranges for these proposals, which were subject to various assumptions, were between $1.5 billion and $2.5 billion. Two parties that indicated prices not deemed to be competitive with the other proposals received were subsequently not invited to participate in the second round of the process.

Six parties—including Sponsor E, Sponsor G, Sponsor H and Company I, who would be invited to participate in the second round of the process—submitted proposals to acquire the Company’s ES segment on a standalone basis. The indicative price ranges for these proposals, which were subject to various assumptions, were between $1.4 billion and $2.25 billion. The two parties that indicated the lowest prices were not subsequently invited to participate in the second round of the process.

On December 14, 2015, the Transaction Committee held a meeting with members of senior management and representatives of Goldman Sachs and Wachtell Lipton to review the first-round proposals, discuss, in consultation with management and Goldman Sachs, preliminary recommendations for next steps in the strategic alternatives review process and determine recommendations for the Transaction Committee to make to the full board.

On December 17, 2015, the board held a meeting to review and discuss the first-round proposals with members of senior management and representatives of Goldman Sachs and Wachtell Lipton and to receive and discuss the Transaction Committee’s recommendation on next steps. Representatives of Goldman Sachs provided preliminary financial analyses of the proposals received, the Company, and alternatives to a sale of the Company, including a spin-off or sale of the ISS segment or ES segment, or remaining as a standalone public company. The members of the board also discussed with members of senior management and representatives of Goldman Sachs and Wachtell Lipton the various challenges the Company was facing and the impact of those challenges on these alternatives. The Transaction Committee recommended that the board invite 10 parties that had submitted first round proposals—Apex, Company A, Company B, Company C, Sponsor D, Sponsor E, Company F, Sponsor G, Sponsor H and Company I—to proceed to a second-round bidding process. After discussion, the board determined to proceed as recommended by the Transaction Committee.

Over the next several days, representatives of Goldman Sachs communicated the board’s decisions to all parties that had submitted proposals in the first round. Goldman Sachs informed each bidder invited to participate in the second round that second-round, non-binding proposals would be due on or before February 5, 2016, and that more detailed instructions regarding the process would be provided in due course. On December 23, 2015, the ten second-round participants were provided access to a virtual data room that contained detailed business, financial, regulatory, legal and other information concerning the Company.

On December 24, 2015, Sponsor H informed representatives of Goldman Sachs that it had determined not to participate further in the process.

From late December 2015 into early January 2016, members of management and representatives of Goldman Sachs provided bidders with the Company’s responses to diligence requests from the remaining bidders regarding the Company’s business operations and financial, legal, tax, human resources and other matters concerning the Company. Throughout January 2016, the Company’s management gave separate detailed, in-person presentations to representatives of all remaining bidders, other than Company B, which had earlier received such a presentation. In addition, during mid-January, Apex and Company C separately visited the Company’s Boulder, Colorado manufacturing facility, and Sponsor D visited the Company’s ES offices in Irvine, California.

On January 14, 2016, representatives of Goldman Sachs sent letters to all remaining bidders describing the requirements established by the board for the second round of the process. The letters stated that all second-round non-binding proposals should specify the proposed consideration (either on a per-share basis, in the case of a proposal for the whole Company, or as an absolute cash amount, in the case of a proposal for the ISS segment or the ES segment only), material conditions, terms or assumptions on which the proposal was based, outstanding confirmatory due diligence items, proposed financing sources, required approvals and anticipated timing, and should include a memorandum summarizing material changes intended to be made by the bidder to the form of merger agreement to be provided by the Company to all remaining participants.

On January 20, 2016, a form of merger agreement was made available to the remaining second-round participants.

On January 22, 2016, the Transaction Committee held a meeting to discuss with members of senior management and representatives of Goldman Sachs and Wachtell Lipton recent developments in the process and the progress of the remaining bidders and the then-current state of the capital markets.

On January 29, 2016, Company B informed Mr. Paul Rooke, the Company’s Chairman and Chief Executive Officer, of its decision to withdraw from the process.

In late January and early February 2016, the Company made available to Goldman Sachs and all remaining bidders updated prospective information for the Company’s five-year strategic plan for fiscal years 2016 through 2019, reflecting revised assumptions regarding currency exchange rates in light of changing market conditions (see “—Projected Financial Information”).

On February 3, 2016, representatives of Sponsor D met with members of management at the Company’s offices in Irvine, California.

On February 5, 2016, the Company, through Goldman Sachs, received seven second-round all-cash proposals. Four bidders submitted proposals to acquire the entire Company: Apex (with a per share indicative range of $43.00 to $45.00), Company A (with a per share indicative range of $33.00 to $38.00), Company C (with a per share indicative range of $42.00 to $44.00) and Sponsor D (with a per share indicative range of $30.00 to $32.00). In its proposal, Company A indicated that it expected support for the equity financing component of a potential transaction from two prominent U.S. private equity firms. Three bidders submitted proposals to acquire the ES segment on a standalone basis at prices ranging from $1.35 billion to $1.65 billion, and Apex submitted a proposal to acquire the ISS segment on a standalone basis for $2.6 billion. Each of the second-round proposals to acquire the ISS segment or the ES segment on a standalone basis assumed, among other things, that such business would be acquired on a debt-free, cash-free basis.

On February 8, 2016, the Transaction Committee held a meeting with members of senior management and representatives of Goldman Sachs and Wachtell Lipton to review and discuss the second-round proposals, including certain regulatory considerations regarding a potential transaction with some of the bidders and other issues raised by bidders regarding the form of merger agreement that had been made available to them, and to consider recommendations to be made to the full board. The Transaction Committee was provided updates that had been made to the prospective information in the Company’s five-year strategic financial plan to reflect the revised assumptions regarding currency exchange rates. The members of the Transaction Committee discussed with representatives of Goldman Sachs and Wachtell Lipton the values of the proposals received for the whole company and the ISS and ES segments on a standalone basis, the significantly increased execution risk associated with successfully completing one or more separate transactions involving the ES and the ISS segments and the substantial uncertainty regarding whether separate transactions would provide additional value due to the potential costs of separating the segments. In light of these factors, the Transaction Committee resolved to recommend that the board consider only proposals to acquire the whole Company in the third round of the process.

On February 9, 2016, the board held a meeting to review and discuss the second-round proposals received with members of senior management and representatives of Goldman Sachs and Wachtell Lipton. Representatives of Goldman Sachs provided preliminary financial analyses of proposals received, the Company, and alternatives to a sale of the Company. There was a discussion regarding various challenges the Company was facing and the impact of those challenges on those alternatives. Representatives of Goldman Sachs also presented a preliminary analysis of management’s estimates of the potential costs associated with separating the Company’s ISS and ES segments and the board was provided by management with the updated five-year strategic financial plan information that had been discussed with the Transaction Committee the previous day. At the meeting, the Transaction Committee recommended that the board invite three bidders—Apex, Company A and Company C—to proceed to a third round of the process. After a discussion of the various risks and potential costs associated with separating the ISS and ES segments, the relative value of the proposals received for the whole company and the ISS and ES segments on a standalone basis, and the other factors discussed at the meeting of the Transaction Committee the prior day, the Transaction Committee recommended that the board consider only proposals to acquire the whole Company in the third round of the process. In addition, based on its view that Sponsor D’s proposal was not competitive with other proposals to acquire the whole Company, the Transaction Committee recommended that Sponsor D not be invited to proceed to the third round.

The board and its advisors discussed the recommendations of the Transaction Committee, the issues raised by the bidders regarding the form of merger agreement that had been provided and certain regulatory considerations regarding a potential transaction with some of the bidders. The board determined to proceed as recommended by the Transaction Committee and instructed Goldman Sachs to invite Apex, Company A and Company C to submit fully financed proposals for an acquisition of the Company by March 3, 2016, and to encourage bidders to discuss the form of merger agreement with Wachtell Lipton and submit a full mark-up of the merger agreement in advance of the third-round bid submission deadline. The board also instructed Goldman Sachs on the messages to be communicated to each bidder, including that each of Apex, Company A and Company C would need to consider raising its bid.

On February 9, 2016, following the board meeting, representatives of Goldman Sachs contacted representatives of Apex, Company A, Company C, Sponsor D, Sponsor E, Sponsor G and Company I to inform them of the board’s determination. Later that same day, Company C communicated a revised proposal to representatives of Goldman Sachs to acquire the Company with a per share indicative range of $44.00 to $46.00.

On February 11, 2016, representatives of Company A met with members of management at the Company’s offices in Irvine, California.

On February 18, 2016, the board held a meeting at the Company’s offices in Lexington, Kentucky with members of senior management and representatives of Goldman Sachs and Wachtell Lipton to review and discuss the progress of the third round of the process.

On February 23, 2016, Seine, Apex and representatives of potential equity financing sources to Apex met with members of the Company’s senior management team to discuss the Company’s business strategy and operations and potential revenue and cost synergies at the Company’s offices in Lexington, Kentucky.

On February 27, 2016, representatives of Skadden, Arps, Slate, Meagher & Flom LLP, Seine’s and Apex’s outside legal counsel (“Skadden”), delivered a mark-up of the form of merger agreement to representatives of Wachtell Lipton.

From mid-February through early March 2016, members of the Company’s management continued to participate in telephone conference calls with the remaining bidders to answer diligence questions regarding the Company’s business operations and financial, legal, tax, human resources and other matters concerning the Company. In addition, during this period, representatives of Wachtell Lipton discussed each of Company B’s, Company C’s and Apex’s comments on the form of merger agreement with their respective outside counsels, and representatives of Goldman Sachs discussed various terms of the draft merger agreement with representatives of the bidders’ respective financial advisors.

On March 1, 2016, representatives of Company C delivered a mark-up of the form of merger agreement to representatives of Goldman Sachs.

On March 3, 2016, the Company, through Goldman Sachs, received third-round proposals from Company A and Company C. Company C proposed to acquire the Company for a per share price of $46.00 and included with its proposal preliminary letters of intent from several potential debt and equity financing sources. Company A’s proposal to acquire the Company specified a per share indicative range of $33.00 to $38.00, unchanged from Company A’s second-round proposal, and identified several potential equity and debt financing sources. Company A’s proposal did not include a mark-up of the form of merger agreement. Both Company A and Company C requested additional time to secure committed financing for their proposals.

Also on March 3, 2016, representatives of Seine and Apex informed representatives of Goldman Sachs that they had been unable to secure committed transaction financing in time for the third-round deadline and were not in a position to submit a proposal. Nevertheless, Seine and Apex expressed strong interest in remaining in the process and indicated that Apex intended to submit a fully financed proposal within the next two weeks.

On March 4, 2016, the Transaction Committee held a meeting with members of senior management and representatives of Goldman Sachs and Wachtell Lipton to review and discuss the third-round proposals received, the failure of Seine and Apex to submit a third-round proposal, the status of the bidders’ transaction financing and the key merger agreement issues that had been raised by the mark-ups submitted by Company C and Seine and Apex concerning, among other matters, conditionality and transaction certainty (including enforceability of contractual commitments), the level of commitment of the potential acquiror to obtain required regulatory approvals and other considerations regarding regulatory matters, deal protection provisions, the circumstances under which various termination fees would be payable by the Company or the acquiror and the amounts of such termination fees. After discussion, in light of the uncertain status of the bidders’ financing, the Transaction Committee determined to allow Company A and Company C additional time to secure committed financing, directing Goldman Sachs to instruct Company A and Company C to continue their efforts to secure financing commitments and to stay in regular contact with representatives of Goldman Sachs regarding their progress, and to communicate to Company A that its proposal was disappointing, and that the board would not transact at its proposed price. The Transaction Committee also directed Goldman Sachs to inform Seine and Apex that they were excluded from further participation in the process at this time given their failure to submit a third-round proposal. Following the meeting, representatives of Goldman Sachs communicated these messages to representatives of Company A, Company C and Seine and Apex.

During the first weeks of March 2016, representatives of Goldman Sachs and Wachtell Lipton conducted regular telephone conference calls with representatives of Company A and Company C (and with representatives of Seine and Apex following Apex’s March 10, 2016 proposal submission described below) to discuss, among other things, their progress on securing committed financing and the parties’ respective analyses of regulatory requirements relating to a potential transaction and to negotiate various issues in the merger agreement.

On March 6, 2016, representatives of Wachtell Lipton provided a revised draft merger agreement to Company C’s outside legal counsel.

On March 10, 2016, the Company, through Goldman Sachs, received from Apex a proposal to acquire the Company at a price of $38.00 per share. The proposal outlined commitments from the Consortium for the equity-financed portion of the proposed consideration, but requested additional time to finalize definitive debt commitment letters for the remainder. Apex’s proposal also included a revised mark-up of the form of merger agreement.

On March 11, 2016, representatives of Goldman Sachs informed representatives of Seine, Apex and PAG (which, along with Legend Capital, had joined Apex to form the Consortium) that, if the Consortium wished to continue to participate in the process, the Consortium would need to acknowledge its ability and willingness to transact at a higher price than that contained in its proposal from March 10, 2016. The representatives of the Consortium acknowledged this message and stated that they would take it under consideration.

On March 12, 2016, a representative of Goldman Sachs spoke with a representative of Company C’s financial advisor regarding Company C’s progress toward securing committed financing. Company C’s representative stated that Company C’s delay in obtaining transaction financing was due in significant part to disagreements among Company C’s equity consortium members on the terms of their proposed investments, and that Company C and its equity consortium had set a deadline for themselves of March 20, 2016 for finalization and submission to the Company of all financing commitments.

Also on March 12, 2016, representatives of Wachtell Lipton discussed Apex’s merger agreement mark-up with representatives of Skadden and, on March 13, 2016, provided representatives of Skadden a revised draft of the merger agreement.

On March 14, 2016, representatives of Company C’s legal counsel sent a revised draft merger agreement to representatives of Wachtell Lipton and, on March 16, 2016, representatives of the two legal counsels engaged in negotiations regarding the draft. On March 18, 2016, representatives of Wachtell Lipton provided a revised draft merger agreement to representatives of Company C’s legal team.

On March 15, 2016, a representative of Goldman Sachs spoke with a representative of Company A’s financial advisor concerning Company A’s progress in arranging transaction financing, and encouraged Company A to continue its efforts if it remained interested in pursuing a potential transaction. This followed the board’s discussion and determination at prior meetings that Company A was a promising candidate as a potential acquiror because as a U.S. company it did not face as many regulatory issues and enforceability challenges in a transaction with the Company, and because its proposed equity partners in a potential transaction were well-known private equity firms in the United States with significant financial resources and past experience with transactions of similar size and sophistication.

On March 17, 2016, the Company made available to the remaining bidders revised prospective financial information for the Company’s first fiscal quarter of 2016, to reflect an expected shortfall from plan amounts.

On March 22, 2016, representatives of Goldman Sachs received revised financing documentation from representatives of Company C’s financial advisor. The following day, representatives of Wachtell Lipton and Goldman Sachs discussed the revised financing documentation with Company C’s legal and financial advisors, informing Company C’s advisors that the documentation, in form and substance, were not customary and did not reflect committed financing upon which the Company would agree to transact. Following discussion, Company C’s advisors agreed to provide a copy of the capital funding agreement that Company C’s equity financing sources had been negotiating (which was never subsequently provided), and the Company’s advisors agreed to provide Company C with a draft form of equity commitment letter that would be acceptable to the Company, which Wachtell Lipton provided to Company C’s legal advisors the next day. Company C and its advisors never responded to this draft.

On March 24, 2016, representatives of Skadden sent a revised draft of the merger agreement to representatives of Wachtell Lipton.

Also on March 24, 2016, a representative of Moelis & Company, the Consortium’s financial advisor (“Moelis”), spoke with a representative of Goldman Sachs regarding the Consortium’s desire to conduct in-person negotiations in New York on an exclusive basis during the week of March 28. The representative of Goldman Sachs informed Moelis that, while the Company was prepared to meet in person at the appropriate time, the Company preferred not to do so until such time as the Consortium had obtained and provided evidence of committed debt financing for the transaction. The representative of Goldman Sachs further informed Moelis that granting the Consortium’s request for exclusive negotiations at this time would not be appropriate in light of the other bidders in the process, the status of the Consortium’s financing commitments and the fact that the parties remained significantly apart on important business and contractual terms, including, among other open points, transaction price.

Later on March 24, 2016, representatives of Goldman Sachs exchanged emails with Mr. Dongying Wang, the Chairman of Apex and Seine, and Mr. Weijian Shan, the Group Chairman of PAG Asia Capital, with Mr. Shan expressing confidence that the Consortium had reached substantive agreement on debt financing with Bank of China Limited, although noting that delivery of final documentation was delayed due to internal bank processes. Mr. Shan reiterated the Consortium’s desire to meet the week of March 28 in light of other scheduled travel obligations that would impede their ability to meet in person following the week of April 4. The representative of Goldman Sachs again communicated the Company’s desire to receive secured debt and equity financing documentation prior to any in-person meeting, and agreed that the parties target the week of April 4 for an in-person meeting.

Later still on March 24, 2016, representatives of Goldman Sachs discussed with representatives of Company C’s financial advisor a proposed path for Company C to progress its proposal, in particular by providing additional details on Company C’s proposed financing, and by continuing negotiations of the draft merger agreement, regarding which representatives of Company C and its legal advisor had not responded to the Wachtell Lipton draft delivered on March 18. The representatives of Company C’s financial advisor acknowledged this message and stated that they would take it to Company C for consideration.

On March 27, 2016, representatives of Wachtell Lipton and representatives of Skadden engaged in negotiations regarding certain open issues in the draft merger agreement and other transaction documentation.

On March 28, 2016, a representative of Company C’s financial advisor informed a representative of Goldman Sachs that Company C was continuing to struggle to arrange committed financing for the transaction to a greater degree than had previously been communicated, stating that Company C’s equity consortium had not been able to agree on terms for their investment and that there could be no assurance that the financing would be achieved in the course of the next two weeks or at all.

On March 29, 2016, representatives of Wachtell Lipton sent a revised draft of the merger agreement to representatives of Skadden, which followed their negotiations on March 27 concerning the various open points reflected in Skadden’s prior draft.

On March 30, 2016, representatives of Moelis sent representatives of Goldman Sachs draft equity commitment letters, pursuant to which the members of the Consortium would agree to fund the equity portion of the proposed transaction, and draft commitment letters from certain affiliates of Bank of China Limited, pursuant to which they would agree to provide a portion of the Consortium’s proposed debt financing.

On April 1, 2016, the Transaction Committee held a meeting to receive an update from members of senior management and representatives of Goldman Sachs and Wachtell Lipton on and to discuss developments with each of the bidders.

From April 5 to 8, 2016, members of the Company’s senior management team and representatives of Goldman Sachs and Wachtell Lipton met in New York with representatives of the Consortium, Moelis and Skadden. During this time, the parties negotiated various terms of the draft merger agreement and documentation for the debt and equity financing commitments, including the terms of a letter of credit that the board and the Company were insisting that the Consortium provide to and in favor of the Company to serve as a backstop for any termination fee payable by Parent pursuant to the merger agreement.

On April 5, 2016, a representative of the Consortium communicated to the Company’s senior management a revised offer price of $40.00 per share in cash. In addition, the parties were not able to reach agreement on certain key contract terms, including the amount of the termination fees that would be payable by the Company in the event the merger agreement were terminated under specified circumstances.

Early on April 7, 2016, media outlets began reporting that Apex was in negotiations to acquire the Company.

On April 7, 2016, Mr. Wang, Mr. Shan, a representative of Legend Capital and representatives of Skadden and outside counsel to the Company met in Washington, D.C. on a preliminary basis with representatives of certain government agencies. The meeting came at the request of representatives of the Consortium, who had deferred making a proposal regarding the termination fees to be payable in the transaction until after this meeting.

Also on April 7, 2016, a representative of Company C’s financial advisor telephoned a representative of Goldman Sachs to report that Company C was still pursuing a potential transaction with the Company and that the members of Company C’s equity consortium were again in discussions. However, the representative of Company C’s financial advisor said he could give no indication of the timing for Company C’s next steps in the process regarding the terms of its financing, nor could he provide any assurance that Company C would be able to secure financing at all.

On April 8, 2016, at Company A’s request, members of the Company’s senior management team and representatives of Goldman Sachs met with representatives of Company A and its potential financing sources to hold additional discussions regarding various aspects of the Company’s businesses and operations. No specific proposals were made by Company A’s representatives at the meeting, and no further communications from Company A’s representatives were received following this meeting.

On April 10, 2016, representatives of Skadden sent a revised draft of the merger agreement to representatives of Wachtell Lipton.

On April 10 through 12, 2016, representatives of Goldman Sachs and Wachtell Lipton and representatives of the Consortium and Skadden continued to engage in negotiations regarding certain of the open contract points in the draft merger agreement, and in particular the amounts of the termination fees to be paid by each of the Company and the acquiring entities if the merger agreement were terminated in certain circumstances and the circumstances that would trigger payment of those fees and provisions regarding regulatory matters.

On April 12, 2016, a representative of the Consortium sent a revised set of transaction documents to representatives of Goldman Sachs, including revised drafts of the merger agreement, the debt commitment letters and the equity commitment letters. The documentation reflected the Consortium’s previously communicated offer to acquire the Company for $40.00 per share in cash.

Later on April 12, 2016, the Transaction Committee held a meeting with members of senior management and representatives of Goldman Sachs and Wachtell Lipton. The members of senior management and the representatives of Goldman Sachs and Wachtell Lipton provided the Transaction Committee with an update on the status of the negotiations with representatives of the Consortium and the terms of the most recent proposal received from the Consortium, including the Consortium’s proposed $40.00 cash price per share and proposals regarding other merger agreement terms. The Transaction Committee also discussed the status of discussions with Company A and Company C and their respective efforts to obtain committed financing for a transaction, including the fact that representatives of Company C had not been in contact for several weeks other than the one telephone call on April 7, 2016 described above and the fact that representatives of Company A had not been in contact since the April 8, 2016 meeting described above. The Transaction Committee determined to recommend to the board that the Company authorize a counterproposal to the Consortium, as further described below.

On April 13, 2016, the board held a meeting with members of senior management and representatives of Goldman Sachs and Wachtell Lipton. Senior management and representatives of Goldman Sachs and Wachtell Lipton discussed with the board the status of the negotiations with the Consortium and reviewed the history of negotiations with the Consortium and with the other interested parties. The board discussed with senior management and the Company’s advisors the lack of progress with Company A and Company C during the preceding several weeks, in particular the failure of either bidder to present evidence of committed financing documentation or a credible and reasonably prompt timeline for the delivery of such documentation. The board reviewed and supported the Transaction Committee’s recommendation that Goldman Sachs be authorized to respond to the Consortium’s latest proposal with a counterproposal of a transaction price of $43.00 per share, a termination fee payable by the Company of $85 million, a termination fee payable by Parent of $175 million (including termination for failure to obtain any required regulatory approval other than CFIUS clearance) or $125 million in the event of termination due to a failure to obtain CFIUS clearance, along with positions on other significant open issues.

Later on April 13, 2016, a representative of Goldman Sachs delivered the counterproposal to the Consortium’s representative, along with a revised draft of the merger agreement, and communicated to the Consortium’s representative that the board would be willing to move forward expeditiously on the basis of the counterproposal.

On April 14, 2016, a representative of the Consortium informed a representative of Goldman Sachs that the Consortium would need access to additional information in order to respond to the board’s April 13 counterproposal, including preliminary results of the Company’s financial performance for the first fiscal quarter of 2016 (see “—Projected Financial Information”) and an update on specified diligence matters. Later on April 14, 2016, the Company made the requested information available to representatives of the Consortium, and the Company’s Chief Financial Officer held a telephonic conference call to discuss the information with representatives of the Consortium.

On April 15, 2016, a representative of the Consortium delivered a written proposal to representatives of Goldman Sachs, reiterating the Consortium’s prior proposal of $40.00 per share.

Later on April 15, 2016, the Transaction Committee held a meeting with members of senior management and representatives of Goldman Sachs and Wachtell Lipton. After receiving an update from management and the advisors on the negotiations with the Consortium, the Transaction Committee authorized Goldman Sachs and Wachtell Lipton to negotiate further with the Consortium to seek an increase in the per share merger consideration and to communicate a counterproposal regarding the amount of the termination fees, along with positions on other significant open issues.

Later on April 15, 2016, a representative of Goldman Sachs spoke with a representative of the Consortium as directed by the Transaction Committee, after which the Transaction Committee reconvened with members of senior management and the Company’s financial and legal advisors in attendance. The representative of Goldman Sachs reported that the Consortium’s representative had agreed to consider the Company’s proposed termination fee amounts and payment triggers, and that the Consortium would increase the per share merger consideration to $40.50, but no further. That evening, representatives of the Company and the Consortium and their respective legal advisors discussed and resolved certain remaining open issues in the draft merger agreement.

On April 17, 2016, the board held a meeting with members of senior management and representatives of Goldman Sachs and Wachtell Lipton. At the meeting, members of management and the Company’s legal and financial advisors reviewed with the board the terms of the transaction proposed by the Consortium, including the increase in price to $40.50 per share in cash, and discussed the status of negotiations with the Consortium. The board also discussed with senior management and the advisors the lack of further communications by Company A and Company C. The board, in consultation with representatives of Goldman Sachs, reviewed the course of the Company’s exploration of strategic alternatives reasonably available to the Company, and the fact that the process had led to only one credible, financed acquisition proposal (from the Consortium) from among the many bidders that were engaged at various points in the review process over the past several months. Representatives of Wachtell Lipton reviewed with the board in detail the material terms of the draft merger agreement and related transaction documentation, including the letter of credit to be provided by the Consortium in favor of the Company in the amount of the maximum termination fee payable by Parent, the debt and equity commitment letters, and the remaining open issues. The board authorized the Company’s management and legal and financial advisors to proceed with negotiations with the Consortium to determine if agreement could be reached on all remaining issues, including the amounts of and triggers for the termination fees and matters concerning the letter of credit, which the Consortium had advised it could not deliver in the coming several days due to internal bank processes.

From April 17 to April 19, 2016, representatives of Wachtell Lipton and Skadden exchanged and engaged in negotiations regarding the draft merger agreement, equity and debt commitment letters, and other related documentation, by the conclusion of which all remaining open issues were resolved, including with respect to the amounts of and triggers for the termination fees payable by each of Parent and the Company and with respect to the letter of credit.

On April 19, 2016, the board held a meeting with members of senior management and representatives of Goldman Sachs and Wachtell Lipton in attendance. The Company’s senior management and its legal and financial advisors reviewed with the board the course of the strategic alternatives review process that the Company had first embarked upon in October 2015, the terms of the proposal made by the Consortium, including as compared to the merits and considerations of remaining as a standalone entity and as compared to the proposals made by Company A and Company C over the course of the strategic alternatives review process (and the substantial uncertainties associated with the proposals of Company A and Company C). Representatives of Goldman Sachs reviewed with the board Goldman Sachs’s financial analyses of the $40.50 per share cash consideration to be paid to the Company’s stockholders in the proposed merger and delivered to the board Goldman Sachs’s oral opinion, subsequently confirmed in writing, that, as of April 19, 2016 and based upon and subject to the factors and assumptions set forth therein, the $40.50 per share in cash to be paid to the holders of the Company’s common stock (other than Holdings and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “—Opinion of Goldman, Sachs & Co.” Representatives of Wachtell Lipton reviewed with the board the resolution of the points in the merger agreement that had remained open as of the board’s prior meeting but which had since been resolved. In its deliberations, the board considered, among other factors discussed under “—Reasons for the Merger,” that Company C had proposed a transaction price in excess of the $40.50 per share consideration to be paid pursuant to the merger agreement but, despite ample time and opportunity, had failed to present a credible and financed proposal or any evidence of committed financing or the ability to secure such financing, had failed to engage meaningfully with the Company and its advisors for several weeks, and that as of the last time representatives of Company C had credibly engaged in negotiations of the merger agreement, a number of their proposed provisions were less favorable to the Company and its stockholders than those agreed with the Consortium, all of which in the board’s view rendered Company C’s proposed transaction not reasonably available to the Company. Following extensive discussion, the board determined, by the unanimous vote of the directors present, to approve the merger and the merger agreement and the transactions contemplated thereby and to recommend that stockholders of the Company adopt the merger agreement.

Following the board’s approval of the merger and the merger agreement, representatives of the parties executed the merger agreement and the other transaction documents in the early evening on April 19, 2016.

Thereafter, on April 19, 2016, the Company issued a press release announcing its entry into the merger agreement.

Reasons for the Merger

At a meeting duly called and held on April 19, 2016, the board determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, in each case by the unanimous vote of the directors present at such meeting. The board also resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and to recommend that the stockholders of the Company vote to adopt the merger agreement. The board consulted with the Company’s outside financial and legal advisors and senior management at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the board believes support its decision:

•	the Company’s business, financial performance and condition, and future prospects in relation to the merger consideration of $40.50 per share,

•	the current and historical market prices of the Company’s common stock, including the market performance of the Company’s common stock relative to other participants in the Company’s industry and general market indices, and the fact that the merger consideration of $40.50 per share in cash represented an attractive premium of approximately 30% to the Company’s undisturbed closing stock price on October 21, 2015, the date prior to the news of the board’s exploration of strategic alternatives becoming public,

•	the fact that, over the approximately six months leading up to the execution of the merger agreement, the board thoroughly explored various strategic alternatives, including a sale of the whole company, a sale or other form of separation of one of the Company’s two operating segments, or remaining as a standalone public company, and that the exploration involved both strategic and financial potential acquirers, 31 of whom entered into confidentiality agreements with the Company and received information related to the Company, with the Company actively soliciting proposals for alternative transactions throughout this process, none of which resulted in a credible, financed alternative transaction other than the merger,

•	current industry, economic and market conditions and trends in the markets in which the Company competes,

•	the opinion of Goldman Sachs presented to the board on April 19, 2016, to the effect that, as of the date of such opinion and based on and subject to the various factors, assumptions, qualifications and limitations described therein, the merger consideration of $40.50 per share to be received by holders of the Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders,

•	the fact that the Company conducted regulatory due diligence in connection with the domestic and foreign regulatory approvals that would be required for the merger, including consultation with the Company’s advisors regarding the regulatory approvals required in the PRC and elsewhere,

•	the fact that the merger consideration is all cash, so that the transaction will allow the Company’s stockholders to realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares,

•	the material terms and conditions of the merger agreement, including:

•	the conditions to the consummation of the merger, including the requirement that the merger agreement be adopted by the Company’s stockholders,

•	the board’s “fiduciary out” with respect to third-party acquisition proposals likely to result in superior proposals, the board’s ability to negotiate with another party regarding a superior proposal and, subject to paying a termination fee to Parent in the amount of $95 million, accept a superior proposal,

•	the board’s belief that, if triggered, the termination fee payable by the Company to Parent is consistent with fees payable in comparable transactions and would not be likely to preclude another party from making a competing proposal if that party was otherwise compelled to make a superior proposal,

•	the fact that Parent and Merger Sub had already obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing and the obligation of Parent and Merger Sub to use reasonable best efforts to obtain the debt financing,

•	the requirement that, in the event of a failure of the merger to be consummated under certain circumstances, Parent must pay the Company a termination fee of $150 million or $95 million, depending on the circumstances, and that Parent was obligated to deliver (and has since delivered) to the Company a letter of credit from the New York branch of Bank of China Limited in the face amount of $150 million, which letter of credit may be drawn by the Company if a Parent termination fee becomes payable,

•	the Company’s ability, under circumstances specified in the merger agreement, to seek specific performance of Parent’s obligation to cause, and pursuant to the equity commitment letters, to seek specific performance to directly cause, the equity financing sources to fund their contributions as contemplated by the equity commitment letters,

•	the fact that Apex agreed to guarantee the obligations of Holdings, Parent and Merger Sub under the merger agreement and

•	the scope of the representations, warranties and covenants being made by Apex, Holdings, Parent and Merger Sub,

•	the fact that the holders of dissenting shares will be entitled only to the payment of appraisal value of such dissenting shares in accordance with Section 262 of the DGCL and that, if any such holder fails to perfect or otherwise waives or loses its rights to appraisal under Section 262 of the DGCL, then that holder’s rights to be paid fair value for its dissenting shares will cease and will become rights solely to the merger consideration.

The board also considered various potentially countervailing factors in its deliberations related to the merger, including the following:

•	the fact that the holders of common stock will not have an opportunity to participate in any future earnings or growth of the combined company following the merger,

•	the possibility that the merger might not be completed as a result of, among other reasons, the failure of the Company’s stockholders to adopt the merger agreement or the failure to secure required domestic and/or foreign regulatory approvals, and the effect the termination of the transaction may have on the trading price of the Company’s common stock, its business, operating results and prospects, which effect is likely to be exacerbated the longer the time period between the signing and any termination of the merger agreement,

•	that the restrictions imposed by the merger agreement on the conduct of the Company’s business prior to completion of the merger, requiring the Company to conduct its business only in the ordinary course and imposing additional specific restrictions, may delay, limit or prevent the Company from undertaking business opportunities that may arise during that period, which effect is likely to be exacerbated the longer the time period between the signing and any termination of the merger agreement,

•	the risk that the equity or debt financing contemplated by the equity commitment letters or debt commitment letters, respectively, will not be obtained, resulting in Parent not having sufficient funds to complete the transaction,

•	the possible effects of the pendency (or termination) of the merger agreement on the Company’s business, operating results, prospects, employees, customers, distributors and suppliers, which effects are likely to be exacerbated the longer the time period between the signing and any termination of the merger agreement,

•	that the Company cannot solicit other acquisition proposals, and must pay Parent a termination fee in the amount of $95 million if the merger agreement is terminated under certain circumstances, including if the board changes its recommendation to the Company’s stockholders to adopt the merger agreement or exercises its right to enter into a transaction that constitutes a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to the Company’s stockholders,

•	the fact that the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes,

•	the fact that the Company is subject to various remedies available to Parent should it fail to complete the merger or breach the merger agreement and

•	that if Parent fails to complete the merger as a result of a breach of the merger agreement, depending upon the reason for not closing, remedies may be limited to a termination fee payable by Parent to the Company, which may be inadequate to compensate the Company for the damage caused (and such termination fee is itself limited in certain situations), and if available, other rights and remedies may be expensive and difficult to enforce through arbitration or litigation, and the success of any such action may be uncertain.

The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but includes the material factors considered by the board. The board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board based its recommendation on the totality of the information it considered.

In considering the recommendation of the board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to the Company’s Named Executive Officers.”

Recommendation of the Company’s Board of Directors

After careful consideration, the board has approved the merger agreement and determined that the merger agreement is advisable, fair to and in the best interests of the Company and its stockholders, in each case by the unanimous vote of the directors present at the meeting held to approve the transaction.

The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the Company’s board that, as of April 19, 2016, and based upon and subject to the factors and assumptions set forth therein, the $40.50 in cash per share of common stock to be paid to the holders (other than Holdings and its affiliates) of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 19, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Company’s board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of common stock should vote with respect to the proposal to adopt the merger agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2015;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its stockholders; and

•	certain internal financial analyses and forecasts for the Company, including the Projections described below in the section entitled “—Projected Financial Information”, prepared by its management, as approved for Goldman Sachs’ use by the Company, which are referred to as the “Forecasts”.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for shares of common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the printing and imaging and software industries and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Holdings and its affiliates) of common stock, as of the date of the opinion, of the $40.50 in cash per share to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the merger, whether relative to the $40.50 in cash per share to be paid to the holders (other than Holdings and its affiliates) of common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of the Company, Holdings, Parent or Apex or the ability of the Company, Holdings, Parent or Apex to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 18, 2016, the last trading day before the meeting of the board that approved the merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for shares of common stock for the five-year period ended April 18, 2016. In addition, Goldman Sachs analyzed the consideration to be paid to holders of shares of common stock pursuant to the merger agreement in relation to (i) the closing price per share of common stock on October 21, 2015, the last trading day prior to news of the Company’s exploration of strategic alternatives becoming public, (ii) the closing price per share of common stock on April 18, 2016, the last trading day before the meeting of the board that approved the merger, (iii) the volume weighted average price per share of common stock (“VWAP”) for the preceding one-month, three-month, six-month, nine-month, one-year, two-year, three-year, and five year periods ended April 18, 2016 and (iv) the high and low trading prices per share of common stock over the one-year period ended April 18, 2016. This analysis indicated that the price per share of common stock to be paid to the Company stockholders pursuant to the merger agreement represented:

•	a premium of 30.4% based on the closing price per share of common stock of $31.06 on October 21, 2015;

•	a premium of 18.0% based on the closing price per share of common stock of $34.32 on April 18, 2016;

•	a premium of 23.3% based on one-month VWAP of $32.84;

•	a premium of 33.7% based on the three-month VWAP of $30.28;

•	a premium of 29.6% based on the six-month VWAP of $31.25;

•	a premium of 28.7% based on the nine-month VWAP of $31.47;

•	a premium of 19.2% based on the one-year VWAP of $33.98;

•	a premium of 4.4% based on the two-year VWAP of $38.80;

•	a premium of 7.3% based on the three-year VWAP of $37.75;

•	a premium of 27.2% based on the five-year VWAP of $31.84;

•	a premium of 65.6% based on $24.45, the lowest trading price per share of common stock over the one-year period ended April 18, 2016; and

•	a discount of 14.4% based on $47.32, the highest trading price per share of common stock over the one-year period ended April 18, 2016.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the hardware, content management software and mid-cap software sectors (collectively referred to as the “selected companies”):

Hardware

•	Brother;

•	Canon;

•	HP Inc.;

•	Konica Minolta;

•	Ricoh; and

•	Xerox.

Content Management Software

•	Adobe;

•	Open Text;

•	Oracle;

•	Pegasystems;

•	SAP; and

•	Software AG.

Mid-Cap Software

•	Ansys;

•	Aspen Tech;

•	Autodesk;

•	Commvault;

•	Microstrategy;

•	NICE;

•	Nuance Communications;

•	Teradata; and

•	Verint.

Although none of the selected companies is directly comparable to the Company, the selected companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples based on market data as of April 18, 2016 and Institutional Brokers’ Estimate System (“IBES”) estimates and, in the case of the Company, both IBES estimates and the Forecasts. With respect to its analysis, Goldman Sachs calculated for the Company and the selected companies:

•	Enterprise Value (which is defined as the equity value, based on the number of fully diluted shares of common stock, as provided by management of the Company and calculated using the Treasury Stock Method, plus total debt, less total cash and cash equivalents), which we refer to as “EV”, as a multiple of estimated revenue for the year ended December 31, 2016, which is referred to below as “2016 EV/Revenue”;

•	EV, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA”, for the year ended December 31, 2016, which is referred to below as “2016 EV/EBITDA”; and

•	Closing price per share, as of April 18, 2016, in the case of the selected companies, and, for the Company, $40.50, as a multiple of estimated earnings per share for the year ended December 31, 2016, which is referred to below as “2016 P/E”. The results of these analyses are summarized as follows:

	2016 EV/Revenue	2016 EV/EBITDA	2016 P/E
Hardware
Range of Selected Companies	0.5x – 1.0x	4.3x – 8.0x	7.9x – 15.5x
Median of Selected Companies	0.7x	6.1x	11.2x
Content Management Software
Range of Selected Companies	2.5x – 8.0x	9.6x – 21.1x	14.4x – 33.2x
Median of Selected Companies	4.1x	12.0x	16.3x
Mid-Cap Software
Range of Selected Companies	1.4x – 7.3x	5.5x – 22.5x	10.5x – 52.1x
Median of Selected Companies	3.7x	11.5x	19.5x
Company
Forecasts	0.9x	6.2x	9.7x
IBES	0.9x	6.1x	9.7x
Merger Consideration ($40.50)	1.0x	7.0x	11.4x

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the Company’s future value per share of common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of (1) the company’s estimated future EBITDA and its assumed forward EV to EBITDA multiple and (2) the company’s estimated future earnings and its assumed share trading price to future earnings per share multiple. For this analysis, Goldman Sachs used the Forecasts for each of the years 2016 through 2018 to calculate an illustrative range of implied present values per share as of December 31, 2015 (based on the number of fully diluted outstanding shares of the Company, as provided by management of the Company and calculated using the Treasury Stock Method). Goldman Sachs first calculated illustrative implied future equity values per share of common stock for each of the years 2016 through 2018 by (a) applying the next twelve month EV to forward EBITDA multiples, which we refer to as “Forward EV/EBITDA,” ranging from 5.0x to 6.0x to estimated EBITDA for each of the years 2016 through 2018 and (b) applying the next twelve month price to forward earnings per share of common stock, which we refer to as “Forward P/E”, multiples ranging from 8.5x to 10.5x to estimated earnings per share of common stock for each of the years 2016 through 2018. These implied per share future equity values were then discounted back to December 31, 2015, using an illustrative discount rate of

12.7%, reflecting an estimate of the Company’s cost of equity. This analysis resulted in an illustrative range of implied present values per share of (i) $27.17 to $38.06 based on the Forward EV/EBITDA multiples and (ii) $28.96 to $35.79 based on the Forward P/E multiples.

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Using discount rates ranging from 9.50% to 10.50%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2015 (1) estimates of unlevered free cash flow for the Company for the years 2016 through 2019 as reflected in the Forecasts and (2) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 1.50% to 2.50%, to the 2019 terminal year estimate of the free cash flow to be generated by the Company, as reflected in the Forecasts. Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted $905 million, the estimated amount of net debt of the Company as of December 31, 2016 as provided by the management of the Company, from the range of illustrative enterprise values it derived for the Company to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by the management of the Company and calculated using the Treasury Stock Method, to derive a range of illustrative present values per share ranging from $29.85 to $40.33.

Selected Historical Premia Analysis. Goldman Sachs reviewed and analyzed, based on publicly available data, those acquisition premia, ranging from 0% to 150%, for announced transactions with disclosed Enterprise Values between $100 million and $5 billion involving target companies based in the United States from January 1, 2010 to April 18, 2016. Announced premia were calculated relative to the target’s closing share price one day, one week and four weeks, in each case, prior to announcement. The following table presents the results of these analyses:

	1 Day		1 Week		4 Weeks
	Avg.	Median	Avg.	Median	Avg.	Median
All Transactions	34.8%	30.9%	36.2%	31.8%	39.4%	34.0%
All-Cash Transactions	36.5%	32.5%	38.0%	34.3%	41.7%	35.8%
All-Stock Transactions	27.4%	19.9%	27.3%	20.2%	31.1%	24.9%
Technology Transactions	34.8%	34.3%	36.5%	35.1%	41.6%	35.4%

Based on the review by Goldman Sachs of the implied premia for the selected transactions and their professional judgment and experience, Goldman Sachs calculated the illustrative premia ranging from 25.0% to 40.0% to the closing price per share of common stock on October 21, 2015, the last trading day prior to news of the Company’s exploration of strategic alternatives becoming public, and derived an illustrative range of implied values per share of common stock ranging from $38.83 to $43.48.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s board as to the fairness from a financial point of view of the $40.50 in cash per share to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Holdings, Parent, Apex, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and the Consortium and was approved by the Company’s board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Company’s board was one of many factors taken into consideration by the board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Holdings, Parent, Apex, any of their respective affiliates and third parties, including Legend Capital, PAG Asia Capital, Sino IC Capital Co. Ltd. (“Sino”) and Seine, each an affiliate of a respective significant shareholder of Holdings, and the PRC and its agencies or instrumentalities, an affiliate of Sino, and any of their respective affiliates and, in the case of Legend Capital, PAG Asia Capital and Sino, portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain investment banking services to the Company and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to the Company in connection with the acquisition of Readsoft AB in May 2014 and as financial advisor to the Company in connection with the acquisition of Kofax Limited in March 2015. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Legend Capital and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the initial public offering of common stock of Legend Holdings Corporation in June 2015. Goldman Sachs has also provided certain financial advisory and/or underwriting services to PAG Asia Capital and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division has received, and may receive, compensation, including having acted as sole bookrunner with respect to an offering of shares of China South City Holdings Ltd., a former portfolio company of PAG Asia Capital, in July 2014 and with respect to an offering of shares of Haitong Securities Co. Ltd., a former portfolio company of PAG Asia Capital, in July 2014. Goldman Sachs has also provided certain financial advisory and/or underwriting services to the PRC and/or its affiliates from time to time for which the Investment Banking Division has received, and may receive, compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Holdings, Parent, Apex, Legend Capital, PAG Asia Capital, Seine, Sino, the PRC and their respective affiliates and, in the case of Legend Capital, PAG Asia Capital and Sino, their respective portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Legend Capital, PAG Asia Capital, Sino and their respective affiliates from time to time and may have invested in limited partnership units of respective affiliates of Legend Capital, PAG Asia Capital and Sino from time to time and may do so in the future.

The board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and their prior experience working with the Company as discussed in “—Background of the Merger”. Pursuant to a letter agreement dated December 9, 2015, the Company engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $38 million, all of which is contingent upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

The Company does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates and the inherent unreliability of such projections. However, financial forecasts for fiscal years 2016, 2017, 2018 and 2019 prepared by management were made available to the members of the Consortium as well as to the board and our financial advisor Goldman Sachs. We have included a summary of these projections below (the “Projections”) to give our stockholders access to certain nonpublic information provided to the members of the Consortium and our financial advisor for purposes of considering and evaluating the merger. The inclusion of the Projections should not be regarded as an indication that the board, the Company, any member of the Consortium, Holdings, Parent, Merger Sub, Goldman Sachs, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The Company advised the recipients of the Projections that its internal financial forecasts upon which the Projections were based are subjective in many respects. The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections were prepared for internal use and to assist the members of the Consortium and the Company’s financial advisor with their respective due diligence investigations of the Company and were not prepared with a view toward public disclosure or toward compliance with U.S. generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the Projections, and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the Projections and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements,” which factors may cause the Projections or the underlying assumptions to be inaccurate. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Projections do not take into account any circumstances or events occurring after the date they were prepared.

The following is a summary of the Projections:

Summary of the Projections(1)

(dollars in millions)

	Fiscal Year
	2016	2017	2018	2019
Revenue	$3,681	$3,738	$3,825	$3,939
Operating Income	365	401	432	470
EBITDA	522	557	588	625
Free Cash Flow	180	305	310	315

(1)	Projections made available to the Consortium and other recipients in February 2016. As discussed in “—Background of the Merger,” the Projections for the Company’s fiscal quarter ended March 31, 2016, as presented to the Consortium in April 2016, were updated to reflect the Company’s preliminary estimate of its actual performance for the quarter.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Projections.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that such Projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date such Projections were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Financing

The Company and the Consortium estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $3.9 billion. We understand from the Consortium that they intend to fund this amount through a combination of the following:

•	equity commitments in an aggregate amount of $2,320 million, consisting of equity investments in Holdings as follows: (1) $1,190 million by Apex, (2) $930 million by the PAG Funds and (3) $200 million by Legend Capital and

•	debt financing of Parent and Merger Sub comprised of $1,140 million of senior term loan facilities and $443 million of term loan facilities.

The consummation of the merger is not subject to any financing condition (although funding of each of the debt financing and the equity financing is subject to the satisfaction of the conditions set forth in the applicable debt commitment letters or equity commitment letters, respectively, under which such financing will be provided).

Equity Financing

In connection with the execution of the merger agreement, on April 19, 2016, Holdings and the Company entered into separate equity commitment letters (collectively, the “equity commitment letters”) with each of the members of the Consortium (plus, in the case of Apex, Seine) for the purpose of funding a portion of the merger consideration, as follows:

•	Pursuant to the equity commitment letter with Apex and Seine, Apex has agreed to commit $1,190 million to purchase equity securities of (or otherwise contribute capital to) Holdings. The Apex commitment is expected to be funded by a combination of the following: (1) a loan by Seine, its controlling shareholder, to Apex in the amount of approximately $600 million, which Seine has committed to fund pursuant to the equity commitment letter, (2) the proceeds of a new issuance of Apex shares, which is expected to generate approximately $350 million and (3) $240 million in cash on hand at Apex. Apex’s commitment is not conditional on the success of Apex’s share issuance, and Apex expects to have adequate cash on hand to fund its commitment whether or not the share issuance occurs.

•	Pursuant to the equity commitment letters with PAG Asia I LP and PAG Asia II LP, the PAG Funds have agreed to commit $200 million and $730 million, respectively, to purchase equity securities of (or otherwise contribute capital to) Holdings.

•	Pursuant to the equity commitment letter with Legend Capital, Legend Capital has agreed to commit $200 million to purchase equity securities of (or otherwise contribute capital to) Holdings.

The obligation of each member of the Consortium to provide financing under its equity commitment letter as set forth above is subject to the prior satisfaction or waiver of Parent’s and Merger Sub’s conditions to closing under the merger agreement and, in the case of the commitments by Legend Capital and the PAG Funds, the concurrent funding of the equity commitments of Apex and the PAG Funds (in Legend Capital’s case) or Apex and Legend Capital (in each of the PAG Funds’ cases).

The obligation of each member of the Consortium to provide financing under its equity commitment letter will automatically terminate upon the earliest to occur of (1) the merger consideration having been paid at closing, (2) the merger agreement being terminated in accordance with its terms or (3) such member of the Consortium having fully funded its equity commitment to Holdings.

Debt Financing

In connection with the execution of the merger agreement, Apex and Merger Sub obtained a debt commitment letter (the “senior commitment letter”), pursuant to which certain affiliates of Bank of China Limited and China Citic Bank International Limited (collectively, the “senior lenders”) have agreed to provide $1.140 billion of term loan facilities to Merger Sub, which, immediately following consummation of the merger, will be secured by substantially all of the assets of Holdings, Parent and the Company and its wholly owned subsidiaries (subject to certain customary exceptions). In addition, Apex and Parent obtained a debt commitment letter (the “mezzanine commitment letter” and, together with the senior commitment letter, the “debt commitment letters”), pursuant to which certain affiliates of the senior lenders (collectively, the “mezzanine lenders” and, together with the senior lenders, the “lenders”) have agreed to provide $443 million of term loan facilities to Parent.

The obligations of the lenders to provide financing under each of the debt commitment letters are subject to certain conditions, including the following (subject to certain exceptions and qualifications as set forth in the debt commitment letters):

•	the prior or substantially concurrent consummation of the merger in accordance with the terms of the merger agreement, without giving effect to any amendment, supplement or waiver that is materially adverse to the lenders,

•	the accuracy of certain specified representations and warranties contained in the merger agreement and in the definitive documents with respect to the debt financing,

•	the absence of a Company material adverse effect (as defined in the merger agreement) since April 19, 2016,

•	receipt of a solvency certificate from the applicable borrower (Merger Sub’s or Parent’s chief financial officer, as applicable),

•	receipt of customary opinions of counsel, customary corporate resolutions and a customary borrowing notice under each applicable facility,

•	receipt of specified financial statements of the applicable borrower and the Company,

•	receipt from the relevant borrower of a certificate confirming that certain requisite governmental and shareholder approvals have been obtained,

•	the refinancing of certain indebtedness of the Company, the funding of the financing to be provided under the equity commitment letters and the funding of the financing to be provided under the other debt commitment letter, as applicable (each of which may occur substantially concurrently with the funding under the debt commitment letters),

•	the payment of costs, fees, expenses and other compensation as set forth in the debt commitment letters and corresponding fee letters,

•	the receipt by the administrative agent for each facility of documentation and information requested in connection with certain “know your customer” and anti-money laundering rules and regulations and

•	execution and delivery of all documents and instruments required to perfect the security interest of the administrative agent for each facility.

Under the mezzanine commitment letter, the obligations of the mezzanine lenders to provide the mezzanine financing are also conditioned on Mr. Wang Dongying, Apex and Seine guaranteeing the mezzanine financing and supporting the mezzanine financing with certain share pledges. Each of Mr. Wang Dongying, Apex and Seine have executed a letter of undertaking addressed to the Company and Holdings committing to provide the requisite guarantees and share pledges.

The commitment of the lenders under the debt commitment letters expire upon the earliest to occur of (1) December 16, 2016, (2) as to either of the facilities, the consummation of the merger with or without the use of such facility and (3) the valid termination of the merger agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board that you vote to adopt the merger agreement, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. Members of the board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders of the Company that the merger agreement be adopted. See the section entitled “The Merger (Proposal 1)—Background of the Merger” and the section entitled “The Merger (Proposal 1)—Reasons for the Merger.” These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Company Equity Awards

Options. Each option to purchase shares of common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested (to the extent not already vested) and be converted into the right to receive an amount in cash equal to the product obtained by multiplying

(1) the excess, if any, of the merger consideration of $40.50 per share over the exercise price per share of that option by (2) the total number of shares subject to that option, less applicable tax withholdings. Any option that has an exercise price that is equal to or greater than the merger consideration of $40.50 will be cancelled without consideration.

Restricted Stock Units and Deferred Stock Units. Each award of restricted stock units or deferred stock units that corresponds to shares of common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares subject to that restricted stock unit or deferred stock unit award by (2) the merger consideration of $40.50 per share, less applicable tax withholdings. With respect to any restricted stock unit award that is subject to performance-based vesting conditions, the total number of shares of common stock underlying the restricted stock unit award will be determined based on the greater of target performance and actual performance through the date on which the effective time occurs (extrapolating such performance through the end of the full performance period) and, in the case of awards granted prior to 2016, prorated based on the number of days in the performance period through and including the closing date.

Quantification of Payments. For an estimate of the amounts that would be payable to each of the Company’s named executive officers on settlement of their unvested Company equity awards, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount that would be payable to the Company’s two executive officers who are not named executive officers in settlement of their unvested equity-based awards if the effective time occurred on May 17, 2016 is $2,841,566 ($4,798,166 assuming applicable performance criteria are satisfied at maximum levels). This amount excludes $1,419,687 of restricted stock units, which would become 100% vested if the applicable executive officer retired from the Company on May 17, 2016. We estimate that the aggregate amount that would be payable to the Company’s eleven non-employee directors for their unvested Company equity awards if the effective time occurred on May 17, 2016 is $990,550.

Change in Control Agreements with Executive Officers

Each of the Company’s executive officers has previously entered into a change in control agreement with the Company, which provides for enhanced severance benefits in the event that, within 12 months prior to a change in control, the executive officer’s employment is terminated by the Company in connection with or in anticipation of a change in control, or within 24 months following a change in control, the executive officer’s employment is terminated by the Company without “cause” (as defined in the executive officer’s change in control agreement) or by the executive officer with “good reason” (as defined in the executive officer’s change in control agreement) (each of which we refer to as a “qualifying termination”). The merger will constitute a change in control for purposes of the change in control agreements.

Each change in control agreement provides that, in the event of a qualifying termination, the executive officer will be entitled to:

•	a pro rata portion of the annual incentive compensation for the year of termination (calculated assuming the greater of target performance and actual attainment of the Company’s financial objectives as of the date of termination, in each case, without regard to personal attainment);

•	an amount equal to two times (three times, in the case of Paul Rooke, the Company’s Chairman and Chief Executive Officer, and Martin Canning, the Company’s Executive Vice President and President of Imaging Solutions and Services) the sum of the executive officer’s annual base salary and annual incentive compensation target (calculated assuming the Company attained its financial targets and disregarding personal attainment goals); and

•	continued welfare benefits for a period of two (three, in the case of Messrs. Rooke and Canning) years following the executive officer’s qualifying termination.

Payments under the change in control agreement are conditioned upon the executive officer executing a general release in favor of the Company. In addition, pursuant to the change in control agreements, any payments or benefits payable to the executive officer will be cut back to the extent that such payments or benefits would result in the imposition of excise taxes under Section 4999 of the Code, unless the executive officer would be better off on an after-tax basis receiving all such payments or benefits. The change in control agreements also contain a confidentiality covenant and two-year (three-year, in the case of Messrs. Rooke and Canning) post-termination noncompetition and nonsolicitation covenants in favor of the Company (except in the case of Reynolds Bish, the Company’s Vice President and President of Enterprise Software, whose change in control agreement does not include a noncompetition covenant and limits the scope of the nonsolicitation covenant to employees and certain former employees and the duration to 18 months following the date of termination due to restrictions on such covenants in California, where Mr. Bish resides).

For an estimate of the value of the payments and benefits described above that would be payable to the Company’s named executive officers under their change in control agreement upon a qualifying termination in connection with the merger, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount that would be payable to the Company’s two executive officers who are not named executive officers under their change in control agreements if the merger were to be completed and they were to experience a qualifying termination on May 17, 2016 is $2,782,500.

2016 Fiscal Year Annual Bonus

Under the merger agreement, the Company has the right to pay, immediately prior to the effective time, prorated annual bonuses in respect of the Company’s 2016 fiscal year to each employee of the Company and its subsidiaries who is actively employed as of immediately prior to the effective time (reduced by any performance bonus previously paid to such individual in respect of a quarterly performance period during calendar year 2016). These prorated annual bonuses will be based on the greater of target performance and actual performance as of the effective time (extrapolated through the end of the Company’s 2016 fiscal year). See the section entitled “The Merger Agreement—Other Covenants and Agreements—Employee Matters” elsewhere in this proxy statement.

For an estimate of the prorated annual bonuses payable to the Company’s named executive officers upon consummation of the merger, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate prorated annual bonuses payable to the Company’s two executive officers who are not named executive officers if the effective time were to occur on May 17, 2016 is $224,816 ($449,632, assuming applicable performance criteria are satisfied at maximum levels).

Cash-Based Long-Term Incentive Bonuses

Under the merger agreement, the Company has the right to pay, immediately prior to the effective time, prorated long-term incentive bonuses under any cash-based long-term incentive plan with respect to each performance period under that plan to each employee of the Company and its subsidiaries who is actively employed as of immediately prior to the effective time and then participating in any cash-based long-term incentive plan. These prorated long-term incentive bonuses will be based on the greater of target performance and actual performance as of the effective time (extrapolated through the end of the applicable performance period). See the section entitled “The Merger Agreement—Other Covenants and Agreements—Employee Matters” elsewhere in this proxy statement.

For an estimate of the prorated long-term incentive bonuses payable to the Company’s named executive officers upon consummation of the merger, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate prorated long-term incentive bonuses payable to the Company’s two executive officers who are not named executive officers if the effective time were to occur on May 17, 2016 is $235,200 ($470,400, assuming applicable performance criteria are satisfied at maximum levels). This amount excludes $250,756 ($501,511, assuming applicable performance criteria are satisfied at maximum levels), which would become payable to the applicable executive officer, if such executive officer retired from the Company on May 17, 2016.

Post-Closing Employee Benefits

Under the merger agreement, Parent has agreed to offer certain compensation and benefits to Company employees generally, including the Company’s executive officers. Such compensation and benefits are described in more detail in the section entitled “The Merger Agreement—Other Covenants and Agreements—Employee Matters.”

Indemnification and Insurance

The Company is party to indemnification agreements with each of its directors and executive officers that require the Company, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the terms of the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance.”

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of the Company’s named executive officers would receive in connection with the merger, assuming that the merger were consummated and each such executive officer experienced a qualifying termination on May 17, 2016. The amounts below are determined using a per share price of Company common stock of $40.50, do not take into account any potential cut back under the named executive officer’s change in control agreement, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Paul Rooke	6,955,082	6,667,979	—	28,219	13,651,280
David Reeder	2,325,185	7,781,063	—	27,679	10,133,927
Gary Stromquist	1,354,736	789,701	—	17,438	2,161,875
Reynolds Bish	2,636,295	5,772,515	—	37,790	8,446,600
Martin Canning	3,698,008	4,197,236	—	37,120	7,932,364
Robert Patton	1,999,365	2,748,456	—	27,425	4,775,246
Scott Coons(5)	—	—	—	—	—

(1)	The cash payments payable to each of the named executive officers consist of (a) a severance payment in an amount equal to two times (three times, in the case of Messrs. Rooke and Canning) the sum of (i) the executive officer’s base salary and (ii) annual incentive compensation target (calculated assuming the Company attained its financial targets and disregarding personal attainment goals), payable in a lump sum on the 60th day following the date of termination, (b) the amount of the executive officer’s prorated annual bonus (determined based on target performance) for the Company’s 2016 fiscal year, payable in a lump sum immediately prior to the effective time, and (c) the amount of the executive officer’s prorated long-term incentive bonus (determined based on target performance) for all applicable performance periods, payable in a lump sum immediately prior to the effective time. The severance payment is “double-trigger” (i.e., payable upon a qualifying termination in connection with a change in control), while the prorated annual bonus and prorated long-term incentive bonuses are “single-trigger” (i.e., payable solely upon occurrence of a change in control). Set forth below are the separate values of each of the severance payment, the prorated annual bonus payment, and prorated long-term incentive bonus.

Name	Severance Payment (“Double-Trigger”) ($)	Prorated Annual Bonus Payment (“Single-Trigger”)(a) ($)	Prorated Long-Term Incentive Bonus Payment (“Single-Trigger”)(b) ($)
Paul Rooke	6,480,000	475,082	—
David Reeder	1,979,500	171,463	174,222
Gary Stromquist	1,120,000	79,180	155,556
Reynolds Bish	2,220,000	192,295	224,000
Martin Canning	2,913,750	168,258	616,000
Robert Patton	1,575,000	127,254	297,111
Scott Coons	—	—	—

(a)	Assuming applicable performance criteria are satisfied at maximum levels, the following prorated annual bonuses would be payable as of May 17, 2016: Paul Rooke, $950,164; David Reeder, $342,926; Gary Stromquist, $125,369; Reynolds Bish, $384,590; Martin Canning, $336,516; and Robert Patton, $254,508.
(b)	For Mr. Rooke, excludes $2,435,556 ($4,871,111, assuming applicable performance criteria are satisfied at maximum levels), which would become payable to Mr. Rooke if he retired from the Company on May 17, 2016. Assuming applicable performance criteria are satisfied at maximum levels, the following prorated long-term incentive bonuses would be payable as of May 17, 2016: David Reeder, $348,444; Gary Stromquist, $311,111; Reynolds Bish, $448,000; Martin Canning, $1,232,000; and Robert Patton, $594,222.

(2)	As described above, all unvested equity-based awards held by the named executive officers will become vested and will be settled at the effective time (i.e., “single-trigger” vesting). Set forth below are the values of each type of equity-based award that would be payable upon the effective time, based on a price per share of the Company common stock of $40.50 and less the applicable exercise price in the case of unvested stock options.

Name	Stock Options ($)(a)	Restricted Stock Units ($)(b)
Paul Rooke	—	6,667,979
David Reeder	—	7,781,063
Gary Stromquist	—	789,701
Reynolds Bish	—	5,772,515
Martin Canning	—	4,197,236
Robert Patton	—	2,748,456
Scott Coons	—	—

(a)	All outstanding stock options held by the named executive officers on May 17, 2016 are 100% vested.
(b)	For Mr. Rooke, this amount excludes $6,230,034 of restricted stock units, which would become 100% vested if Mr. Rooke retired from the Company on May 17, 2016. Assuming applicable performance criteria are satisfied at maximum levels, the value of restricted stock units that would be payable as of May 17, 2016 is as follows: Paul Rooke, $12,947,279; David Reeder, $9,927,563; Gary Stromquist, $934,601; Reynolds Bish, $7,991,195; Martin Canning, $6,106,586; and Robert Patton, $4,024,656.

(3)	All amounts credited to the accounts of the named executive officers under the Company’s qualified and nonqualified retirement plans (“NQDC”) on May 17, 2016 are 100% vested.
(4)	The amount in the table equals the estimated value of welfare benefit continuation for each named executive officer and his eligible dependents for two (three, in the case of Messrs. Rooke and Canning) years following a qualifying termination. All such benefits are “double-trigger.”
(5)	Mr. Coons retired from the Company effective as of July 31, 2015. He is not entitled to any payments or benefits in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (“IRS”), each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under state, local or foreign tax laws or U.S. federal tax laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of common stock who hold their shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale or conversion transaction, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of common stock, you should consult your tax advisor.

Holders of common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any federal, state, local, foreign income and other tax laws.

General Tax Consequences of the Merger

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S.

holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares (generally the purchase price paid by the U.S. holder to acquire such shares of common stock).

If a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each identifiable block of common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should return a properly completed IRS Form W-9, certifying that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Holders of common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign income and other tax laws.

Regulatory Approvals

Antitrust Approval in the United States

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and statutory waiting period requirements have been satisfied. On May 3, 2016, both the Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC. The waiting period under the HSR Act was terminated early on May 19, 2016.

In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither the Company nor Parent believes that the merger will violate federal antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

CFIUS

The merger agreement provides for the parties to file a joint voluntary notice under Section 721 of the DPA. The DPA, as amended and as implemented by regulations 31 CFR Part 800, et seq., provides for national security reviews and, where appropriate, investigations by CFIUS of transactions in which a foreign person or entity acquires control of a U.S. business. CFIUS review of a covered transaction is subject to an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. A joint voluntary notice filed by the parties with CFIUS may be rejected if the parties to the transaction fail to respond promptly to additional questions or requests from CFIUS. At the close of its review or investigation, CFIUS may (1) issue a letter to the parties indicating that there are no unresolved national security concerns and CFIUS action is concluded with respect to the transaction, (2) impose mitigation terms to resolve any national security concerns with the covered transaction or (3) send a report to the President of the United States recommending that the transaction be suspended or prohibited or notifying the President that CFIUS cannot agree on a recommendation relative to the covered transaction. The President then has 15 days to decide whether to block the transaction or to take other action. Parties may request at any point to withdraw their joint notice, including in situations where CFIUS advises the parties that if they do not voluntarily withdraw and abandon the transaction, CFIUS will make a negative recommendation to the President. The parties can then choose to abandon the transaction, thereby avoiding a negative recommendation to the President and potential decision by the President to block a transaction, or allow CFIUS’ negative recommendation to go forward for decision by the President.

Under the terms of the merger agreement, completion of the merger is subject to the condition that (1) CFIUS has issued a written notice that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by the merger agreement, and has terminated all action under Section 721 of the DPA or (2) if CFIUS has sent a report to the President requesting the President’s decision, then (a) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the merger agreement, or (b) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.

Chinese Regulatory Approvals and Filings

In order to consummate the transactions contemplated by the merger agreement, the parties will be required under the applicable laws of the PRC to make certain filings with or obtain specified approvals of PRC governmental entities. These filings include (1) the filings with and/or approvals of the National Development and Reform Commission of the PRC or its competent local counterparts, or NDRC, and the Ministry of Commerce of the PRC or its competent local counterparts, or MOFCOM, with respect to the transactions contemplated by the merger agreement and (2) the registration and/or approvals of the State Administration of Foreign Exchange of the PRC or its competent local counterparts, or SAFE, in connection with the transactions contemplated by the merger agreement, including registration and/or approvals for conversion of RMB funds into U.S. dollar funds and transfer of U.S. dollar funds to Merger Sub or the holders of common stock or other interests pursuant to or in connection with the merger agreement. Additionally, Apex must obtain clearance from the Shenzhen Stock Exchange of the disclosure of the major assets purchase report of Apex with respect to the transactions contemplated by the merger agreement (which clearance Apex has informed the Company has been obtained), although this clearance is not a closing condition.

Other Foreign Regulatory Approvals and Filings

In connection with the merger agreement, the parties also expect to make certain filings necessary to obtain regulatory approvals under the competition laws of Austria, Germany, Mexico, Poland, Russia and Turkey. The merger cannot be consummated until the applicable waiting periods have expired or the relevant approvals have been obtained under the antitrust and competition laws of such countries. Although the Company and the Consortium believe that they will be able to obtain the other requisite regulatory clearances in a timely manner, they cannot be certain when or if they will do so.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached hereto as Annex A to this proxy statement, are intended to provide investors with information regarding its terms. The merger agreement is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation after the merger. The certificate of incorporation of Merger Sub as in effect immediately prior to the effective time will be the certificate of incorporation of the surviving corporation (except that the surviving corporation’s name will be Lexmark International, Inc.) until thereafter amended. The bylaws of Merger Sub as in effect immediately prior to the effective time will be the bylaws of the surviving corporation until thereafter amended. The directors of Merger Sub immediately prior to the effective time (or other individuals designated by Parent) will be the initial directors of the surviving corporation and will hold office until their respective successors are duly elected, designated or qualified, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the effective time (or other individuals designated by Parent) will be the initial officers of the surviving corporation and will hold office until their respective successors are duly elected, designated or qualified, or their earlier death, resignation or removal.

When the Merger Becomes Effective

Closing; Effective Time

The closing of the merger will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 8: 00 a.m., New York City time, on a date to be agreed by the parties, but in any case no later than the third business day after the satisfaction or waiver (by the party having the benefit of the applicable condition) of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver (by the party having the benefit of the applicable condition) of such conditions), or at such other place, date and time as the parties to the merger agreement may agree in writing.

The merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties to the merger agreement and specified in the certificate of merger. The parties must cause the certificate of merger to be filed on the closing date, or on such other date and time to which Merger Sub and the Company may agree in writing.

Effect of the Merger on the Common Stock

At the effective time, each share of the common stock outstanding immediately prior to the effective time (other than shares owned by the Company, any wholly owned subsidiary of the Company, Holdings, Parent or Merger Sub, or by stockholders who have properly exercised and perfected appraisal rights under Delaware law), will be converted automatically into and will represent the right to receive $40.50 in cash, without interest and less any applicable withholding taxes.

At the effective time, each share that is owned directly by the Company (or any wholly owned subsidiary of the Company), Holdings, Parent or Merger Sub immediately prior to the effective time will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for such cancellation and retirement.

At the effective time, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Company Equity Awards

Under the merger agreement, awards outstanding under the Company’s stock plans as of the effective time will be treated as follows:

Options. Each option to purchase shares of common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested (to the extent not already vested) and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the excess, if any, of the merger consideration of $40.50 per share over the exercise price per share of that option by (2) the total number of shares subject to that option, less applicable tax withholdings. Any option that has an exercise price that is equal to or greater than the merger consideration of $40.50 will be cancelled without consideration.

Restricted Stock Units and Deferred Stock Units. Each award of restricted stock units or deferred stock units that corresponds to shares of common stock that is outstanding immediately prior to the effective time, whether vested or unvested, will, as of the effective time, become fully vested and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares subject to that restricted stock unit or deferred stock unit award by (2) the merger consideration of $40.50 per share, less applicable tax withholdings. With respect to any restricted stock unit award that is subject to performance-based vesting conditions, the total number of shares of common stock underlying the restricted stock unit award will be determined based on the greater of target performance and actual performance through the date on which the effective time occurs (extrapolating such performance through the end of the full performance period) and, in the case of awards granted prior to 2016, prorated based on the number of days in the performance period through and including the closing date.

Payment for Common Stock and Company Equity Awards in the Merger

Prior to the effective time, Merger Sub will deposit, or cause to be deposited, with a reputable U.S. bank or trust company designated by Merger Sub as the paying agent for the transaction (subject to the Company’s prior reasonable approval of the identity of such agent and terms of its appointment) the aggregate merger consideration to which the Company’s stockholders will be entitled pursuant to the merger agreement.

As soon as practicable after the effective time and in any event not later than the third business day following the closing date, the paying agent will be required to mail to each record holder of shares of common stock that were converted into the merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of the common stock or non-certificated shares represented by book-entry in exchange for the merger consideration (less any applicable withholding taxes). Holdings, Parent, the surviving corporation or one of its subsidiaries will pay to each holder of Company options and restricted stock unit and deferred stock unit awards the cash amounts described above under “—Treatment of Company Equity Awards” within one business day following the effective time.

Representations and Warranties

The merger agreement contains representations and warranties of each of the Company, Apex, Holdings, Parent and Merger Sub, subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, as to, among other things:

•	corporate organization, existence, good standing and authority to carry on its business as presently conducted, including, as to the Company, with respect to its subsidiaries,

•	corporate power and authority to enter into the merger agreement, to perform their respective obligations thereunder and to own, lease and operate its properties and assets and to consummate the transactions contemplated by the merger agreement,

•	required regulatory filings or actions and authorizations, consents or approvals of governmental entities,

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the merger agreement,

•	matters relating to information to be included in required filings with the SEC in connection with the merger and

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to Apex, Holdings, Parent, Merger Sub or the Company and its subsidiaries, as applicable.

The merger agreement also contains representations and warranties of the Company, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, as to, among other things:

•	the capitalization of the Company, including the Company’s equity awards, and the absence of certain rights to purchase or acquire equity securities of the Company or its subsidiaries or to make payments based on the value thereof, the absence of bonds or other obligations allowing holders the right to vote with stockholders of the Company, the absence of stockholder agreements or voting trusts to which the Company or any of its subsidiaries is a party and the absence of certain changes to the Company’s capital structure between the capitalization date and signing of the merger agreement,

•	compliance with laws and possession of necessary permits and authorizations by the Company and its subsidiaries,

•	the accuracy of the Company’s filings with the SEC and of financial statements included in the Company’s SEC filings,

•	the implementation and maintenance of disclosure controls and internal controls over financial reporting,

•	the absence of certain undisclosed liabilities for the Company and its subsidiaries,

•	the conduct of the Company’s business and the absence of certain changes since December 31, 2015,

•	the Company’s employee benefit plans and other agreements with its employees,

•	labor matters related to the Company and its subsidiaries,

•	material contracts of the Company and its subsidiaries,

•	environmental matters and compliance with environmental laws by the Company and its subsidiaries,

•	ownership of and rights with respect to the intellectual property of the Company and its subsidiaries, the non-infringement of the intellectual property rights of third parties by the Company and its subsidiaries and the Company’s policies and procedures regarding data security,

•	contracts with the U.S. federal government and Company products subject to certain export control laws,

•	compliance with anti-bribery and anti-corruption legislation,

•	compliance with customs and international trade laws,

•	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries,

•	real property owned or leased by the Company and its subsidiaries,

•	insurance policies of the Company and its subsidiaries,

•	the receipt by the board of an opinion of Goldman Sachs as to the fairness of the merger consideration,

•	the absence of applicable antitakeover laws and

•	the absence of any fees owed to investment bankers or brokers in connection with the merger, other than those specified in the merger agreement.

The merger agreement also contains representations and warranties of Apex, Holdings, Parent and Merger Sub, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, as to, among other things:

•	Holdings’ ownership of Parent, Parent’s ownership of Merger Sub, and the absence of any previous conduct of business by Holdings, Parent or Merger Sub other than in connection with the transactions contemplated by the merger agreement,

•	the absence of any ownership by Apex, Holdings, Parent, Merger Sub or any other Parent subsidiary of common stock of the Company,

•	the absence of certain management contracts, arrangements or understandings between Apex, Holdings, Parent or Merger Sub or their affiliates, directors or executive officers, on the one hand, and the directors, officers and affiliates of the Company, on the other hand,

•	the approval of the merger agreement by the board of directors of Apex, the necessary approval of the Apex shareholders to approve the merger agreement and the transactions contemplated thereby and the absence of any requirement that Holdings’ or Parent’s stockholders vote to approve the merger agreement,

•	the financing that has been committed or agreed to in connection with the merger,

•	the solvency of Holdings, Parent, Merger Sub and the surviving corporation as of the effective time and immediately after giving effect to the transactions contemplated by the merger agreement and

•	access by Apex, Holdings, Parent and Merger Sub to books and records, real estate, intellectual property, contracts and other assets of the Company and its management, and the limitation of the Company’s representations and warranties to those set forth in the merger agreement.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company material adverse effect” or a “Parent material adverse effect” clause.

For purposes of the merger agreement, a “Company material adverse effect” means a change, event, effect, occurrence or development that, individually or in aggregate, would reasonably be expected to (1) have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (2) prevent or materially delay the Company from consummating the merger, but each of the following will not in itself constitute or be taken into account in determining whether a Company material adverse effect has occurred or would reasonably be expected to occur:

•	changes in applicable law, rules, regulations, GAAP or the interpretation or enforcement thereof, in each case after April 19, 2016,

•	changes in general economic, business, labor or regulatory conditions or the securities, credit or other financial markets, including interests rates or exchange rates, or changes generally affecting the industries in which the Company or its subsidiaries operate,

•	changes in political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism),

•	changes due to natural disasters or changes in the weather or due to the outbreak or worsening of an epidemic, pandemic or other health crisis,

•	actions or omissions required of the Company under the merger agreement, or taken or not taken at the written request of Holdings, Parent or Merger Sub,

•	any breach, violation or non-performance of any provision of the merger agreement by Holdings, Parent or Merger Sub, or any of their respective affiliates,

•	the negotiation, announcement, pendency or consummation of the merger agreement and the transactions contemplated by the merger agreement, including the identity of Parent or any of its affiliates, and including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners,

•	any item disclosed in the Company’s public SEC filings prior to April 19, 2016 or the disclosure schedules delivered to Parent,

•	any litigation relating to the merger agreement,

•	changes in the trading price or trading volume of shares of the Company’s common stock or any suspension of trading (except that the underlying cause of such change or suspension may be taken into account in determining whether there has been or would reasonably be expected to be a Company material adverse effect),

•	the expiration or termination by its terms of any contract to which the Company or any of its subsidiaries is a party and

•	any failure by the Company or its subsidiaries to meet any revenue, earnings or other financial projections or forecasts (except that the underlying cause of such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Company material adverse effect).

However, with respect to the matters described in the first, second and third bullets above, those matters may be taken into account in determining whether a Company material adverse effect has occurred or would reasonably be expected to occur to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account).

For the purpose of the merger agreement, a “Parent material adverse effect” means any change, event, development, condition, occurrence or effect that prevents or materially impairs or delays, or would reasonably be expected to prevent or materially delay, the consummation of the merger or performance by Apex, Holdings, Parent or Merger Sub of any of their material obligations under the merger agreement.

Conduct of Business Pending the Merger

The merger agreement provides that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered by the Company in connection with the merger agreement, during the period from the signing of the merger agreement to the effective time, except as may be required by law or as consented to by Parent in writing or as expressly required or permitted by the merger agreement, the Company, among other things, will conduct the business of the Company and its subsidiaries in the ordinary course of business consistent with past practice and will not, and will not permit any of its subsidiaries to, take the following actions:

•	amend its certificate of incorporation or bylaws or similar applicable organizational documents,

•	issue, sell, pledge, dispose of, grant, transfer or encumber or otherwise subject to a lien (other than certain permitted liens) any shares of its capital stock or other ownership interest in the Company or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Company option (except, in each case, for certain intercompany transactions), other than (1) grants of Company restricted share unit awards covering up to 50,000 shares in the aggregate in connection with new hires and promotions in the ordinary course of business, (2) issuances of shares of common stock in respect of any exercise of Company options and settlement of any Company restricted stock unit or deferred stock unit awards outstanding on April 19, 2016 or granted thereafter as permitted under the merger agreement, (3) the adoption of a stockholder rights agreement and issuance of rights to purchase the Company’s common stock pursuant to such agreement, so long as such agreement is not applicable to the merger or (4) pledges of certain securities in connection with the incurrence or refinancing of indebtedness permitted by the merger agreement,

•	sell, lease, license, sublicense, transfer, sell and leaseback, exchange, swap, abandon, mortgage or otherwise encumber or subject to any lien (other than certain permitted liens) or otherwise dispose of any properties, assets or rights, except properties, assets or rights that have a fair market value of less than $1.5 million individually or $7.5 million in the aggregate, and excluding intellectual property, which is separately addressed as described below, and disposals of inventory or excess or obsolete assets, rights or properties in the ordinary course,

•	authorize or pay any dividend on, or make any other distribution with respect to or enter into any agreement with respect to the voting of, any shares of its capital stock, other than regular quarterly dividends with record and payment dates in accordance with past practice and not to exceed $0.36 per share of common stock,

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, any capital stock of the Company, other than in connection with the exercise of certain outstanding equity awards or a stockholder rights plan, in each case, as permitted by the merger agreement,

•	merge or consolidate the Company or any of its subsidiaries with any person or adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than certain intercompany transactions),

•	acquire (including by merger, consolidation or purchase of stock or assets) any entity, business or assets, other than certain intercompany transactions or acquisitions in the ordinary course with a purchase price not exceeding $5 million individually or $10 million in the aggregate,

•	incur any indebtedness for borrowed money, issue any debt securities or assume or guarantee the obligation of any person, subject to exceptions including (1) in connection with the replacement, renewal or refinancing of the Company’s outstanding indebtedness prior to the closing date, (2) borrowings in the ordinary course under the Company’s existing credit facilities and receivables purchase facilities or for certain intercompany transactions, (3) indebtedness not to exceed $10 million in aggregate principal amount, so long as such debt is prepayable at any time without penalty or premium, (4) short-term borrowings for working capital needs not to exceed $5 million in aggregate principal amount or (5) letters of credit and like instruments issued in the ordinary course, including pledging of cash or other security that may be required by the issuer,

•	make any material loans, advances or capital contributions to any person, except for certain intercompany loans or ordinary course operating leases and extensions of credit terms to customers in the ordinary course,

•	make any new capital expenditures, other than capital expenditures (1) contemplated by the Company’s 2016 annual budget, (2) in any calendar quarter of 2017, not exceeding one quarter of the aggregate amount contemplated by the 2016 annual budget or (3) that are less than $1.5 million individually or $7.5 million in the aggregate,

•	enter into any material contract, or materially modify or amend, or terminate, waive, release or assign any material rights or claims under (in a manner materially adverse to the Company), any material contract (as defined in the merger agreement), in each case, other than in the ordinary course of business,

•	other than to comply with any Company benefit plan as in effect on April 19, 2016, (1) increase the compensation or other benefits payable or provided to the Company’s employees, except for routine increases in base salaries (subject to certain caps) in the ordinary course of business consistent with past practice for employees with an annual base salary of less than $250,000 or in connection with promotions in the ordinary course of business consistent with past practice, (2) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any employee, of the Company or any of its subsidiaries, except for employees with an annual base salary of less than $250,000, (3) establish, adopt, enter into, amend or terminate any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization, works council or group of employees, or bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance plan or agreement, subject to specified exceptions or (4) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any benefit plan,

•	make any material change to its financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP, SEC rules or law,

•	other than in the ordinary course of business, waive, release, assign, settle or compromise any claims, liabilities or obligations related to litigation (other than litigation in connection with the merger agreement) other than settlements of, or compromises for, proceedings (1) funded, subject to a deductible, by insurance coverage maintained by the Company or its subsidiaries or (2) settled for less than $5 million (after taking into account insurance coverage) beyond the Company’s litigation reserve disclosed in its financial statements,

•	sell, assign, transfer, encumber or license (other than non-exclusive licenses granted in the ordinary course of business or in connection with the settlement of any claim permitted under the merger agreement), or, other than in the ordinary course, permit to lapse, abandon or otherwise dispose of to any third company, any material intellectual property owned by the Company or any of its subsidiaries,

•	other than in the ordinary course of business (1) amend any material tax return, (2) make, change or revoke any material tax election (except as consistent with past practice), (3) settle or compromise any material tax liability for an amount materially in excess of an amount accrued or reserved on the Company’s balance sheet (or more recent consolidated balance sheet included in the Company’s SEC filings) or (4) change any material method of tax accounting or

•	agree to take any of the foregoing actions.

Notwithstanding the foregoing covenants, the merger agreement provides that Apex, Holdings, Parent and Merger Sub do not have the right to control or direct the operations of the Company prior to the consummation of the merger, and that, prior to the effective time, the Company will exercise, consistent with the terms and conditions of the merger agreement, complete unilateral control and supervision over its business operations.

Other Covenants and Agreements

Access to Information

Subject to certain exceptions and limitations set forth in the merger agreement, the Company must afford Holdings, Parent, Merger Sub and the parties to the debt commitment letters and certain of their affiliates, and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and other agents and other representatives, reasonable access during normal business hours, throughout the period prior to the effective time, to the Company’s and its subsidiaries’ officers, employees, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof.

Subject to certain exceptions and limitations set forth in the merger agreement, the Company must also use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, contracts, assets and liabilities of the Company and its subsidiaries as may be reasonably requested by Parent and its directors, officers, employees, accountants, consultants, legal counsel, financial advisors and other agents and other representatives.

No Solicitation

While the merger is pending, the Company and its subsidiaries, and their respective representatives, are, subject to certain exceptions, not permitted to:

•	initiate, solicit or knowingly facilitate a proposal or offer, or the making, submission or announcement of any proposal or offer, which constitutes or would be reasonably expected to lead to an acquisition proposal (as defined below),

•	engage in, enter into or continue any discussions or negotiations regarding, or furnish to any third party any nonpublic information relating to the Company or any of its subsidiaries in response to, any inquiry, proposal or offer that constitutes or would be reasonably expected to lead to an acquisition proposal (except that the Company may ascertain facts from any person making an acquisition proposal for the purpose of the board informing itself about such acquisition proposal and the third party making it),

•	approve or recommend (or publicly propose to approve or recommend) any acquisition proposal,

•	withdraw, change or qualify, or otherwise publicly propose to withdraw, change or qualify, in a manner adverse to Holdings, Parent or Merger Sub, the board’s recommendation to stockholders to vote to adopt the merger agreement, or fail to include the board’s recommendation in this proxy statement when disseminated to the Company’s stockholders,

•	enter into any merger agreement, letter of intent or other similar agreement relating to any acquisition proposal,

•	if a tender offer or exchange offer for the Company’s common stock that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such offer by the Company’s stockholders within 10 business days after its commencement or

•	resolve or agree to do any of the foregoing.

Notwithstanding the provisions of the merger agreement described above, if prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the Company receives a bona fide written acquisition proposal that the board determines in good faith, after consultation with its advisors, constitutes or could reasonably be expected to lead to a superior proposal, then the Company may:

•	furnish information with respect to the Company and its subsidiaries to the third party making the acquisition proposal, including its representatives and its potential sources of financing and

•	participate in discussions or negotiations with the third party making the acquisition proposal, including its representatives and its potential sources of financing (so long as, prior to furnishing such information or participating in such discussions or negotiations, the Company has entered into a confidentiality agreement with such third party).

In the event that the Company receives an acquisition proposal, the Company is required to promptly (and in any event within 72 hours):

•	notify Parent of the receipt of such acquisition proposal and provide Parent a copy of the proposal (if received in writing) or a reasonable description of the proposal (if not received in writing),

•	advise Parent if the Company has determined to begin providing information or to engage in discussions or negotiations concerning the acquisition proposal and

•	provide to Parent any material nonpublic information concerning the Company or its subsidiaries provided or made available to such third party that was not previously provided or made available to Parent.

As used in the merger agreement, “acquisition proposal” means any bona fide proposal or offer made by any person (other than Holdings, Parent, Merger Sub or their respective affiliates) for:

•	a merger, consolidation or other business combination,

•	the sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise that would result in any person acquiring or licensing assets of the Company or its subsidiaries representing more than 25% of the consolidated assets of the Company and its subsidiaries (based on the fair market value of the assets as determined by the board in good faith),

•	an issuance (including by way of merger, consolidation, business combination or share exchange) of equity interests representing more than 25% of the voting power of the Company or

•	any combination of the foregoing (other than the merger with Merger Sub).

As used in the merger agreement, “superior proposal” means a bona fide written acquisition proposal, substituting “50%” for each reference to “25%” in the definition of acquisition proposal, made by a third party which, in the good faith judgment of the board (after consultation with its financial advisors and outside counsel), taking into account such factors as the board considers in good faith to be appropriate (including the conditionality, timing, financial terms and likelihood of consummation of such proposals), if consummated would reasonably be expected to result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the merger with Merger Sub.

In addition and notwithstanding anything to the contrary in the merger agreement, if, prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the Company receives a bone fide written acquisition proposal that the board determines in good faith, after consultation with its outside counsel and financial advisors, constitutes a superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by Parent in response to such acquisition proposal), then the board may change its recommendation or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, if and only if:

•	the Company provides to Parent (1) prior written notice at least three business days before so acting, specifying the material terms and conditions of the superior proposal, and (2) a copy of the transaction agreement to be entered into in respect of such acquisition proposal (if available),

•	during the three business days following the delivery of the notice, the Company negotiates, and causes its representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to amend the terms and conditions of the merger agreement so that the relevant proposal is no longer a superior proposal and

•	the board considers in good faith any changes to the merger agreement (including a change to the price terms thereof) irrevocably offered in writing by Parent prior to 5: 00 p.m. New York City time on the third business day following the delivery of the notice and determines in good faith, after consultation with outside counsel and its financial advisors, that the superior proposal would continue to constitute a superior proposal, if such changes offered by Parent were given effect.

Each time material revisions to the terms of a superior proposal are made, the Company must notify Parent of those material revisions and comply again with the requirements described in the bullet points above, except that the notice and negotiation period will be two business days rather than three.

Moreover and notwithstanding anything to the contrary in the merger agreement, if, at any time prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, an intervening event (as defined below) has occurred and is continuing, the board may effect a change of recommendation if the board determines in good faith (after consultation with outside counsel) that the failure to change its recommendation would be inconsistent with the directors’ fiduciary duties under applicable law (taking into account any adjustments to the terms and conditions of the merger proposed by Parent in response to such intervening event) if and only if:

•	the Company provides written notice of its intent to Parent at least three business days before so acting specifying in reasonable detail the circumstances of such intervening event,

•	during the three business days following the delivery of the notice, the Company negotiates, and causes its representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of the merger agreement and

•	the board considers in good faith any changes to the merger agreement and other arrangements offered in writing by (and which would be legally binding on) Parent prior to 5: 00 p.m. New York City on the third business day following the delivery of the notice and determines in good faith, after consultation with its financial advisors and outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable law not to effect the change of recommendation, even if such changes offered by Parent were given effect.

As used in the merger agreement, “intervening event” means an event, development, occurrence or change that does not involve or relate to an acquisition proposal and was not known or reasonably foreseeable to the board as of or prior to April 19, 2016.

The merger agreement provides that nothing will prohibit the board from (1) disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) and Item 1012(a) of Regulation M-A under the Exchange Act, (2) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) or (3) making any disclosure to stockholders if the board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the directors’ fiduciary duties to stockholders under applicable law, subject to the board not effecting a change of recommendation unless the requirements described above have been satisfied.

Efforts to Complete the Merger

The merger agreement requires each of the Company, Holdings, Parent and Merger Sub to use its best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, and to assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable.

Each of the Company, Holdings, Parent and Merger Sub must also use best efforts to:

•	take all such actions as may be required to cause the expiration of the notice periods under applicable competition laws with respect to the transactions contemplated by the merger agreement as promptly as practicable,

•	obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Holdings, Parent, Merger Sub or the Company, or any of their respective subsidiaries to effect the closing by not later than three business days prior to the outside date,

•	avoid any action or proceeding by any governmental entity in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger,

•	cause the satisfaction of all the conditions to closing,

•	defend and seek to prevent the initiation of all actions, lawsuits or other legal, regulatory or other proceedings challenging or affecting the merger agreement or the consummation of the transactions contemplated thereby (in each case until the issuance of a final, nonappealable order),

•	seek to have lifted or rescinded any injunction or restraining order that may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement (in each case until the issuance of a final, nonappealable order),

•	as promptly as reasonably practicable, and in no event later than May 3, 2016, file all required Notification and Report Forms under the HSR, including any other required submissions and fees due therewith,

•	as promptly as practicable, make or cause to be made all necessary applications and filings, make any other required submissions, and pay any fees due in connection therewith (all such fees to be solely the responsibility of, and to be paid by, Parent and Merger Sub), with respect to the merger agreement and the merger required under any competition laws and

•	defend through litigation on the merits any claim asserted in court by any party to avoid entry of, or to have vacated or terminated, any order that would prevent the closing from occurring as promptly as practicable.

Holdings, Parent and Merger Sub further agree to use their respective best efforts to avoid or eliminate every impediment under any competition law that may be asserted by any governmental entity with respect to the merger so as to enable the closing to occur as promptly as practicable, including (1) proposing, negotiating, committing to and effecting the sale, divestiture, licensing or disposition of any assets, properties or businesses of Holdings, Parent, Merger Sub or the Company or any of their respective subsidiaries and (2) accepting any operational restrictions or otherwise taking or committing to take any actions that after the closing would limit the freedom of Holdings’, Parent’s or any of Parent’s subsidiaries’ assets, properties, licenses, rights, product lines, operations or businesses, in each case as may be required in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order that would otherwise have the effect of preventing or delaying the closing.

The Company, Holdings, Parent and Merger Sub are required to cooperate and consult with each other in connection with (1) determining whether any action by or in respect of, or any filing with, any governmental entity is required in connection with the consummation of the merger, (2) seeking any such actions, consents, approvals or waivers or making any such filings and (3) the preparation of this proxy statement and all other applicable filings. The parties must also generally update each other in respect of matters relevant to the closing, including by providing:

•	prompt notice of the making or commencement of any request, inquiry, investigation or proceeding by or before any governmental entity with respect to the merger or any of the other transactions contemplated by the merger agreement,

•	notification as to the status of any such request, inquiry, investigation or other proceeding,

•	prompt notice of any oral or written communication to or from any governmental entity regarding the merger or any of the other transactions contemplated by the merger agreement and

•	copies of any written communications received or provided by such party, or any of its subsidiaries, from or to any governmental entity with respect to the merger or any other transaction contemplated by the merger agreement.

Holdings, Parent and the Company are required to use (and to cause their respective affiliates to use) reasonable best efforts in order to obtain the CFIUS approval, which includes promptly making any draft and final filings required in connection with the CFIUS approval in accordance with the DPA. The draft filings must be made by May 19, 2016 (unless the parties agree otherwise in writing). The parties must provide any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by the merger agreement within the timeframes required by the DPA (unless CFIUS agrees in writing to an extension of such timeframe). Additionally, each of Holdings, Parent and the Company, in connection with the efforts to obtain CFIUS approval, must:

•	cooperate in all respects and consult with each other in connection with a joint, voluntary notice of the transaction, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions,

•	promptly inform the other party of any communication received by such party from, or given by such party to, CFIUS, by promptly providing copies to the other party of any such written communications and

•	permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other party the opportunity to attend and participate in any in-person meetings with CFIUS.

With respect to Holdings and Parent, these reasonable best efforts also include agreeing to any action, condition or restriction required by CFIUS in connection with the CFIUS approval, including the sale, divestiture, licensing or disposition of any assets, properties or businesses of Holdings, Parent, Merger Sub or the Company or any of their respective subsidiaries or affiliates and any operational restrictions or otherwise taking or committing to take actions that limit Holdings’ or Parent’s or any Parent Subsidiary’s or Parent’s affiliates’ freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Holdings, Parent, the Company or any of their respective subsidiaries or affiliates.

In the event that CFIUS has completed its review or investigation or has determined that it requires no more time to review or investigate and intends to send a report to the President of the United States recommending that the President act to suspend or prohibit the merger, Parent may request a withdrawal of the notice filed with CFIUS in connection with the CFIUS approval and none of Holdings, Parent or the Company shall have any further obligation to seek CFIUS approval, so long as Holdings and Parent have complied with certain termination provisions of the merger agreement in addition to their obligation to use reasonable best efforts to avoid an adverse CFIUS recommendation.

Subject to the foregoing, none of Holdings, Parent or the Company may take or permit any of its subsidiaries or affiliates to take any action that would reasonably be expected to prevent, delay or impede the CFIUS approval. The obligations specific to the CFIUS approval summarized above are the sole obligations of the parties with respect to the efforts required to obtain CFIUS approval under the merger agreement.

In addition, pursuant to the merger agreement, the Company has agreed to cooperate reasonably with Parent at Parent’s request in connection with a potential divestiture of the enterprise software business of the Company, so long as the consummation of any such sale or divestiture is conditioned on, or occurs after, the closing of the merger.

Employee Matters

For a period of one year following the effective time, Parent will provide to each employee of the Company and its subsidiaries who continues to be employed by the surviving corporation:

•	base compensation and cash bonus opportunities that, in each case, are no less favorable than were provided to the employee immediately before the effective time,

•	all other compensation and employee benefits that are no less favorable in the aggregate than were provided to the employee immediately before the effective time and

•	severance benefits at specified levels if the employee experiences a termination of employment under circumstances that would have entitled the employee to severance benefits prior to the effective time.

For all purposes under the employee benefit plans of Holdings, Parent and its subsidiaries providing benefits to any continuing employee after the effective time, the employee will be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time to the same extent as the employee was entitled, before the effective time, to credit for such service under any similar benefit plan in which the employee participated or was eligible to participate immediately prior to the effective time, subject to certain exceptions. In addition, each continuing employee will be immediately eligible to participate, without any waiting time, in any and all Parent benefit plans to the extent that coverage under the plan is comparable to a benefit plan in which the employee participated immediately prior to the effective time. For purposes of each Parent benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee, Parent will cause all pre-existing condition exclusions and actively-at-work requirements of the plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its subsidiaries in which such employee participated immediately prior to the effective time, and Holdings and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the applicable Company benefit plan ending on the date such employee’s participation in the corresponding Parent benefit plan begins to be taken into account under the Parent benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with Parent benefit plan.

Under the merger agreement, immediately prior to the effective time, the Company may pay to each employee of the Company and its subsidiaries actively employed as of immediately prior to the effective time and then participating in any annual bonus plan a bonus equal to the product obtained by multiplying (1) the employee’s full-year bonus entitlement under all such annual bonus plans for the Company’s 2016 fiscal year, based on the greater of (a) deemed performance at “target” levels and (b) actual performance as of the effective time, extrapolated through the end of the Company’s 2016 fiscal year, and (2) a fraction, the numerator of which equals the number of days that have elapsed during the Company’s 2016 fiscal year through the closing date and the denominator of which equals 365 (reduced by any performance bonus previously paid to such individual in respect of a quarterly performance period during calendar year 2016).

Under the merger agreement, immediately prior to the effective time, the Company may pay to each employee of the Company and its subsidiaries actively employed as of immediately prior to the effective time and then participating in any cash-based long-term incentive plan, with respect to each performance period under each such plan, a bonus equal to the product obtained by multiplying (1) the employee’s full bonus entitlement under such plan for the applicable performance period based on the greater of (a) deemed performance at “target” levels and (b) actual performance as of the effective time, extrapolated through the end of the applicable performance period, and (2) a fraction, the numerator of which equals the number of completed months that have elapsed during the applicable performance period through the closing date and the denominator of which equals the total number of months in the applicable performance period.

The Company may establish a cash-based retention program to promote retention and to incentivize efforts to consummate the closing and to assist in the transition following the closing, with any awards thereunder payable no sooner than quarterly in equal installments on the three-month, six-month, nine-month and twelve-month anniversaries of the closing date. If a participating employee experiences a qualifying termination of employment prior to payment of the full award, the employee will be entitled to receive the unpaid portion of the award on the employee’s date of termination. In addition, the Company may use the retention program to increase the base compensation of one or more individuals and in such case the amount of the retention program will be decreased by the annualized amount of such increase. Amounts under the retention program will be allocated among the employees of the Company and its subsidiaries identified, and in the amounts and on the terms determined, by the Chief Executive Officer of the Company (or his designee(s)); however, no such amounts will be allocated to any person deemed to be an “officer” of the Company for purposes of Section 16(a) of the Exchange Act.

In addition, Holdings and Parent have acknowledged that a “change of control” (or similar phrase) within the meaning of the benefit plans will occur at or prior to the effective time.

Indemnification of Directors and Officers; Insurance

For six years following the effective time, the surviving corporation must maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s charter or bylaws as in effect immediately prior to the effective time. Following the effective time, the indemnification agreements with any of the directors, officers or employees of the Company or its subsidiaries will be assumed by the surviving corporation. All rights of indemnification with respect to any claim made within the six-year period will continue until the disposition of the action or resolution of the claim. Further, the Company and the surviving corporation must, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of the Company or any of its subsidiaries and each person who served or is currently serving as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its subsidiaries against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to each such person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of indemnifiable acts or omissions at the request or for the benefit of the Company at or prior to the effective time.

The Company and the surviving corporation are also required to hold harmless those persons to the fullest extent permitted by law for acts or omissions occurring in connection with the process resulting in and the adoption and approval of the merger agreement and the consummation of the transactions contemplated thereby. From and after the effective time, the Company and the surviving corporation must advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceeding or investigation with respect to the matters subject to indemnification under the merger agreement in accordance with the procedures (if any) set forth in the Company’s and its subsidiaries’ charter, bylaws or similar organizational documents, and indemnification agreements, if any, in existence on April 19, 2016. In the event of any such proceeding or investigation, the Company and the surviving corporation will cooperate with the indemnified person in the defense of any such proceeding or investigation.

Also, for six years from the effective time, Parent must cause the surviving corporation to maintain in effect an insurance and indemnification policy that provides coverage for events occurring prior to the effective time that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its subsidiaries (except that if substantially equivalent coverage is unavailable, Parent must obtain the best available coverage). However, the surviving corporation will not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to April 19, 2016. The Company may purchase, prior to the effective time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies and any policies in effect immediately prior to the effective time of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time, covering without limitation the transactions contemplated by the merger agreement.

Financing

Each of Holdings, Parent and Merger Sub must use its reasonable best efforts to obtain the proceeds of the financing under and on the terms and conditions described in the equity commitment letters and the debt commitment letters and may not, without the prior written consent of the Company, permit any termination of, amendment or modification to, or any waiver of any provision or remedy under, or replace, the equity commitment letters or debt commitment letters if such termination, amendment, modification, waiver or remedy or replacement would:

•	impose new or additional conditions precedent or adversely change the conditions precedent set forth in such commitment letter,

•	reduce the amount of the financing contemplated therein,

•	adversely impact the ability of Holdings, Parent and/or Merger Sub to enforce their rights under the commitment letters or

•	otherwise reasonably be expected to delay or prevent the consummation of the transactions contemplated by the merger agreement or make the funding of the commitments thereunder less likely to occur.

Each of Holdings, Parent and Merger Sub is required to use its reasonable best efforts to:

•	maintain in effect the equity commitment letters and debt commitment letters,

•	negotiate and enter into definitive agreements with respect to the debt commitment letters on the terms and conditions contained therein,

•	satisfy on a timely basis all conditions in the equity commitment letters and debt commitment letters to consummate the financing,

•	comply in all material respects with its obligations under the equity commitment letters and debt commitment letters and

•	to the extent required to obtain the financing, enforce its rights under the equity commitment letters and debt commitment letters and definitive agreements related thereto in a timely and diligent manner.

In the event any portion of the debt financing contemplated in the senior commitment letter or the mezzanine commitment letter becomes unavailable on the terms and conditions contemplated in such commitment letter and such portion is reasonably required to consummate the transactions contemplated by the merger agreement, Holdings, Parent and Merger Sub are required to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement and on terms and conditions no less favorable, in the aggregate, to Parent and Merger Sub than those in the applicable commitment letter as promptly as practicable following the occurrence of such event.

Parent will keep the Company reasonably informed on a current basis of the status of its efforts to consummate the financing. Parent will provide the Company with prompt notice of any breach or default by Parent and/or Merger Sub or by any other party to any commitment letter of which it gains knowledge, or of any threatened breach, default, termination or repudiation by any of the financing sources that could result in Parent and Merger Sub not receiving any portion of the proceeds of the financing on the closing date.

Prior to the closing, the Company will provide, cause its subsidiaries to provide and use reasonable best efforts to cause its representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent or Merger Sub in connection with the arrangement of the financing or any permitted replacement or alternative financing (so long as the requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its subsidiaries), including by:

•	furnishing Parent and Merger Sub and their financing sources with pertinent and customary financial information (other than adjustments, assumptions, estimates, projections or other information in connection with the preparation of the pro forma financial statements),

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the financing,

•	assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, and similar documents required in connection with the financing,

•	using reasonable best efforts to cause their accountants to provide reasonable assistance in connection with the financing, including rendering customary “comfort letters” and consenting to the use of their reports in any offering documents, prospectuses, private placement memoranda, bank information memoranda and similar documents,

•	facilitating the pledging of collateral,

•	obtaining surveys and title insurance at the expense of and as reasonably requested by Parent,

•	obtaining customary payoff letters relating to the repayment of any existing third party indebtedness for borrowed money requested by Parent to be repaid on or coincidental with the closing and upon repayment of such indebtedness termination of any related liens securing any such obligations to be repaid,

•	providing information that Parent reasonably determines is required by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act,

•	delivering a solvency certificate as provided under the senior commitment letter and the mezzanine commitment letter and

•	assisting in the preparation and negotiation of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Parent or Merger Sub.

Holdings and Parent will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses and similar amounts, actually suffered or incurred by them in connection with the arrangement of the financing and the performance of their obligations in accordance with the financing cooperation covenant of the merger agreement and any information utilized in connection therewith (other than historical information related to the Company or its subsidiaries provided by or on behalf of the Company or its subsidiaries in writing specifically for use in connection with the financing). Holdings and Parent will, promptly upon request of the Company, reimburse the Company and its subsidiaries for all out-of-pocket costs and expenses incurred by the Company or any of its subsidiaries (including their respective representatives) in connection with the cooperation required by the financing cooperation covenant.

Parent may commence and conduct offers to purchase or exchange, including any “Change of Control Offer” and conduct consent solicitations with respect to, any or all of (1) the 6.650% Senior Notes due 2018 (the “2018 notes”) issued pursuant to the supplemental indenture dated as of May 22, 2008, between the Company and The Bank of New York Trust Company, N.A., as trustee, supplementing that certain indenture, dated as of May 22, 2008, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “2018 indenture”), and (2) the 5.125% Senior Notes due 2020 (together with the 2018 notes, the “notes”), issued pursuant to the supplemental indenture dated as of March 4, 2013 between the Company, Wilmington Trust, National Association, as trustee, supplementing that certain indenture dated as of March 4, 2013, between the Company and Wilmington Trust, National Association, as trustee (together with the 2018 indenture, the “indentures”), in each case on such terms and conditions, including pricing terms and amendments to the terms and provisions of the applicable indenture, that are specified, from time to time, by Parent (each, a “debt offer” and collectively, the “debt offers”) and which are permitted by the terms of such notes, the applicable indentures and applicable law, including SEC rules and regulations. However:

•	any such debt offer (and any amendment of either indenture in connection therewith) will be consummated substantially simultaneously with or after the closing using funds provided by Parent,

•	Parent will consult with the Company regarding the material terms and conditions of any debt offer,

•	Parent will not commence any debt offer until the date that is 20 days prior to the first date on which the Company and Parent reasonably expect the closing may occur and

•	the closing of the debt offers will be expressly conditioned on the occurrence of the closing.

Subject to certain exceptions and limitations, the Company will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its and their respective officers, directors, employee, attorneys, accountants and other representatives to, use reasonable best efforts to provide all reasonable cooperation reasonably requested by Parent in connection with any debt offer.

The Company will not be required to pay, purchase or otherwise retire any indebtedness pursuant to the provisions above prior to the effective time, and then only subject to provision of adequate funds by Parent, and the Company, its subsidiaries and their respective representatives will not have any obligation to authorize, adopt or execute any supplemental indenture or other agreement that would become effective prior to the effective time.

Parent will make available to the Company on or prior to the effective time all funds necessary to satisfy any obligations of the Company to holders of the notes that may arise as a result of the transactions contemplated above. Parent will, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) to the extent those costs, fees and expenses are incurred by the Company, its subsidiaries or its or their respective representatives in connection with them complying with their obligations relating to the debt offers or redemption, and Parent will, subject to limited specified exceptions, indemnify and hold harmless the Company, its subsidiaries and its or their representatives from and against any and all losses, damages, claims, expenses and similar amounts suffered or incurred by them to the extent such losses, damages, claims, expenses and similar amounts arose out of the actions taken by the Company, its subsidiaries or its or their respective representatives pursuant to the provisions above (other than historical information provided in writing by the Company or its subsidiaries or its or their representatives specifically for use in connection with the transactions contemplated by the debt offers).

Apex Shareholder Approval and Seine Voting Agreement

Under PRC law, the transactions contemplated by the merger agreement must be approved by Apex shareholders at a meeting to be held to approve the merger and certain related matters. In connection with the execution of the merger agreement, Seine, the holder of approximately 68.7% of the outstanding shares of Apex, entered into a voting agreement with the Company, pursuant to which Seine has agreed to vote all of its Apex shares in favor of the proposed transaction at the Apex shareholder meeting. The requisite Apex shareholder meeting was held, and the Apex shareholder approval was obtained, on May 10, 2016, China Standard Time. Apex shareholder approval is not a closing condition for the merger.

Other Covenants

The merger agreement contains additional agreements among the Company, Apex, Parent and Merger Sub relating to, among other matters:

•	the filing of this proxy statement with the SEC,

•	convening of the stockholder meeting of the Company to approve or adopt the merger agreement,

•	antitakeover statutes that become applicable to the transactions contemplated by the merger agreement,

•	the coordination of press releases and other public announcements relating to the transactions contemplated by the merger agreement,

•	actions to cause the disposition of equity securities of the Company held by each director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 under the Exchange Act and

•	consultation and cooperation in respect of stockholder litigation in connection with the merger agreement.

Conditions to the Merger

The obligations of the Company, Apex, Holdings, Parent and Merger Sub to effect the merger are subject to the fulfillment (or waiver, if permitted by law), at or prior to and as of the effective time, of the following conditions:

•	the adoption of the merger agreement by the required vote of the stockholders of the Company,

•	the absence of (1) any injunction, judgment or similar order that makes illegal or prohibits the consummation of the merger by any governmental entity of competent jurisdiction in any jurisdiction in which the combined business of the Company and Apex is not de minimis and (2) any law that prevents the consummation of the merger enacted or promulgated by any governmental entity in any jurisdiction in which the combined business of the Company and Apex is not de minimis, or there being in effect any such law (that is not a competition law) in any such jurisdiction other than the PRC,

•	the expiration or termination of any applicable waiting period under the HSR Act (which occurred on May 19, 2016), as well as under the competition laws of Austria, Germany, Mexico, Poland, Russia and Turkey,

•	the review of the transaction by CFIUS having concluded without CFIUS having sent a report to the President recommending against the proposed transaction or, if CFIUS has sent a report to the President, then a decision by the President not to suspend or prohibit the merger, or 15 days having elapsed without any action taken by the President with respect to such report from CFIUS and

•	the completion or attainment (as applicable) of required filings and approvals with or by PRC governmental entities, including (1) the filings with and/or approvals of the National Development and Reform Commission of the PRC or its competent local counterparts, or NDRC, and the Ministry of Commerce of the PRC or its competent local counterparts, or MOFCOM, with respect to the transactions contemplated by the merger agreement and (2) the registration and/or approvals of the State Administration of Foreign Exchange of the PRC or its competent local counterparts, or SAFE, in connection with the transactions contemplated by the merger agreement, including registration and/or approvals for conversion of RMB funds into U.S. dollar funds and transfer of U.S. dollar funds to Merger Sub or the holders of common stock or other interests pursuant to or in connection with the merger agreement.

The obligation of the Company to effect the merger is subject to the fulfillment (or waiver by the Company, if permitted by law), at or prior to and as of the effective time, of the following additional conditions:

•	(1) the representations and warranties of Apex, Holdings, Parent or Merger Sub with respect to organization and good standing, the authority to execute and deliver the merger agreement, the ownership of Parent and Merger Sub and the absence of activity by Holdings, Parent and Merger Sub prior to the signing of the merger agreement must be true and correct in all material respects both as of the date of the merger agreement and as of the closing date as though made as of such date (except for representations and warranties that speak as of the signing of the agreement or as of a certain date, in which case as of such specified date) and (2) the representations and warranties of Apex, Holdings, Parent and Merger Sub with respect to ownership of the Company’s common stock, the absence of management agreements with the Company’s executive officers, directors or affiliates, and the Apex shareholder vote and approval required to approve the transactions contemplated by the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the closing date as though made as of such date. All other representations or warranties of Apex, Holdings, Parent and Merger Sub must be true and correct both as of the date of the merger agreement and as of the closing date as though made as of such date (except for representations and warranties that speak as of the signing of the agreement or as of a certain date, in which case as of such specified date), except for failures to be true and correct (without giving effect to any qualification as to materiality or Parent material adverse effect contained therein) as would not, individually or in the aggregate, reasonably be expected to have a Parent material adverse effect,

•	Apex, Holdings, Parent and Merger Sub must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the effective time and

•	the Company must receive a certificate, dated as of the closing date and signed by an executive officer of Apex on behalf of Apex, and by an executive officer of Holdings on behalf of Holdings, Parent and Merger Sub, certifying that the conditions described in the two preceding bullet points have been satisfied.

The obligation of Parent and Merger Sub to consummate the merger is subject to the fulfillment (or waiver by Parent and Merger Sub, if permitted by law), at or prior to and as of the effective time, of the following additional conditions:

•

(1) the representations and warranties of the Company with respect to the Company’s organization and good standing, the capitalization of the Company, the authority to execute and deliver the merger agreement, the opinion by Goldman Sachs delivered in connection with the merger agreement, the absence of fees owed to any bank, broker or finder except Goldman Sachs in connection with the merger agreement and the inapplicability of state anti-takeover laws, must be true and correct in all material respects, as of the date of the merger agreement and as of the closing date, as though made as of such date (except for representations and warranties that speak as of the signing of the agreement or as of a certain date, in which case as of such specified date) and (2) the representation and warranty of the Company with respect to the absence of a Company material adverse effect since December 31, 2015 must be true and correct in all respects as of the date of the merger agreement and as of the closing date, as though made as of such date. All other representations or warranties of the Company must be true and correct both as of the date of the merger agreement and as of the closing date as though made as of such date (except for representations and warranties that speak as of the signing of the agreement or as of a certain date, in which case as of such specified date), except for any failures to be so true and correct (without giving effect to any qualification as to materiality or Company material adverse effect contained therein) as would not, individually or in the aggregate, reasonably be expected to have a Company material adverse effect,

•	the Company must have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the effective time and

•	Parent must have received from the Company a certificate, dated as of the closing date and signed by an executive officer of the Company, certifying that the conditions in the two preceding bullet points have been satisfied.

None of the Company, Apex, Holdings, Parent or Merger Sub may rely, either as a basis for not consummating the merger or terminating the merger agreement and abandoning the merger, on the failure of any condition set forth above to be satisfied if the failure was caused by that party’s uncured, material breach of any provision of the merger agreement.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time:

•	by mutual written consent of the Company, Holdings, Parent and Merger Sub,

•	by either the Company or Parent, if:

•	the closing of the merger has not occurred on or before the outside date of December 16, 2016, subject to extension by either Parent or the Company if Parent has obtained an extension or replacement of the debt commitment letters (so long as such replacement is on terms similarly favorable to the debt commitment letters) to the earlier of the expiration of such amended or replacement debt commitment letters and April 16, 2017, in any such case, so long as the party seeking to terminate has not taken any action or failed to fulfill any obligation under the merger agreement which act or failure was the principal cause of the non-satisfaction of any closing condition,

•	a court or other governmental entity in any jurisdiction in which the combined business of the Company and Apex is not de minimis has (1) issued or entered a final, non-appealable injunction or similar order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or (2) failed to issue an order or take any other action necessary to fulfill certain closing conditions involving required regulatory approvals (and such denial of a request to issue such order or the failure to take such other action has become final and non-appealable), in each case, so long as the party seeking to terminate has used the efforts required of it under the merger agreement to prevent, oppose and remove any such order or injunction or obtain any such required regulatory approvals, and provided that Parent will not have any right to terminate the merger agreement based on an order or action relating (other than in an ancillary and immaterial way) to the Apex shareholder approval,

•	CFIUS has completed its review and informed Parent that it intends to recommend against the merger, so long as the party seeking to terminate has used the efforts required of it under the merger agreement to obtain the CFIUS approval or such party’s failure to use the required efforts was not the primary cause of the failure to obtain CFIUS approval or

•	the Company stockholder meeting (including any adjournments or postponements thereof) for the purpose of obtaining the required vote of the Company’s stockholders to adopt the merger agreement has concluded and the required vote has not been obtained,

•	by the Company:

•	to effect a change of the board’s recommendation to the stockholders in favor of the adoption of the merger agreement or to enter into a definitive agreement in connection with a superior proposal, so long as the Company (1) has complied with its non-solicitation and notice obligations (including the offer of specified matching rights to Parent) under the merger agreement and (2) pays the Company termination fee to Parent prior to or concurrently with such termination or

•	if (1) Apex fails to obtain the required Apex shareholder approval at the first meeting called for such purpose, or if Apex otherwise materially breaches its covenants to obtain the Apex shareholder approval and clearance from the Shenzhen Stock Exchange, (2) Holdings, Parent or Merger Sub fails to deliver the aggregate merger consideration to the paying agent and/or consummate the merger as and when required under the merger agreement or (3) (i) Apex, Holdings, Parent or Merger Sub breaches any of its other representations, warranties or covenants contained in the merger agreement such that any of the closing conditions to the Company’s obligation to consummate the merger is not reasonably capable of being satisfied while such breach is continuing and (ii) after written notice of such breach delivered by the Company to Parent, either the breach is not capable of being cured by the outside date or at least 45 days have elapsed since the delivery of such notice and the breach continues to not have been cured such that the relevant closing conditions are not reasonably capable of being satisfied (in the case of each of the foregoing cases, so long as the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement),

•	by Parent:

•	if the board has changed its recommendation to the stockholders in favor of the adoption of the merger agreement or the Company has entered into a definitive merger agreement or similar agreement related to an acquisition proposal by a third party, provided that Parent’s right to terminate the merger agreement due to the board changing its recommendation will expire on the seventh day following the date on which such changed of recommendation occurs or

•	if (1) the Company has breached any of its representations, warranties or covenants contained in the merger agreement such that any of the closing conditions to Parent’s and Merger Sub’s obligation to consummate the merger is not reasonably capable of being satisfied while such breach is continuing and (2) after written notice of such breach delivered by Parent to the Company, either the breach is not capable of being cured by the outside date or at least 45 days have elapsed since the delivery of such notice and the breach continues to not have been cured such that the relevant closing conditions are not reasonably capable of being satisfied (so long as Apex, Holdings, Parent and Merger Sub are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement).

Termination Fees

Company Termination Fee

The Company must pay to Parent a termination fee of $95 million in cash (the “Company termination fee”) in the event that the merger agreement is validly terminated:

•	by Parent because of, or by the Company in order to effect, (1) a change of the board’s recommendation to stockholders in favor of the approval of the merger agreement or (2) the entry by the Company into a definitive merger agreement or similar agreement related to an acquisition proposal by a third party or

•	(1) by the Company or Parent because the Company’s stockholders fail to adopt the merger agreement at the special meeting called for such purpose, or by Parent because of a material breach by the Company of its non-solicitation obligations or its obligations to assist Parent in obtaining the required regulatory approvals or the debt financing under the merger agreement, (2) an acquisition proposal by a third party for more than 50% of the Company’s shares or assets was made after April 19, 2016 and prior to the date of the stockholder meeting (if the merger agreement was terminated because of the failure of the stockholders to adopt the merger agreement) or prior to the date of such termination (if the merger agreement was terminated because of a material uncured breach by the Company of the obligations described in (1) above) and (3) the Company enters into an agreement for that competing acquisition proposal within 12 months after the termination and that transaction is subsequently completed.

Parent Termination Fee

Parent must pay to the Company a termination fee of $150 million in cash in the event that the merger agreement is validly terminated:

•	by the Company because (1) Apex fails to obtain the required Apex shareholder approval at the first meeting called for such purpose, or if Apex otherwise materially breaches its covenants to obtain the Apex shareholder approval and clearance from the Shenzhen Stock Exchange, (2) Holdings, Parent or Merger Sub fails to deliver the aggregate merger consideration to the paying agent and/or consummate the merger as and when required under the merger agreement or (3) (i) Apex, Holdings, Parent or Merger Sub breaches any of its other representations, warranties or covenants contained in the merger agreement (subject to certain exceptions involving payment of the $95 million Parent termination fee described below) such that any of the closing conditions to the Company’s obligation to consummate the merger is not reasonably capable of being satisfied while such breach is continuing and (ii) after written notice of such breach delivered by the Company to Parent, either the breach is not capable of being cured by the outside date or at least 45 days have elapsed since the delivery of such notice and the breach continues to not have been cured such that the relevant closing conditions are not reasonably capable of being satisfied (in the case of each of the foregoing cases, so long as the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement),

•	by the Company or Parent due to a final and non-appealable order or action by a governmental entity in the PRC prohibiting the merger, or a non-appealable failure to receive a required regulatory approval in the PRC or

•

by (1) the Company or Parent if the closing of the merger has not occurred on or before the outside date or (2) the Company because Holdings, Parent or Merger Sub has breached its covenant regarding use of efforts to obtain the required regulatory approvals such that any of the closing conditions to the Company’s obligation to consummate the merger is not reasonably capable of being satisfied while such breach is continuing, subject to a cure period, and, in each case, there is an order prohibiting the merger in the PRC or any of the required regulatory approvals in the PRC has not been obtained, so long as (i) certain other conditions to Parent’s and Merger Sub’s obligation to close have been satisfied or waived (other than any conditions that by their nature are to be satisfied at closing, so long as such conditions are then capable of being satisfied)) and (ii) there was not an order by a governmental entity with respect to any competition law in any jurisdiction in which the combined business of the Company and Apex is not de minimis (other than the PRC, Austria, Germany, Poland or Russia) that prohibits the merger and that became final and non-appealable prior to any order prohibiting the merger in the PRC.

Parent must pay to the Company a termination fee of $95 million in cash in the event that the merger agreement is validly terminated:

•	by (1) the Company or Parent because CFIUS has completed its review and informed Parent that it intends to recommend against the merger, (2) the Company because Holdings, Parent or Merger Sub has breached its covenant regarding use of efforts to obtain the CFIUS approval such that any of the closing conditions to the Company’s obligation to consummate the merger is not reasonably capable of being satisfied while such breach is continuing, subject to a cure period, so long as there was not an order by a governmental entity with respect to any competition law in any jurisdiction in which the combined business of the Company and Apex is not de minimis (other than the PRC, Austria, Germany, Poland or Russia) that prohibits the merger and that became final and non-appealable prior to such breach or (3) by the Company or Parent because the closing of the merger has not occurred on or before the outside date and the CFIUS approval has not been obtained, and, in each of the foregoing cases, a material inaccuracy, if any, in respect of specified representations and warranties made by the Company in the merger agreement regarding its business with the U.S. government was not the primary cause of the failure to obtain CFIUS approval,

•	by the Company or Parent due to a final and non-appealable order or action by a governmental entity in respect of competition law in Austria, Germany, Poland or Russia that prohibits the merger, or a non-appealable failure to receive a required regulatory approval in respect of competition law in any of those jurisdictions, in each case, so long as there was not an order by a governmental entity with respect to any competition law in any jurisdiction in which the combined business of the Company and Apex is not de minimis (other than the PRC, Austria, Germany, Poland or Russia) that prohibits the merger and that became final and non-appealable prior to such order or failure to obtain a required approval in Austria, Germany, Poland or Russia or

•	by (1) the Company or Parent if the closing of the merger has not occurred on or before the outside date or (2) the Company because Holdings, Parent or Merger Sub has breached its covenant regarding use of efforts to obtain the required regulatory approvals such that any of the closing conditions to the Company’s obligation to consummate the merger is not reasonably capable of being satisfied while such breach is continuing, subject to a cure period, and, in each case, there is an order in respect of competition law in Austria, Germany, Poland or Russia that prohibits the merger or any of the required regulatory approvals in in respect of competition law in Austria, Germany, Poland or Russia has not been obtained, so long as certain other conditions to Parent’s and Merger Sub’s obligation to close have been satisfied or waived (other than any conditions that by their nature are to be satisfied at closing, so long as such conditions are then capable of being satisfied)).

Except for the termination fee payable by the Company or Parent under certain circumstances in connection with a termination of the merger agreement (as described above) and subject to certain other exceptions, whether or not the merger is completed, the Company, on the one hand, and Apex, Holdings, Parent and Merger Sub, on the other hand, are responsible for all respective costs and expenses incurred by them in connection with the merger and the other transactions contemplated by the merger agreement. Neither the Company nor Parent will be required to pay more than one termination fee or to pay any applicable termination fee on more than one occasion.

Except in the case of fraud or willful and material breach of the merger agreement by Apex, Holdings, Parent or Merger Sub, if the Company receives payment of a termination fee from Parent as set forth above, such fee will constitute our or our related parties’ sole and exclusive remedy against Apex, Holdings, Parent, Merger Sub and any related party for losses and damages relating to the merger agreement, subject to certain exceptions including with respect to our right to seek specific performance of Parent’s and Merger Sub’s obligations under the merger agreement. If Parent receives payment of the Company termination fee, such fee will constitute the sole and exclusive remedy of Apex, Holdings, Parent and Merger Sub against the Company and any related party for losses and damages relating to the merger agreement, subject to certain exceptions including with respect to Parent’s right to seek specific performance of our obligations under the merger agreement.

Letter of Credit

Pursuant to the merger agreement, Parent has delivered to the Company an irrevocable standby letter of credit in the amount of $150 million from the New York branch of Bank of China Limited. The Company has the right to draw against the letter of credit in connection with a termination fee becoming payable by Parent pursuant to the merger agreement. The letter of credit expires (if the amounts thereunder have not already been paid) on June 20, 2017, and, in the event of arbitration or litigation by the Company seeking to enforce its rights under the merger agreement that is ongoing within 35 days of the letter of credit’s expiration, Parent will be required to deliver a replacement letter of credit from a qualified bank in substantially the same form as the original letter of credit. Such replacement letter of credit must cover the lesser of $150 million and the aggregate amount of then outstanding claims by the Company at such time.

Guarantee by Apex

Subject to the limitations set forth in the merger agreement, Apex has agreed to guarantee the obligations of Holdings, Parent and Merger Sub pursuant to the merger agreement.

Expenses

All costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur the expenses, except as otherwise described above under “—Termination Fees.”

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and an injunction restraining such breach or threatened breach. In particular, in circumstances where Holdings, Parent and Merger Sub are obligated to consummate the merger and the merger has not been consummated, Holdings, Parent, Merger Sub and Apex have expressly acknowledged and agreed that the Company and its stockholders will have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Holdings’ Parent’s, Merger Sub’s and Apex’s obligations with respect to the consummation of the merger

Amendment; Waiver

At any time prior to the effective time, any provision of the merger agreement may be amended or waived if the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Apex, Holdings, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective, except that no amendment, change or supplement may be made to certain provisions of the merger agreement that adversely impacts any financing source or their respective affiliates or representatives without the prior written consent of the financing source or sources so adversely impacted.

Governing Law and Jurisdiction; Arbitration

The merger agreement is governed by Delaware law. Each party to the merger agreement has that all disputes arising out of or relating to the merger agreement or the transactions contemplated thereby will be exclusively resolved by final and binding arbitration under the Delaware Rapid Arbitration Act and the Delaware Rapid Arbitration Rules promulgated thereunder by the Supreme Court of the State of Delaware. The arbitral panel that adjudicates any such dispute will consist of three arbitrators, each of whom must be a former judge of the Delaware Supreme Court and/or Delaware Court of Chancery (subject to certain exceptions if such individuals are not available at the appropriate time).

Notwithstanding the foregoing, each party to the merger agreement has agreed that it will not bring any claim or proceeding against any of the debt financing sources in connection with the debt financing or the merger agreement or the transactions contemplated thereby in any forum other than New York State or United States federal courts sitting in the borough of Manhattan, New York City, and that those courts will have exclusive jurisdiction in and over any claim or proceeding brought against any financing source or any of their respective affiliates under the debt commitment letters or in connection with the merger agreement or the transactions contemplated thereby.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s stockholders for a non-binding, advisory vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise relates to the merger. This proposal is commonly known as the “say-on-golden-parachute vote,” and we refer to it as the named executive officer merger-related compensation proposal. This compensation is summarized in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to the Company’s Named Executive Officers” and the corresponding Golden Parachute Compensation table under that section, including the footnotes to the table.

The board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The board unanimously recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of Lexmark International, Inc. (“Lexmark”) hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable by Lexmark to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on the Company, Apex, Holdings, Parent or Merger Sub. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company’s stockholders.

The above resolution approving the merger-related compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The board unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to adopt the merger agreement, if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the board to any date. In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal. However, if you indicate that you wish to vote against the proposal to adopt the merger agreement, your shares of common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal. The Company does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

The board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The Company’s common stock is traded on NYSE under the symbol “LXK.”

The following table sets forth during the periods indicated the high and low sales prices of common stock:

	Market Price		Dividend Declared
	High	Low
2014
First Quarter	$46.80	$34.32	$0.30
Second Quarter	$48.22	$40.83	$0.36
Third Quarter	$51.77	$41.74	$0.36
Fourth Quarter	$44.43	$37.90	$0.36

2015
First Quarter	$45.37	$37.18	$0.36
Second Quarter	$46.49	$41.46	$0.36
Third Quarter	$47.69	$27.22	$0.36
Fourth Quarter	$35.77	$28.60	$0.36

2016
First Quarter	$33.68	$24.11	$0.36
Second Quarter (through May 18, 2016)	$38.89	$31.62	$0.36

The closing sale price of our common stock on April 18, 2016, which was the last trading day before the merger was publicly announced, was $34.32 per share. On [●], 2016, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of our common stock was $[●] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes certain information, to the best knowledge of the Company, as of May 17, 2016, as to the shares of common stock beneficially owned by each entity owning beneficially more than 5% of the outstanding shares of common stock of the Company.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Iridian Asset Management LLC(2) 276 Post Road West Westport, CT 06880-4704	9,363,301	14.93%

The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	6,164,540	9.83

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	4,444,044	7.08

FMR LLC(5) 245 Summer Street Boston, MA 02210	4,150,260	6.62

First Eagle Investment Management, LLC(6) 1345 Avenue of the Americas New York, NY 10105	3,382,217	5.39

(1)	Based on 62,731,700 shares of common stock outstanding as of May 17, 2016.
(2)	Based on a Schedule 13G/A jointly filed as a group with the SEC on February 11, 2016, by Iridian Asset Management LLC (“Iridian”), David L. Cohen (“Cohen”) and Harold J. Levy (“Levy”), such Reporting Persons are the beneficial owners of 9,363,301 shares, which includes options to acquire beneficial ownership of 568,300 shares within 60 days of December 31, 2015 (which options have since expired unexercised). Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of 8,794,701 shares of common stock, which does not include the options to acquire 568,300 shares within 60 days of December 31, 2015 (which options have since expired unexercised). Cohen and Levy may be deemed to share with Iridian the power to vote or direct the vote and to dispose or direct the disposition of such shares. Iridian is majority owned by Arovid Associates LLC, a Delaware limited liability company owned and controlled by the following: 12.5% by Cohen, 12.5% by Levy, 37.5% by LLMD LLC, a Delaware limited liability company, and 37.5% by ALHERO LLC, a Delaware limited liability company. LLMD LLC is owned 1% by Cohen, and 99% by a family trust controlled by Cohen. ALHERO LLC is owned 1% by Levy and 99% by a family trust controlled by Levy. Iridian has direct beneficial ownership of the shares of common stock in the accounts for which it serves as the investment adviser under its investment management agreements. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and having the power to vote and direct the disposition of shares of common stock as joint Chief Investment Officers of Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares.
(3)	Based on a Schedule 13G/A filed with the SEC on February 10, 2016. The Vanguard Group, Inc. (“Vanguard”), an investment adviser, is the beneficial owner of 6,164,540 shares. Of such shares, Vanguard has sole dispositive power over 6,120,979 shares and shared dispositive power over 43,561 shares. Vanguard has sole voting power over 44,261 shares and shared voting power over 3,000 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 40,561 shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 6,700 shares as a result of its serving as an investment manager of Australian investment offerings.

(4)	Based on a Schedule 13G/A filed with the SEC on January 26, 2016. BlackRock, Inc. (“BlackRock”), as parent holding company of investment advisory subsidiaries, BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; and BlackRock Life Limited, is the beneficial owner of 4,444,044 shares. Of such shares, BlackRock has sole voting power over 4,202,577 shares and sole dispositive power over 4,444,044 shares.
(5)	Based on a Schedule 13G jointly filed with the SEC on February 12, 2016 by FMR LLC (“FMR”) and Abigail P. Johnson (Director, Vice Chairman and Chief Executive Officer and President of FMR). FMR, as parent holding company of certain of its subsidiaries and affiliates, and other companies, and Abigail P. Johnson are the beneficial owners of 4,150,260 shares over which they have sole dispositive power. Of such shares, FMR has sole voting power over 217,037 shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(6)	Based on a Schedule 13G filed with the SEC on February 5, 2016. First Eagle Investment Management, LLC (“First Eagle”), an investment adviser, is the beneficial owner of 3,382,217 shares over which it has shared dispositive and voting power. First Eagle Fund of America (“FEA”), a registered investment company, may be deemed to beneficially own 3,382,217 shares, including common stock underlying call options referencing an aggregate of 550,000 shares. FEA is managed by First Eagle and sub-advised by Iridian. Each of First Eagle and Iridian is deemed to be the beneficial owner of the 3,382,217 shares. Clients of First Eagle have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such shares.

The following table furnishes certain information, to the best knowledge of the Company, as of May 17, 2016, as to the shares of common stock beneficially owned by (1) each director of the Company, (2) each named executive officer of the Company and (3) all directors and executive officers of the Company as a group. The address of each person listed below is the address of the Company.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Jared L. Cohon	34,960	*
J. Edward Coleman	35,755	*
W. Roy Dunbar	22,559	*
William R. Fields	54,799	*
Ralph E. Gomory	61,040	*
Stephen R. Hardis	138,102	*
Sandra L. Helton	22,182	*
Robert Holland, Jr.	77,163	*
Michael J. Maples	32,203	*
Jean-Paul L. Montupet	65,020	*
Kathi P. Seifert(2)	61,455	*
Paul A. Rooke(3)	663,708	1.06%
David Reeder	25,607	*
Gary D. Stromquist	28,000	*
Reynolds C. Bish	2,404	*
Martin S. Canning	100,707	*
Robert J. Patton	57,490	*
All directors and executive officers as a group (19 persons)	1,741,058	2.78%

*	Less than 1% of class (based on 62,731,700 shares outstanding as of May 17, 2016).
(1)	Shares beneficially owned include shares that may be acquired pursuant to the exercise of options that are exercisable within 60 days following May 17, 2016 by the following persons and groups in the following amounts: William R. Fields, 14,900 shares; Ralph E. Gomory, 14,900 shares; Stephen R. Hardis, 14,900 shares; Robert Holland, Jr., 14,900 shares; Michael J. Maples, 4,800 shares; Jean-Paul L. Montupet, 14,900 shares; Kathi P. Seifert, 14,900 shares; Paul A. Rooke 348,000 shares; Gary D. Stromquist 14,000 shares; and all directors and executive officers as a group (19 persons), 566,200 shares. Included in these shares are (i) deferred stock units and associated dividend equivalent units granted to Directors as a result of their election to defer all or a portion of their Board fees under the 2005 Nonemployee Director Stock Plan, (ii) restricted stock units and associated dividend equivalent units granted to Directors which have become fully vested and for which settlement has been deferred or will become fully vested within 60 days following May 17, 2016, and (iii) elective deferred stock units and associated dividend equivalent units granted to executive officers as a result of their election to defer all or a portion of their annual incentive compensation under the Stock Incentive Plan. These shares also include shares allocated to executive officers through participation in the Lexmark Savings Plan. The shares held in the Lexmark Savings Plan can be voted by each executive officer, and each executive officer has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, the trustee shall tender or not tender shares as directed by each participant in the plan.
(2)	Ms. Seifert’s shares include 4,660 shares owned by an investment agency account established by Ms. Seifert for her own benefit.
(3)	Mr. Rooke’s shares include 267,070 shares owned by a revocable trust established by Mr. Rooke for his own benefit.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of common stock of the Company unless otherwise indicated.

Beneficial owners of shares of common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement and the merger. Voting against or failing to vote for the adoption of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•	You must not vote in favor of, or consent in writing to, the adoption of the merger agreement and the merger. A vote in favor of the adoption of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•	You must continue to hold your shares of common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the aggregate consideration, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to Lexmark International, Inc. One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock.

Within 10 days after the effective date of the merger, the surviving corporation (i.e., Lexmark International, Inc.) must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the aggregate consideration specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares.

Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining the fair value of the shares of common stock and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share aggregate consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the per share aggregate consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the aggregate consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Lexmark International, Inc., Attention: Investor Relations, One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550 or by calling (859) 232-5568. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of stockholders in 2017. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2017 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2017 annual meeting will be held. If the 2017 meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2017 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

If a holder of the common stock wishes to present a proposal for consideration at the 2017 annual meeting, any such proposal must be received at the Company’s offices at One Lexmark Centre Drive, Lexington, Kentucky 40550, Attention: Corporate Secretary, on or before December 9, 2016. In addition, the Company’s By-Laws provide that in order for any shareholder to nominate a director or propose to transact any corporate business at an annual meeting of stockholders, the stockholder must have given written notice, by certified mail, to the Secretary of the Company, which must be received by the Secretary of the Company not less than 60 nor more than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the preceding year’s annual meeting, the notice must be received by the Secretary not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on its website under the “Investors” section of www.lexmark.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the following address and phone number: Investor Relations Department, One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550, telephone (859) 232-5568. Each such request must set forth a good faith representation that, as of the close of business on the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit) to the foregoing address or telephone number.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed February 29, 2016,

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed April 29, 2016,

•	Definitive Proxy Statement for the Company’s 2016 Annual Meeting, filed April 8, 2016, and

•	Current Reports on Form 8-K, filed January 4, 2016, March 25, 2016, April 20, 2016 and April 29, 2016.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [●], 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

NINESTAR HOLDINGS COMPANY LIMITED,

NINESTAR GROUP COMPANY LIMITED,

NINESTAR LEXMARK COMPANY LIMITED,

LEXMARK INTERNATIONAL, INC.

and

APEX TECHNOLOGY CO., LTD.

(solely for purposes of Article 4, Section 5.12, Section 5.16, Section 7.2 and Article 8)

dated as of April 19, 2016

A-i

4.6	Information in the Proxy Statement	A-23
4.7	Ownership of Company Capital Stock	A-24
4.8	Ownership of Parent and Merger Sub	A-24
4.9	No Holdings, Parent or Merger Sub Activity	A-24
4.10	Management Arrangements	A-24
4.11	Vote and Approval Required	A-24
4.12	Availability of Funds	A-24
4.13	Solvency	A-26
4.14	Investigation; No Other Representations and Warranties	A-26

ARTICLE 5 COVENANTS		A-27

5.1	Conduct of Business by the Company Pending the Closing	A-27
5.2	Access to Information; Confidentiality	A-30
5.3	No Solicitation	A-30
5.4	Efforts	A-33
5.5	Public Announcements	A-35
5.6	Employee Benefit Matters	A-36
5.7	Indemnification of Directors and Officers	A-37
5.8	Takeover Statutes	A-39
5.9	Section 16 Matters	A-39
5.10	Stockholder Litigation	A-39
5.11	Proxy Statement and Stockholder Meeting	A-39
5.12	Financing	A-40
5.13	Financing Assistance	A-42
5.14	Debt Offers	A-44
5.15	Letters of Credit	A-46
5.16	Apex Shareholder Meeting and SZSE Clearance	A-47

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		A-47

6.1	Conditions to Obligations of Each Party Under This Agreement	A-47
6.2	Conditions to Obligations of Parent and Merger Sub Under This Agreement	A-48
6.3	Conditions to Obligations of the Company Under This Agreement	A-48

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		A-49

7.1	Termination	A-49
7.2	Effect of Termination	A-51
7.3	Company Termination Fee	A-51
7.4	Parent Termination Fee and Other Regulatory Termination Fee	A-52
7.5	Amendment	A-55
7.6	Waiver	A-55

ARTICLE 8 GENERAL PROVISIONS		A-55

8.1	Nonsurvival of Representations and Warranties	A-55
8.2	Fees and Expenses	A-55
8.3	Transfer Taxes	A-55
8.4	Notices	A-55
8.5	Certain Definitions	A-57
8.6	Terms Defined Elsewhere	A-63
8.7	Headings	A-66
8.8	Severability	A-66
8.9	Entire Agreement	A-66
8.10	Assignment	A-66

A-ii

8.11	No Third-Party Beneficiaries	A-66
8.12	Mutual Drafting; Interpretation	A-67
8.13	Governing Law; Consent to Jurisdiction; Arbitration	A-67
8.14	Sovereign Immunity	A-69
8.15	Counterparts	A-69
8.16	Specific Performance	A-70
8.17	No Recourse or Liability Against Debt Financing Sources or SBLC Financing Sources	A-70
8.18	Guarantee	A-70

EXHIBITS

Exhibit A	Form of Letter of Credit

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 19, 2016 (this “Agreement”), is made by and among Ninestar Holdings Company Limited, a Cayman Islands exempted limited liability company (“Holdings”), Ninestar Group Company Limited, a Cayman Islands exempted limited liability company and a wholly owned subsidiary of Holdings (“Parent”), Ninestar Lexmark Company Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Lexmark International, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Article 4, Section 5.12, Section 5.16, Section 7.2 and Article 8, Apex Technology Co., Ltd., a company organized under the laws of PRC and listed on the Shenzhen Stock Exchange (“Apex”). Capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.5, Section 8.6 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A. Holdings and Parent desire to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

B. Each of the Boards of Directors (or equivalent governing body) of Holdings, Parent and Merger Sub and the Board of Directors of the Company (the “Company Board”) has approved this Agreement and the acquisition of the Company by Parent (including the Merger) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

C. On the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), with the Merger to be effected pursuant to Section 251(c) of the DGCL. Each issued and outstanding share of Class A Common Stock, par value $0.01 per share, of the Company (the “Shares”) immediately prior to the Effective Time (other than Cancelled Shares or Dissenting Shares) will be cancelled and converted in the Merger into the right to receive cash in an amount equal to the Merger Consideration.

D. The Company Board has, upon the terms and subject to the conditions set forth herein, made the Company Board Recommendation.

E. The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, (a) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption and (d) recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement.

F. Holdings, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

G. At a meeting duly called and held, the board of directors of Apex has approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the articles of association of Apex and the applicable listing rules and regulations of Shenzhen Stock Exchange.

H. As a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has agreed to provide to the Company, not later than 5:00 p.m., New York City time, on April 28, 2016, an irrevocable standby letter of credit issued by Bank of China Limited, New York Branch (the “Issuing Bank”) in

the face amount of $150,000,000, for the benefit of the Company and in the form attached hereto as Exhibit A (the “Letter of Credit”), which may be drawn by the Company in accordance with the terms thereof in the event the Parent Termination Fee or the Other Regulatory Termination Fee is not paid by Parent when due in accordance with the terms of this Agreement and to satisfy any damages judgment, decision or award (including any arbitral award) relating to the Parent Termination Fee or the Other Regulatory Termination Fee.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected pursuant to Section 251(c) of the DGCL and shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, licenses, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) Subject to Section 5.7, at the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety in the form set forth as the certificate of incorporation of Merger Sub immediately prior to the Effective Time (except that the certificate of incorporation of the Surviving Corporation shall provide that the name of the Surviving Corporation shall be “Lexmark International, Inc.”), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, subject to Section 5.7, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time or such other individuals as are designated by Parent as of the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Equity Interests of the Company, other than as permitted by Section 5.1(b), shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), division or subdivision of shares or other similar transactions, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration will be equitably adjusted to reflect such change.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., New York City time, on a date to be specified by the parties (such date and time, the “Closing Date”), such date to be no later than three (3) Business Days after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed in writing by the parties hereto. On the Closing Date, or on such other date and time to which Merger Sub and the Company may agree in writing, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties hereto in writing and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter being referred to as the “Effective Time”).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Cancelled Shares, shall be converted into the right to receive cash in an amount equal to $40.50 without interest (the “Merger Consideration”), payable net to the holder in cash, subject to any required withholding of Taxes as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2.

(b) Merger Sub Equity Interests. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares of common stock of Merger Sub so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Cancelled Shares. Each Share that is owned directly by the Company (or any direct or indirect wholly owned Subsidiary of the Company), Holdings, Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Merger Sub shall designate a reputable U.S. bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be subject to the reasonable prior written approval of the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). Parent and Merger Sub shall enter into a Paying Agent Agreement prior to the Effective Time in a form reasonably satisfactory to the Company and shall pay, or cause to be paid, the fees and expenses of the Paying Agent. Prior to the date on which the Closing is to occur, Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled pursuant to this Agreement (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as directed by Merger Sub, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares; provided, that any such investments shall be in obligations of, or guaranteed by, the United States government. Earnings from such investments shall be the sole and exclusive property of Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”) which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree upon and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration, the forms of which letter of transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Merger Sub, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement (subject to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in compliance with this Agreement that remain unpaid at the Effective Time), except for Certificates representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a

Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one (1) or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares of such holder shall forthwith be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree upon, and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration, the forms of which letter of transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares so surrendered shall forthwith be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement (subject to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in compliance with this Agreement that remain unpaid at the Effective Time), except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Shares represented by such Certificates or such Book-Entry Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the applicable Merger Consideration as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the Exchange Fund (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first (1st) anniversary of the Effective Time will be returned to the Surviving Corporation, upon demand, and any such holder that has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any required withholding of Taxes as provided in Section 2.5, in respect of such holder’s surrender of its Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become the property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a), without interest and subject to any required withholding of Taxes as provided in Section 2.5. Merger Sub may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder that is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and that complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses its right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease, and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any required withholding of Taxes as provided in Section 2.5.

(b) The Company shall give prompt notice to Parent of any written demands received by the Company for appraisal of any Shares, of any written withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall have a reasonable opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, except to the extent required by applicable Law, the Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.

2.4 Treatment of Company Options and Company RSU Awards.

(a) Each option to purchase Shares (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be fully vested (to the extent unvested) and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option by (ii) the total number of Shares subject to such Company Option, provided, that if the exercise price of any Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any payment therefor. Holdings, Parent or one of Parent’s Subsidiaries, as applicable, shall pay to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of applicable Tax Law with respect to the making of such payment, within one (1) Business Day following the Effective Time.

(b) Each award of restricted stock units or deferred stock units that corresponds to Shares (each, a “Company RSU Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be fully vested and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the total number of Shares subject to such Company RSU Award by (ii) the Merger Consideration. The Company or one of the Company Subsidiaries, as applicable, shall pay to the holders of Company RSU Awards the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of applicable Tax Law with respect to the making of such payment, within one (1) Business Day following the Effective Time unless otherwise required by Section 409A of the Code. With respect to any Company RSU Award that is subject to performance-based vesting conditions, for purposes of clause (i) of the first sentence of this Section 2.4(b), the total number of Shares subject to such Company RSU Award shall be determined based on the greater of target performance and actual performance through the date on which the Effective Time occurs (extrapolating such performance through the end of the full performance period) and pro-rating such number based on the Applicable Pro-Ration Factor. The “Applicable Pro-Ration Factor” shall mean, (A) in the case of an award granted in 2016, one (1), and (B) in the case of an award granted prior to 2016, the ratio of (1) the number of days from and including the first day of the performance period through and including the Closing Date to (2) the total number of days in the performance period.

(c) Prior to the Effective Time, the Company Board or any authorized committee thereof will adopt such resolutions as may reasonably be appropriate or required in its discretion to effectuate the actions contemplated by this Section 2.4.

2.5 Withholding Rights. Holdings, Parent, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Tax Law. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document under the headings “Forward-Looking Statements,” “Risk Factors” or any similar section, in each case, to the extent they are predictive, cautionary or forward-looking in nature) or (ii) the disclosure schedule delivered by the Company to Holdings, Parent and Merger Sub concurrent with the execution of this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that disclosure in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Company Disclosure Schedule to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent), the Company hereby represents and warrants to Holdings, Parent and Merger Sub as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct or nature of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available or caused to be made available to Merger Sub true and complete copies of (i) any amendments to the Restated Certificate of Incorporation of the Company (the “Company Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the By-Laws of the Company (the “Company Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of its “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act) (each, a “Significant Company Subsidiary”), and each as so made available is in full force and effect. The Company has not taken any action in breach or violation of any of the material provisions of the Company Charter and the Company Bylaws.

(c) All the issued and outstanding Equity Interests in (i) each Significant Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens and (ii) each of the other Company Subsidiaries are owned, directly or indirectly, by the Company, other than Equity Interests required by applicable Law to be held by directors and/or officers or other third parties and other than any failure to so own a number of such Equity Interests that would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company does not own, directly or indirectly, any Equity Interests in any Person that would be material to the Company and the Company Subsidiaries, taken as a whole, other than the Company Subsidiaries and excluding (i) securities in any publicly traded companies held for investment by the Company or any Company Subsidiaries and comprising less than one percent (1%) of the outstanding stock of such publicly traded company and (ii) for the avoidance of doubt, holdings of pension plans, 401(k) plans and other similar funds.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 900,000,000 Shares, of which, as of the close of business on April 13, 2016 (the “Capitalization Date”), there were 62,639,833 Shares issued and outstanding (excluding 36,498,485 Shares held in treasury), (ii) 10,000,000 shares of Class B common stock, par value $0.01 per share, of the Company (“Class B Common Stock”), of which, as of the Capitalization Date, no shares of Class B Common Stock were issued and outstanding, and (iii) 1,600,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), of which, as of the Capitalization Date, no shares of Company Preferred Stock were issued and outstanding. No Company Subsidiary owns any Shares or has any option or warrant to purchase Shares or any other Equity Interest in the Company. All of the outstanding Shares have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Capitalization Date, there were 10,521,664 Shares reserved for future issuance under the Benefit Plans. As of the close of business on the Capitalization Date, there were (i) 852,729 Shares subject to Company Options (with Company Options covering 643,322 Shares having an exercise price less than the Merger Consideration and the weighted average exercise price for such in-the-money Company Options equal to $24.38 per Share) and (ii) outstanding Company RSU Awards covering 4,890,089 Shares (assuming in the case of performance-based Company RSU Awards, maximum performance). All Shares subject to issuance under the Benefit Plans upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) As of the close of business on the Capitalization Date, except as set forth in Section 3.2(a) and Section 3.2(b), there are no outstanding Equity Interests or other options, warrants or other rights issued by the Company or any Company Subsidiary, relating to or based on the value of any Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, acquire or sell any

Equity Interests of the Company or any Company Subsidiary. From the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued any Shares, Company Options, Company RSU Awards or other Equity Interests other than Shares issued upon the exercise of any Company Options or settlement of Company RSU Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms.

(d) Except with respect to the Company Options and Company RSU Awards pursuant to the Benefit Plans and the related award agreements, there are no outstanding obligations of the Company or any Company Subsidiary requiring the repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any Shares or other Equity Interests of the Company or any Company Subsidiary.

(e) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right generally to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company. As of the date of this Agreement, neither the Company nor any Company Subsidiary is party to or bound by any shareholder agreements, voting trusts or other agreements with any Third Party relating to the voting or registration of any equity securities of the Company or any Company Subsidiary.

3.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action. Except for the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares at the stockholders meeting duly called and held for the purpose of adopting this Agreement or any adjournment or postponement thereof (the “Stockholder Meeting”) in favor of the adoption of this Agreement (the “Stockholder Approval”) and the filing of the Certificate of Merger as required by the DGCL, no other corporate proceedings on the part of the Company are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. On or prior to the date hereof, the Company Board has, by resolutions duly adopted, (i) determined that the terms of the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement (the foregoing recommendations in clauses (i) through (iv), collectively, the “Company Board Recommendation”).

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Apex, Holdings, Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) conflict with or violate any provision of the Company Charter or the Company Bylaws. Except as would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) (a) assuming that all consents, approvals, authorizations and permits described in Section 3.5 and the Stockholder Approval have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (b) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound or affected or any Company Permit.

3.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of Holdings, Parent and Merger Sub in Section 4.4, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with the pre-merger notification obligations of the HSR Act and the Competition Laws in Austria, Germany, Mexico, Poland, Russia and Turkey, (c) compliance with and filings under any applicable foreign, federal or state securities laws, including the Securities Act and the Exchange Act, including the filing with the SEC of a proxy statement in definitive form relating to the Stockholder Meeting (together with any supplements or amendments thereto, the “Proxy Statement”), (d) compliance with, and such filings as may be required under, the rules and regulations of the New York Stock Exchange (“NYSE”), (e) submission to CFIUS of a joint voluntary notice of the transaction contemplated by this Agreement and any requested supplemental information pursuant to the DPA (the “CFIUS Notice”) and receipt of the CFIUS Approval and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Permits; Compliance with Law.

(a) The Company and the Company Subsidiaries hold all authorizations, qualifications, licenses, permits, certificates, variances, exemptions, consents, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted (the “Company Permits”), except where the failure to hold any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all such Company Permits are in full force and effect and, as of the date hereof, are not subject to any administrative or judicial proceeding pending, or to the Knowledge of the Company, threatened by any Governmental Entity that has had or would reasonably be expected to result in any adverse modification, termination or revocation thereof and (ii) the Company and the Company Subsidiaries are in compliance in all respects with the terms and requirements of all such Company Permits.

(b) Neither the Company nor any Company Subsidiary is in conflict with, default under or violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

As of the date hereof, there is no judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 3.6, no representation or warranty shall be deemed to be made in this Section 3.6 in respect of the matters referenced in Section 3.7(a) or in respect of environmental, Tax, employee benefits or labor matters.

3.7 SEC Filings; Financial Statements.

(a) Since December 31, 2013, the Company has filed or otherwise furnished (as applicable) with the SEC all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents” and, together with any of the foregoing filed with the SEC after the date hereof and prior to the Effective Time, the “Company Filings”). As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, (i) the Company SEC Documents did not (or, with respect to each Company Filing filed after the date hereof, will not, subject to Section 3.23) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) the Company SEC Documents complied, and each Company Filing filed after the date hereof (other than the Proxy Statement, which is addressed by Section 3.23) will comply, as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and/or the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder. None of the Company Subsidiaries is required as of the date hereof, or has been required at any time since December 31, 2013, to file statements, prospectuses, forms, periodic reports, schedules, exhibits or any other documents, filings and materials with the SEC.

(b) The Company has made available to Parent true, correct and complete copies of all material correspondence between the Company or any of the Company Subsidiaries, on the one hand, and the SEC, on the other hand, with respect to any outstanding or unresolved comments in comment letters received from the SEC staff as of the date hereof with respect to the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(c) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company Filings when filed (collectively, the “Company Financial Statements”) (i) have been prepared in all material respects in accordance with GAAP (subject, in the case of unaudited statements, to the absence of footnote disclosures and other presentation items and normal year-end audit adjustments, or as otherwise permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

(d) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off balance sheet arrangements” (as defined in

Item 303(a) of Regulation S-K promulgated by the SEC), which would be reasonably likely to have a material effect on the Company and Company Subsidiaries, taken as a whole.

3.8 Internal Controls. The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has, based on its most recent evaluation of internal controls prior to the date hereof, disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.9 No Undisclosed Liabilities. Except for those liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the audited consolidated balance sheet of the Company, as of December 31, 2015, or the notes thereto (collectively, the “Company Balance Sheet”) that is included in the Company SEC Documents filed prior to the date hereof, (b) incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (c) for Taxes, which are addressed in Section 3.19, (d) permitted or incurred under this Agreement or in connection with the transactions contemplated hereby, including the Merger, or otherwise disclosed in the Company Disclosure Schedule or (e) that otherwise would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is, as of the date of this Agreement, subject to any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto).

3.10 Absence of Certain Changes or Events.

(a) Since the date of the Company Balance Sheet through the date of this Agreement, except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and during such period neither the Company nor any Company Subsidiary has undertaken or effected, or authorized or agreed to undertake or effect, any action that, if taken or effected after the date of this Agreement, would require Parent’s written consent pursuant to Section 5.1(a), (c), (d), (e), (f), (g), (m), (n) or (q) (solely as it relates to Section 5.1(a), (c), (d), (e), (f), (g), (m) or (n)).

(b) Since the date of the Company Balance Sheet, there has not been any Company Material Adverse Effect.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material Benefit Plans.

(b) The Company has made available to Parent, with respect to each material Benefit Plan, (i) each writing constituting a part of such Benefit Plan, including all amendments thereto, (ii) the most recent Annual

Report (Form 5500 Series) and accompanying schedules, if any and (iii) the most recent determination letter from the IRS (if applicable) for such Benefit Plan.

(c) (i) Each Benefit Plan has been maintained and administered in material compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS; (iii) with respect to each Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code: (A) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (B) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full, (C) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of the Company Subsidiaries, and (D) as of the date hereof no notice of intent to terminate any such Benefit Plan has been filed and no amendment to treat any such Benefit Plan as terminated has been adopted, and there have been no proceedings instituted (by the Pension Benefit Guaranty Corporation or otherwise) to treat any such Benefit Plan as terminated; (iv) no Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits not in excess of three (3) years under severance arrangements; (v) no liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any other employee benefit plan, program, agreement or arrangement, in any case, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any of the Company Subsidiaries, or by any trade or business, whether or not incorporated, that together with the Company or any of the Company Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”) that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, any Company Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) except as would not reasonably be expected to have, individually or in the aggregate, a material effect on the Company and the Company Subsidiaries taken as a whole, all contributions or other amounts payable by the Company or the Company Subsidiaries as of the date hereof with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) no employee benefit plan of the Company or the Company Subsidiaries is a “multiemployer plan” within the meaning of Section 4001(a) of ERISA; and (viii) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans or any trusts related thereto that would reasonably be expected to result in material liability of the Company and the Company Subsidiaries taken as a whole.

(d) Except as provided in this Agreement or as required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any Company Subsidiary to severance pay, or any other payment or benefit from the Company or the Company Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant or officer; or (iii) require any contributions or payments to fund any obligations under any Benefit Plan.

(e) Neither the Company nor any of the Company Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(f) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.11 are the sole and exclusive representations and warranties of the Company with respect to employee benefits matters.

3.12 Labor Matters.

(a) Each of the Company and the Company Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, employee representatives, collective bargaining agreements, compensation and benefits and wages and hours.

(b) Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization, works council or group of employees, and to the Knowledge of the Company, as of the date hereof no labor union, labor organization, works council or group of employees has been certified to represent any employee of the Company or any Company Subsidiary or has applied to represent such employees. To the Knowledge of the Company, during the two (2) years preceding the date of this Agreement, there have not been any material labor union organizing activities with respect to any employees of the Company or any Company Subsidiary.

(c) During the two (2) years preceding the date of this Agreement, there has not been any, and as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, material work stoppage, slowdown or labor strike against the Company or any Company Subsidiary.

(d) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.12 and in Section 3.14 are the sole and exclusive representations and warranties of the Company with respect to labor matters.

3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and that falls within any of the following categories:

(i) any joint venture, franchise, equity investment, partnership or strategic alliance Contract related to the formation, creation, operation, management or control of any partnership, joint venture or other similar entity in which the Company or any Company Subsidiary owns any partial interest and that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(ii) any Contract that (A) requires or provides for capital expenditures (or series of capital expenditures) by the Company or any Company Subsidiary in an amount in excess of $5,000,000 individually or (B) requires or specifically provides for any annual payments or receipts by the Company or any of the Company Subsidiaries in an amount in excess of $5,000,000 entered into other than (x) in the ordinary course of business or (y) in connection with the process leading to the entry into this Agreement and the consummation of the transactions contemplated hereby;

(iii) any Contract that is a Material Company Lease;

(iv) any settlement, conciliation or similar agreement (A) with any Governmental Entity or (B) that would require the Company or any of the Company Subsidiaries to pay consideration of more than $1,500,000 after the date of this Agreement;

(v) any Contract that contains any covenant restricting or limiting, in a respect or to a degree that is material to the Company and the Company Subsidiaries, taken as a whole, the ability of the Company or any of the Company Subsidiaries to engage in any line of business or compete with any Person, in each case in any geographic area;

(vi) any Contract, other than any Contract described by the parenthetical phrase in Section 3.13(a)(xi), expressly limiting the ability of the Company or the Company Subsidiaries (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (B) to make loans to the Company or any of the Company Subsidiaries or (C) to grant Liens on the property of the Company or any of the Company Subsidiaries;

(vii) any Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(viii) any Contract under which the Company or any Company Subsidiary licenses or sublicenses Intellectual Property material to the business of the Company and the Company Subsidiaries, taken as a whole, (A) from any third party (x) on an exclusive basis or (y) on a non-exclusive basis other than in the ordinary course of business (other than any Contract that is a software (including software-as-a-service) license or sublicense for internal use only for an aggregate consideration under such license or sublicense of less than $5,000,000) or (B) to any third party (x) on an exclusive basis or (y) on a non-exclusive basis other than in the ordinary course of business;

(ix) any Contract pursuant to which the Company or any of the Company Subsidiaries is a party that creates or grants a material Lien on properties or other assets of the Company or any of the Company Subsidiaries, other than any Permitted Liens;

(x) (A) any Contract for the acquisition, directly or indirectly (by merger or otherwise), by the Company or any Company Subsidiary of a business or division or capital stock or other equity interests of any Person (other than the Company or a Company Subsidiary) (x) for aggregate consideration in excess of $5,000,000 and entered into on or after January 1, 2013 or (y) pursuant to which the Company or any of the Company Subsidiaries has continuing or outstanding purchase price adjustment, indemnification, “earn-out” or other similar contingent payment obligations after the date hereof in excess of $5,000,000 or (B) any Contract that gives any Person the right to acquire any assets of the Company or the Company Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date hereof with a total consideration of more than $5,000,000; and

(xi) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money (other than trade payables in the ordinary course) or any financial guaranty, in each case with respect to a principal amount in excess of $5,000,000.

Each Contract of the type described in this Section 3.13(a), together with any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, is referred to herein as a “Company Material Contract.” A true and complete copy of each Company Material Contract in effect as of the date hereof has been made available to Merger Sub (including, where applicable, pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(b) As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief) and (ii) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any counterparty, is in breach or default under any Company Material Contract.

3.14 Investigation; Litigation. As of the date hereof, (a) to the Knowledge of the Company, there is no formal investigation pending or threatened by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, (b) there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the Knowledge of the Company, threatened and (c) neither the Company nor any Company Subsidiary nor any of their respective properties, rights or assets is or are subject to any outstanding Order, that in the case of the foregoing clause (a), (b) or (c), would reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent or materially delay the Company from consummating the Merger.

3.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is in compliance with all applicable Environmental Laws, and each has obtained, or has timely applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted, (b) none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law and (c) none of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances. Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.15 and in Section 3.14 are the sole and exclusive representations and warranties of the Company with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health and worker safety.

3.16 Intellectual Property.

(a) Registered IP. Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of March 24, 2016 of (i) all registered Trademarks and pending Trademark applications material to the business of the Company and the Company Subsidiaries, taken as a whole, (ii) all Patents material to the business of the Company and the Company Subsidiaries, taken as a whole, (iii) all registered copyrights, and pending applications to register any of the foregoing, material to the business of the Company and the Company Subsidiaries, taken as a whole, and (iv) all registered domain names material to the business of the Company and the Company Subsidiaries, taken as a whole, in each case that consists of Company Intellectual Property (collectively, “Company Registered IP”). As of the date hereof, to the Knowledge of the Company, each item of Company Registered IP (other than patent applications) is subsisting, valid and enforceable.

(b) Proceedings; Infringement. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened before any court, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company or any Company Subsidiary is a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered IP. As of the date of this Agreement, (i) (A) no Proceedings for which the outcome would be material to the Company and its Subsidiaries, taken as a whole, are pending or were pending within the three (3) years preceding the date of this Agreement against the Company or any Company Subsidiary or, to the Knowledge of the Company, are threatened in writing alleging that the Company or any Company Subsidiary is Infringing the Intellectual Property of any Person, (B) neither the Company nor any Company Subsidiary has instituted or threatened to institute in writing any Proceeding for which the outcome would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, against any Person alleging that such Person is Infringing the Company Intellectual Property, and (C) to the Knowledge of the Company, the operation by the Company and the Company Subsidiaries of their respective businesses has not in the three (3) years preceding the date of this Agreement and, as currently conducted, does not Infringe the Patent rights of any Person in a manner that would be material to the business of the Company and the Company Subsidiaries, taken as a whole; and (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) no Person is Infringing the Company Intellectual Property and (B) the operation by the Company and the Company Subsidiaries of their respective businesses has not in the three (3) years preceding the date of this Agreement and, as currently conducted, does not Infringe the non-patent Intellectual Property rights of any Person.

(c) Privacy; Cybersecurity. The Company and the Company Subsidiaries have in place policies and procedures regarding data security, privacy, and the storage, transfer, use or processing of Personally Identifiable Information that are commercially reasonable. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all such policies and applicable Laws related to data privacy and data security and (ii) to the Knowledge of the Company, there has been (A) no material loss or theft of data or security breach relating to data (including Personally Identifiable Information) in the possession, custody or control of the Company or any Company Subsidiary or used in the business of the Company or any of the Company Subsidiaries, (B) no material violation of any security policy regarding any such data (including Personally Identifiable Information), (C) no unauthorized access or unauthorized use of any such data (including Personally Identifiable Information) and (D) no unintended or improper disclosure of any Personally Identifiable Information in the possession, custody or control of the Company or any Company Subsidiary or a contractor or agent acting on behalf of the Company or any Company Subsidiary. As of the date hereof, (1) no claims have been asserted or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary relating to data security, privacy, or the storage, transfer, use or processing of data (including Personally Identifiable Information), and (2) to the Knowledge of the Company, the Company and the Company Subsidiaries are not the subject of any audits, investigations or other inquiries or Proceedings relating to data security, privacy, or the storage, transfer, use or processing of data (including Personally Identifiable Information) from any Governmental Entity, in the case of clause (1) or clause (2), that would be material to the Company and the Company Subsidiaries, taken as a whole.

(d) IP Ownership. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary is the sole and exclusive owner of each item of Company Intellectual Property (including all items listed in Section 3.16(a) of the Company Disclosure Schedule) and, except as may be set forth in Section 3.16(d) of the Company Disclosure Schedule, free and clear of any Liens (except for Permitted Liens). Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of Company Intellectual Property material to the business of the Company or any of the Company Subsidiaries, (i) have been and are a party to “work-for-hire” arrangements with the Company or one of the Company Subsidiaries pursuant to which ownership of such Company Intellectual Property automatically vests in the Company or one of the Company Subsidiaries or (ii) have assigned to the Company or one of the Company Subsidiaries all of such personnel’s right, title and interest in such Company Intellectual Property and all other tangible and intangible property (including all Intellectual Property) developed, created or otherwise arising in connection with the conception or development of such Company Intellectual Property.

(e) Source Code; Open Source Software. No source code that is Company Intellectual Property and that is material to the business of the Company and the Company Subsidiaries, taken as a whole, has been disclosed, delivered or licensed by the Company or any Company Subsidiary to a third party, and no obligation exists to disclose, deliver or license any such source code in the future, except (i) to employees, consultants, independent contractors and agents of the Company or any of the Company Subsidiaries acting on the Company’s or any Company Subsidiaries’ behalf and (ii) source code placed in third party escrows that has not been released from such escrow and will not be released as a result of this Agreement or the consummation of the transactions contemplated hereby. Except as would not be material to the business of the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, the Company has not in the three (3) years preceding the date of this Agreement used and is not using Open Source Software in any manner that would, with respect to any Company Intellectual Property, (i) require its disclosure or distribution in source code form,

(ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof or (iv) create obligations for the Company or any Company Subsidiary with respect to any Company Intellectual Property or grant to any third party any rights under any Company Intellectual Property. With respect to any Open Source Software that is being used by the Company or any Company Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Company and the Company Subsidiaries are in compliance with all applicable licenses with respect thereto.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in Section 3.4, this Section 3.16 and in Section 3.14 are the sole and exclusive representations and warranties of the Company with respect to Intellectual Property, data security, privacy and data transfer.

3.17 Certain Business Practices.

(a) Since January 1, 2011, none of the Company, the Company Subsidiaries, or any of the Company’s directors or executive officers, in connection with the business of the Company or any Company Subsidiary, or, to the Knowledge of the Company, any other employee or third party, in each case, acting on behalf of the Company or any Company Subsidiary, has taken any action in material violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption related Laws (collectively, “Bribery Legislation”).

(b) Since January 1, 2011, neither the Company nor any Company Subsidiary has received any written, or, to the Knowledge of the Company, oral communication from any Governmental Entity that alleges or finds that the Company, any Company Subsidiary or any employee or agent thereof (in such capacity) is in violation of any Bribery Legislation, including the FCPA.

3.18 Customs and Trade Laws. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and Company Subsidiaries is, and at all times since January 1, 2014 has been, in compliance with all applicable Customs and International Trade Laws, and (b) as of the date hereof there are no material pending or to the Knowledge of the Company threatened claims concerning any liability of the Company and the Company Subsidiaries with respect to any false statement or omission made by the Company or any Company Subsidiary related to (i) applicable Customs and International Trade Laws or (ii) export licenses or other approvals or matters involving any Customs and International Trade Laws matter.

3.19 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) all Tax Returns that are required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate, and (ii) the Company and the Company Subsidiaries have paid all Taxes due and owing by any of them (including Taxes required to be withheld from payments to third parties), in each case, other than with respect to Taxes for which adequate reserves have been established, in accordance with GAAP and in the financial statements of the Company and the Company Subsidiaries;

(b) no deficiencies for Taxes have been assessed by any Governmental Entity in writing against the Company or any of the Company Subsidiaries except for deficiencies which have been satisfied by payment, settled or withdrawn;

(c) as of the date hereof, there is not pending any audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries has received written notice within the three (3) years prior to the date of this

Agreement from a Government Entity in a jurisdiction where it does not file income Tax Returns that it is or may be subject to income taxation by that jurisdiction;

(d) neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e) the Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement;

(f) neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement (other than (i) any Tax indemnification provisions in commercial agreements or agreements that are not primarily related to Taxes and (ii) any agreement between or among any of the Company and the Company Subsidiaries);

(g) neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2);

(h) neither the Company nor any of the Company Subsidiaries has liability for any Taxes of another Person (other than the Company or the Company Subsidiaries) pursuant to U.S. Treasury Regulation Section 1.1502-6 or a similar provision of any applicable Law, or as a transferee or successor;

(i) there are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries that are not provided for in the Company SEC Documents, other than Permitted Liens;

(j) the Company and each of the Company Subsidiaries (i) have made available to Parent true, correct and complete copies of all written agreements with any Governmental Entity relating to Tax holidays or Tax incentives, as in effect as of the date hereof, and (ii) are in compliance with all requirements of any such Tax holidays or Tax incentives;

(k) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has incurred any liabilities for Taxes since December 31, 2015, other than in the ordinary course of business or in connection with any transaction contemplated by this Agreement; and

(l) to the Knowledge of the Company, the Company has made available to Parent all contemporaneous documentation prepared and maintained by or on behalf of the Company or the Company Subsidiaries to substantiate the transfer pricing practices and methodology of the Company and the Company Subsidiaries for tax years ended December 31, 2013 and December 31, 2014.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.19 and in Section 3.11 are the sole and exclusive representations and warranties of the Company with respect to Taxes.

3.20 Real Property.

(a) With respect to each parcel of Owned Real Property:

(i) Either the Company or a Company Subsidiary has good, valid and marketable fee simple title (or the equivalent, as applicable), free and clear of all Liens (other than Permitted Liens).

(ii) To the Knowledge of the Company, no third party has a right to acquire any interest in the Owned Real Property.

(iii) As of the date hereof, there are no eminent domain or similar proceedings pending or, to the Knowledge of the Company, threatened affecting all or any material portion of the Owned Real Property. To the Knowledge of the Company, as of the date hereof there is no writ, injunction, decree, order or judgment outstanding, nor any Proceeding pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Owned Real Property.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Owned Real Property is in good condition and repair and is sufficient for the uses in which such property is presently employed.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Lease requiring an annual payment in excess of $500,000 (the “Material Company Lease”) is, to the Knowledge of the Company, valid and in full force and effect and (ii) as of the date hereof, neither the Company nor any of the Company Subsidiaries, nor to the Knowledge of the Company any other party to any Material Company Lease, has violated any provision of such Material Company Lease, and neither the Company nor any Company Subsidiary has received written notice that it has breached, violated or defaulted under any Material Company Lease.

3.21 Insurance. The Company and the Company Subsidiaries maintain policies of insurance covering the Company, the Company Subsidiaries and their respective employees, properties and assets (collectively, “Insurance Policies”) in amounts which the Company reasonably believes are adequate for the operation of its and the Company Subsidiaries’ businesses. Neither the Company nor any Company Subsidiary (a) is in breach or default of any of the Insurance Policies or (b) has received any written notice of termination or cancellation or denial of coverage with respect to any Insurance Policy, and all such insurance is outstanding and duly in force, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.22 Opinion of Financial Advisor. The Company Board has received the opinion (the “Fairness Opinion”) of Goldman, Sachs & Co. (the “Company Financial Advisor”), to the effect that, as of the date of the Fairness Opinion, and based upon and subject to the various qualifications, assumptions and limitations set forth therein, the $40.50 per Share to be paid the stockholders (other than Holdings, Parent and Merger Sub and their respective affiliates) of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view.

3.23 Information in the Proxy Statement. The Proxy Statement, at the time it is first mailed to the stockholders of the Company and at the time of the Stockholder Meeting, will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation or warranty is made by the Company with respect to information supplied in writing by Holdings, Parent or Merger Sub specifically for inclusion therein. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable Laws, including the provisions of the Securities Act and the Exchange Act, except that no representation or warranty is made by the Company with respect to information supplied by Holdings, Parent or Merger Sub for inclusion therein.

3.24 Brokers. Except for the Company’s obligations to the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

3.25 State Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.7, no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement or the Merger.

3.26 National Security. (a) Neither the Company nor any Company Subsidiary manufactures or exports any technology, products, technical data, or any other material that is (i) subject to the United States International Traffic in Arms Regulations, Export Administration Regulations (other than items designated as EAR99 on the Commodity Classification List) or (ii) to the Knowledge of the Company, otherwise prohibited from being exported to China under applicable export control laws; and (b) to the Knowledge of the Company, (i) neither the Company nor any Company Subsidiary has received, directly or indirectly, grants or similar funds relating to research or development from any U.S. federal Governmental Entity during the past five years, (ii) as of the date hereof, (A) neither the Company nor any Company Subsidiary is, and for the three (3) years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has been, a party to any customer or supply Contract that involves annual receipts by the Company or any of the Company Subsidiaries in excess of $50,000 individually with any U.S. federal Governmental Entity as a prime contractor (each, a “Government Contract”) and (B) neither the Company nor any Company Subsidiary has, for the five (5) years prior to the date of this Agreement, entered into any Government Contract with respect to a classified program, and (c) neither the Company nor any Company Subsidiary stores information that is classified for national security purposes under Executive Order 13256 (or similar Law). Prior to the execution hereof, the Company has provided Purchaser’s Representatives, on an “outside counsel only” basis, a list (which list was generated on April 16, 2016) setting forth U.S. Federal government printer sales accounts for the Company’s printer sales force that provides certain sales data for the years 2013, 2014 and 2015, which list and data the Company uses for purposes of determining compensation for certain of its U.S. Federal government sales professionals.

3.27 No Other Representations or Warranties. In the absence of fraud and intentional misrepresentation, except for the representations and warranties expressly set forth in this Article 3 (as qualified by the Company Disclosure Schedule), none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Holdings, Parent, Merger Sub or any of their respective Representatives or affiliates on any such representation or warranty) with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Holdings, Parent, Merger Sub or their respective Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, in the absence of fraud and intentional misrepresentation, neither the Company nor any other Person will have or be subject to any liability or other obligation to Holdings, Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Holdings’, Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Holdings, Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Holdings, Parent, Merger Sub or their respective Representatives or affiliates or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3 (as qualified by the Company Disclosure Schedule).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF APEX, HOLDINGS, PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Apex, Holdings, Parent and Merger Sub to the Company concurrent with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that disclosure in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Parent

Disclosure Schedule to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent), Apex, Holdings, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Apex, Holdings, Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Apex, Holdings, Parent and Merger Sub is duly qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority. Each of Apex, Holdings, Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. Except for the Apex Shareholder Approval in connection with the consummation of the transactions contemplated hereby (including the Merger) and subject to Section 4.4, the execution and delivery of this Agreement by each of Apex, Holdings, Parent and Merger Sub, as applicable, and the consummation by Apex, Holdings, Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, including the approval of this Agreement by Holdings as sole shareholder of Parent and Parent as sole stockholder of Merger Sub, in each case, by resolution of its director(s) in accordance with the memorandum and articles of association of Parent and the Certificate of Incorporation of Merger Sub, respectively (evidence of each of which written consents has been delivered to the Company), and no other corporate proceedings on the part of Apex, Holdings, Parent or Merger Sub are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Apex, Holdings, Parent and Merger Sub and, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Apex, Holdings, Parent and Merger Sub, enforceable against Apex, Holdings, Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Apex, Holdings, Parent or Merger Sub or the consummation by Apex, Holdings, Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) conflict with or violate any provision of the certificate of incorporation, memorandum and articles of association, bylaws or similar organizational or governing documents of Apex, Holdings, Parent or Merger Sub. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the execution, delivery or performance of this Agreement by Apex, Holdings, Parent or Merger Sub or the consummation by Apex, Holdings, Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) (a) assuming that the Apex Shareholder Approval is obtained and assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to Apex, Holdings, Parent or Merger Sub or any other Subsidiary of Apex, Holdings or Parent (each, a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets or (b) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Holdings, Parent, Merger Sub or any Parent

Subsidiary pursuant to any Contract, permit or other instrument or obligation to which Holdings, Parent, Merger Sub or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected.

4.4 Required Filings and Consents. Assuming the accuracy of the representations of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by Apex, Holdings, Parent and Merger Sub or the consummation by Apex, Holdings, Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or the filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with the pre-merger notification obligations of the HSR Act and the Competition Laws in Austria, Germany, Mexico, Poland, Russia and Turkey, (c) compliance with and filings under any applicable foreign, federal or state securities laws, including the Securities Act and the Exchange Act, (d) submission to CFIUS of the CFIUS Notice and receipt of the CFIUS Approval, (e) the filings and approvals with or by PRC Governmental Entities with respect to the transactions contemplated hereby, including (i) the filings with and/or approvals of NDRC and MOFCOM with respect to the transactions contemplated hereby and (ii) SAFE’s registration and/or approvals in connection with the transactions contemplated hereby, including registration and/or approvals for conversion of RMB funds into U.S. dollar funds and transfer of U.S. dollar funds to Merger Sub or the holders of Shares or other interests pursuant to or in connection with this Agreement (the filings, approvals, acceptances and/or registrations referred to in clauses (i) and (ii) of this Section 4.4(e) and Section 4.4(f) collectively, the “PRC Regulatory Approvals”), (f) acceptance by the Shenzhen Stock Exchange (“SZSE”) of the disclosure of the major assets purchase report of Apex with respect to the transactions contemplated hereby (the “SZSE Clearance”) and (g) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, none of Seine, Apex, Holdings, Parent or any of their respective affiliates (nor, to the Knowledge of Parent, any of the other Equity Financing Sources or any of their respective affiliates) have received any communication from the NDRC in respect of or relating to any of the transactions contemplated by this Agreement (other than the letter dated January 6, 2016 from the NDRC to Seine, which Parent has provided to the Company).

4.5 Litigation. As of the date hereof, there is no Proceeding to which Holdings, Parent or any Parent Subsidiary is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, none of Apex, Holdings, Parent or Merger Sub nor any of their respective properties or assets is or are subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6 Information in the Proxy Statement. The information relating to Apex, Holdings, Parent or Merger Sub supplied by or on behalf of Apex, Holdings, Parent or Merger Sub for inclusion in, or incorporation by reference into, the Proxy Statement will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, at the time and in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Apex, Holdings, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company, the Company Subsidiaries or any of their respective affiliates that is contained in the Proxy Statement.

4.7 Ownership of Company Capital Stock.

(a) None of Apex, Holdings, Parent, Merger Sub or any other Parent Subsidiary beneficially owns any Shares.

(b) None of Apex, Holdings, Parent, Merger Sub or any other Parent Subsidiary is, nor at any time during the last three (3) years has Apex, Holdings, Parent, Merger Sub or any other Parent Subsidiary been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.8 Ownership of Parent and Merger Sub. All of the outstanding Equity Interests of Parent have been duly authorized and validly issued and are wholly owned by Holdings. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued and are wholly owned by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incidental to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, Merger Sub has not prior to the date hereof engaged in any business or other activities.

4.9 No Holdings, Parent or Merger Sub Activity. Holdings, Parent and Merger Sub were formed solely for the purpose of engaging in the transactions contemplated hereby, including the Merger, and since the date of Holdings’, Parent’s and Merger Sub’s formation, none of Holdings, Parent or Merger Sub has engaged in any activities other than in connection with its formation and this Agreement and the transactions contemplated hereby, including the Merger.

4.10 Management Arrangements. As of the date hereof, none of Apex, Holdings, Parent or Merger Sub, or any of their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.11 Vote and Approval Required. At a meeting duly called and held, the board of directors of Apex has approved this Agreement and the transactions contemplated hereby in accordance with applicable Law, the articles of association of Apex and the applicable listing rules and regulations of Shenzhen Stock Exchange. The affirmative vote of at least two-thirds of the voting shares of Apex held by the shareholders present at the Apex Shareholder Meeting approving this Agreement, the transactions contemplated hereby (including the Merger) and the other matters set forth in Section 4.11 of the Parent Disclosure Schedule (collectively, the “Apex Shareholder Approval”) is the only vote of holders of any of Apex’s capital stock necessary in connection with the consummation of the Merger or the transactions contemplated hereby. No vote of the shareholders of Holdings or Parent or the holders of any other securities of Holdings or Parent (equity or otherwise) is required by any applicable Law, the articles of association or bylaws or other equivalent organizational documents of Holdings or Parent, for Holdings and Parent to consummate the transactions contemplated hereby. The Authorizations from Governmental Entities and shareholders that are required to be obtained by any of Apex, Holdings, Parent and Merger Sub set forth in Section 6.1 of this Agreement include all material Authorizations from Governmental Entities and shareholders that are required to be obtained in connection with the transactions contemplated hereby, including the Merger. “Authorization” when used in this Section 4.11 means: (a) an authorization, consent, approval, resolution, license, exemption, filing, notarization, lodgment or registration; or (b) in relation to anything which will be fully or partly prohibited or restricted by Law if a Governmental Entity intervenes or acts in any way within a specified period after lodgment, filing, registration or notification, the expiry of that period without intervention or action.

4.12 Availability of Funds. Holdings, Parent and Merger Sub have furnished the Company with a true and complete copy of (a) each executed equity commitment letter, dated as of the date hereof, among each of (i) Apex and Seine, (ii) PAG Asia I LP, (iii) PAG Asia II LP and (iv) Legend Capital Management Co., Ltd. (collectively, the “Equity Financing Sources”), on the one hand, and Holdings and the Company, on the other hand (such letters, including all exhibits, schedules, annexes, supplements and amendments thereto, collectively, the “Equity Commitment Letters”), (b) an executed debt commitment letter, dated as of the date hereof, among Bank of China Limited, New York Branch, China CITIC Bank International Limited, China CITIC Bank International Limited, New York Branch, China CITIC Bank Corporation Limited, Guangzhou Branch (together with their respective affiliates, their successors and assigns and each other Person that has committed to provide or has otherwise entered into agreements in connection with the Debt Financing, including any joinder, together with the former, current or future partners, shareholders, members, managers, directors, officers, employees, agents and representatives of each of the foregoing and their successor and assigns, the “Debt Financing Sources”) and Merger Sub and each executed fee letter associated therewith (provided, that provisions in the fee letter related solely to fees, flex terms and other economic terms may be redacted to the extent they do not affect the conditionality of the debt commitments contemplated thereby) (such commitment letter, including all exhibits, schedules, annexes, supplements and amendments thereto and each such redacted fee letter, collectively, the “Debt Commitment Letter”), and (c) an executed commitment letter, dated as of the date hereof, among Bank of China Limited, Zhuhai Branch, Bank of China Limited, Macau Branch, China CITIC Bank International Limited, China CITIC Bank Corporation Limited, Guangzhou Branch and China CITIC Bank International Limited, New York Branch (together with their respective affiliates, their successors and assigns and each other Person that has committed to provide or has otherwise entered into agreements in connection with the SBLC Financing, including any joinder, together with the former, current or future partners, shareholders, members, managers, directors, officers, employees, agents and representatives of each of the foregoing and their successor and assigns, the “SBLC Financing Sources” and together with the Debt Financing Sources and the Equity Financing Sources, the “Financing Sources”) and Parent and each executed fee letter associated therewith (provided, that provisions in the fee letter related solely to fees, flex and other economic terms may be redacted to the extent they do not affect the conditionality of the debt commitments contemplated thereby) (such commitment letter, including all exhibits, schedules, annexes, supplements and amendments thereto and each such redacted fee letter, collectively, the “SBLC Commitment Letter” and together with the Equity Commitment Letters and the Debt Commitment Letter, the “Commitment Letters”). Pursuant to the Commitment Letters, and subject to the terms and conditions thereof, the Financing Sources have committed to provide Holdings, Parent or Merger Sub, as applicable, with the amounts set forth in the Commitment Letters (the “Financing”) for purposes of financing the Merger and the other transactions contemplated hereby. None of the Commitment Letters has been amended or modified prior to the date hereof, and, to the Knowledge of Parent, no such amendment or modification is contemplated as of the date hereof (other than solely in connection with the appointment of additional agents and arrangers as contemplated by the Debt Commitment Letter or SBLC Commitment Letter). As of the date hereof, (i) the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect and (ii) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any Commitment Letters. There are no side letters or other agreements, contracts or arrangements of any kind relating to any Commitment Letter that impose conditions to the funding of the Financing contemplated by the Commitment Letters other than as expressly set forth in the Commitment Letters delivered to the Company on the date hereof. Assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.2 and performance by the Company of its obligations under this Agreement, the aggregate net proceeds contemplated by the Commitment Letters, when funded in accordance with the applicable Commitment Letters on the Closing Date, will be sufficient for Parent and the Surviving Corporation to pay and satisfy in full all amounts required to be paid pursuant to this Agreement or otherwise in connection with the Merger, including (1) the aggregate Merger Consideration hereunder, (2) the cash consideration to be paid to holders of Company Options and Company RSU Awards, (3) the 2018 Notes and the 2020 Notes, in each case, together with the “change of control” premium and accrued interest due thereon, to the extent applicable, (4) the Credit Agreement dated as of January 18, 2012, as amended, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto and (5) all fees and expenses of Parent and Merger Sub in connection with the transactions contemplated hereby payable at Closing. The Commitment Letters are not subject to any conditions precedent relating to the funding of the Financing other than as set forth therein and, as of the date hereof, are binding and in full force and effect and are the legal, valid, binding and enforceable obligations of Holdings, Parent or Merger Sub, as applicable (assuming due authorization, execution and delivery by the other parties thereto) and, to the Knowledge of

Parent, each of the other parties thereto, in each case, except that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally. All commitment and other fees required to be paid under the Commitment Letters prior to the date hereof have been paid in full. Assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.2 and performance by the Company of its obligations under this Agreement, Parent has no reason to believe that the conditions to the funding contemplated by the Commitment Letters will not be satisfied or that the aggregate proceeds contemplated by the Commitment Letters will not be available to Holdings, Parent or Merger Sub, as applicable, on the Closing Date; provided, that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties of the Company set forth in Article 3 or the Company’s compliance hereunder. Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of the representation and warranties in this Section 4.12 shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Parent is willing and able to consummate the transactions contemplated hereby on the Closing Date in accordance with the terms hereof.

4.13 Solvency. None of Holdings, Parent or Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors thereof. Assuming the satisfaction in full of the conditions set forth in Section 6.1 and Section 6.2, as of the Closing, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, including the Financing, Holdings on a consolidated basis with Parent and the other Parent Subsidiaries (including the Company and the Company Subsidiaries) will be Solvent. For purposes of this Section 4.13, “Solvent” means that:

(a) the amount of the fair value of the assets of Holdings, Parent and the Parent Subsidiaries, on a consolidated basis as of such date, exceeds, on a consolidated basis, the amount of all liabilities of Parent and the Parent Subsidiaries on a consolidated basis, contingent or otherwise;

(b) the present fair saleable value of the property (on a going concern basis) of Holdings, Parent and the Parent Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c) Holdings, Parent and the Parent Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d) Holdings, Parent and the Parent Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, any business or transaction contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this Section 4.13, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

4.14 Investigation; No Other Representations and Warranties. Each of Apex, Holdings, Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and the Company Subsidiaries. Each of Apex, Holdings, Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Apex,

Holdings, Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided to Apex, Holdings, Parent or Merger Sub in connection with the transactions contemplated by this Agreement including the accuracy, completeness or currency thereof other than the representations and warranties contained in Article 3 (as qualified by the Company Disclosure Schedule). Without limiting the foregoing, each of Apex, Holdings, Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person will have or be subject to any liability or other obligation to Apex, Holdings, Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Apex’s, Holdings’, Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Apex, Holdings, Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Apex, Holdings, Parent, Merger Sub or their respective Representatives or affiliates or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in Article 3 hereof (as qualified by the Company Disclosure Schedule).

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable Law or as contemplated or permitted by this Agreement (including the remainder of this Section 5.1), or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (i) conduct its operations only in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts to preserve substantially intact its business organization and to preserve its and their present relationships with customers, suppliers, employees and other Persons with whom it and they have material business relations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable Law or as contemplated or permitted by this Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7:

(a) amend, modify, waive, rescind or otherwise change the Company Charter or Company Bylaws or, in the case of Company Subsidiaries, their certificates of incorporation, bylaws, or equivalent organizational or governing documents in a manner that is material to the business of such Company Subsidiary;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests (except for transactions between the Company and any direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries), other than (i) grants of Company RSU Awards covering up to 50,000 Shares in the aggregate in connection with new hires and promotions in the ordinary course of business, (ii) the issuance of Shares upon the exercise of Company Options or the vesting of Company RSU Awards outstanding as of the date hereof or otherwise permitted to be granted hereunder in accordance with their terms, (iii) the adoption of a stockholder rights agreement and the issuance of rights to purchase Equity Interests of the Company pursuant to such stockholder rights agreement and the issuance of Equity Interests pursuant to the exercise of such rights, so long as such stockholder rights agreement is not applicable to the Merger and

(iv) pledges of securities in connection with the incurrence or refinancing of indebtedness permitted under Section 5.1(h);

(c) directly or indirectly sell, lease, license, sublicense, transfer, sell and leaseback, exchange, swap, abandon, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien) or otherwise dispose in whole or in part of any of its properties, assets or rights (other than Company Intellectual Property, which shall be governed by Section 5.1(o), and other than any such disposals of inventory or excess or obsolete assets, rights or properties in the ordinary course of business) or any interest therein except properties, assets or rights that have a fair market value of less than $1,500,000 individually or $7,500,000 in the aggregate (except, in each case, for (i) transactions between the Company and any direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries and (ii) pursuant to the Company’s existing receivables purchase facilities, European receivables factoring programs or any refinancing thereof permitted by Section 5.1(h));

(d) authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests or enter into any agreement with respect to the voting of its capital stock (other than dividends paid by a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary or the dividend of rights to purchase Equity Interests of the Company pursuant to a stockholder rights agreement permitted to be adopted under Section 5.1(b)); provided, that the Company may continue to authorize, declare and pay regular quarterly cash dividends on Shares (and, with respect to Company RSU Awards, dividend equivalents) in an amount not to exceed $0.36 per Share for each quarterly dividend, with usual record and payment dates for such dividends in accordance with past dividend practice;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock, or other Equity Interests, except (i) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Options to be able to pay the exercise price of the Company Option in accordance with the terms of such Company Options as in effect on the date hereof, (ii) the withholding or disposition of Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Benefit Plans in accordance with the terms of such awards as in effect on the date hereof, (iii) upon the forfeiture of outstanding Company Options or Company RSU Awards pursuant to their terms upon the termination of the employment of the holder thereof or otherwise or (iv) the redemption of any Equity Interests pursuant to a stockholder rights agreement permitted to be adopted under Section 5.1(b);

(f) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, other than transactions between the Company and any direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries;

(g) acquire (including by merger, consolidation, or acquisition of stock or assets) any Person, except with respect to such acquisitions in the ordinary course with a purchase price (including assumed indebtedness for borrowed money) not exceeding $5,000,000 individually or $10,000,000 in the aggregate and except for transactions between the Company and any direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries;

(h) incur any indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any Person (other than the Company and any direct or indirect wholly owned Company Subsidiary), except (i) in connection with refinancings of existing indebtedness that will mature prior to the expected Closing Date, (ii) for borrowings in the ordinary course of business under the Company’s existing credit facilities and receivables purchase facilities (or under refinancings of existing credit facilities and receivables purchase facilities that will mature prior to the expected Closing Date) and for transactions between the Company and any direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries, (iii) indebtedness for borrowed money that is prepayable at any time without penalty or premium, in an amount not to exceed $10,000,000 in the aggregate, (iv) short-term borrowings (exclusive of those under any existing credit facilities, existing receivables purchase facilities, existing European receivables factoring programs or refinancings of such receivables purchase facilities or receivables factoring programs) in an aggregate principal amount not to exceed $5,000,000 outstanding at any time for working capital purposes in the ordinary course of business or (v) letters of credit and similar instruments issued in the ordinary course of the Company’s business, including the pledging of cash or other security as may be required by the issuer;

(i) make any material loans, advances or capital contributions to any other Person, except for (i) loans among the Company and its direct or indirect wholly owned Company Subsidiaries or among the Company’s direct or indirect wholly owned Company Subsidiaries and (ii) operating leases and extensions of credit terms to customers in each case in the ordinary course of business;

(j) make any new capital expenditure or expenditures, or commit to do so, other than capital expenditures (i) contemplated by the Company’s 2016 budget (the “2016 Budget”) set forth in Section 5.1(j) of the Company Disclosure Schedule, (ii) in any calendar quarter of 2017, not in excess in the aggregate of one quarter of the aggregate amount contemplated by the 2016 Budget or (iii) capital expenditures of less than $1,500,000 individually or $7,500,000 in the aggregate;

(k) except in the ordinary course of business, (i) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, or (ii) materially modify or amend in a manner materially adverse to the Company, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract (unless in the case of each of clauses (i) and (ii), such action is permitted under paragraph (b), (c), (g), (h), (i), (j), (l), (n), (o), (p) or (q) of this Section 5.1);

(l) other than to comply with any Benefit Plan as in effect on the date of this Agreement, (i) except as permitted by Section 5.6(f), increase the compensation or benefits of any employee of the Company or any Company Subsidiary except for routine increases in the base salaries (not in excess of 3% on an aggregate basis of all employees’ salaries for 2016) of employees with an annual base salary of less than $250,000 (or the equivalent of such amount) in the ordinary course of business consistent with past practice or in connection with promotions in the ordinary course business consistent with past practice; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any employee of the Company or any Company Subsidiary other than employees with an annual base salary of less than $250,000 (or the equivalent of such amount), (iii) establish, adopt, enter into, amend or terminate any collective bargaining or any other labor-related agreements or arrangements with any labor union, labor organization, works council or group of employees, or bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement for the benefit of any employee of the Company or any Company Subsidiary, other than (A) amendments to Benefit Plans that are health and welfare plans and (B) entries into or amendments of employment agreements or offer letters with employees with an annual base salary of less than $250,000 (or the equivalent of such amount), in each case, in the ordinary course of business consistent with past practice and in a manner that does not contravene the other covenants set forth in this Section 5.1(l) or materially increase the cost to the Company of maintaining such Benefit Plan or the benefits provided thereunder; or (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan;

(m) make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable Law;

(n) other than in the ordinary course of business, waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with this Agreement or the transactions contemplated hereby) or other Proceedings, other than settlements of, or compromises for, any such litigation or other Proceedings (A) funded, subject to payment of a deductible, by insurance coverage maintained by the Company and the Company Subsidiaries or (B) for less than $5,000,000 (after taking into account insurance coverage maintained by the Company or the Company Subsidiaries) in the aggregate beyond the amounts reserved on the Company Financial Statements;

(o) (i) sell, assign, transfer, encumber or license (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice or in connection with a compromise or settlement of any material claim, litigation, investigation or proceeding to the extent permitted under Section 5.1(n)), or (ii) other than in the ordinary course of business, permit to lapse, abandon or otherwise dispose of, in each case to any third company, any material Intellectual Property owned by the Company or any Company Subsidiary;

(p) other than in the ordinary course of business (i) amend any material Tax Return, (ii) settle or compromise any material Tax liability for an amount materially in excess of the amount accrued or reserved with respect thereto on the Company Balance Sheet (or in a more recent Company consolidated balance sheet included in the Company SEC Documents), (iii) make, change or revoke any material Tax election except to the extent consistent with past practice or (iv) change any material method of Tax accounting; or

(q) agree to do any of the foregoing.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause the Company Subsidiaries to (i) provide to Holdings, Parent, Merger Sub, the Debt Financing Sources, and the SBLC Financing Sources and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company and the Company Subsidiaries, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof or (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; provided, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes that doing so would (A) result in the loss of attorney-client, work product or other privilege, (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any Third Party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is a party, (C) result in a competitor of the Company or of any Company Subsidiary receiving information that is competitively sensitive or (D) breach, contravene or violate any applicable Law (including Competition Laws).

(b) Each of Holdings, Parent and Merger Sub hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Information” as defined in, and which term shall be construed in accordance with, the confidentiality agreement (including the exceptions contained therein to that which constitutes “Information”), dated as of November 4, 2015, between the Company and Seine (the “Confidentiality Agreement”).

5.3 No Solicitation.

(a) Subject to the other clauses of this Section 5.3, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries not to, and shall instruct its Representatives not to on behalf of the

Company, (i) initiate, solicit or knowingly facilitate a proposal or offer, or the making, submission or announcement of any proposal or offer, which constitutes or would be reasonably expected to lead to an Acquisition Proposal, (ii) engage in, enter into or continue any discussions or negotiations regarding, or furnish to any Third Party any nonpublic information relating to the Company or any Company Subsidiary in response to, any inquiry, proposal or offer that constitutes or would be reasonably expected to lead to an Acquisition Proposal (other than informing any Third Party of the existence of the provisions contained in this Section 5.3) (provided, that the Company may ascertain facts from any Person making an Acquisition Proposal for the purpose of the Company Board’s informing itself about such Acquisition Proposal and the Third Party making it), (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iv) withdraw, change or qualify, or otherwise publicly propose to withdraw, change or qualify, in a manner adverse to Holdings, Parent or Merger Sub, the Company Board Recommendation or fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders, (v) enter into any merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal, (vi) if a tender offer or exchange offer for the Shares that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten (10) Business Days after commencement, or (vi) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (iii), (iv) or (vi) (to the extent related to the foregoing clauses (iii) or (iv)), a “Change of Board Recommendation”). The Company shall promptly cease and cause to be terminated any discussion or negotiation with any Persons conducted prior to the date hereof by the Company, the Company Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal or potential Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the Stockholder Approval (i) the Company receives a bona fide written Acquisition Proposal from a Third Party and (ii) the Company Board determines in good faith, after consultation with its advisors, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the Third Party making such Acquisition Proposal, its Representatives and its potential sources of financing and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal, its Representatives and its potential sources of financing regarding such Acquisition Proposal; provided, that the Company (1) will not, and will cause the Company Subsidiaries not to and will instruct its Representatives not to, disclose any material nonpublic information to such Third Party without first entering into (or having previously entered into) an Acceptable Confidentiality Agreement with such Third Party and (2) will promptly (and in any event within seventy-two (72) hours) provide to Parent any material nonpublic information concerning the Company or the Company Subsidiaries provided or made available to such Third Party that was not previously provided or made available to Parent.

(c) The Company shall promptly (and in any event within seventy-two (72) hours) notify Parent in the event that the Company receives any Acquisition Proposal, and provide to Parent a copy of such Acquisition Proposal (or, where no such copy is available, a reasonable description of such Acquisition Proposal) unless such disclosure would violate any Contract by which the Company or any Company Subsidiary is bound as of the date hereof (provided, that the Company may redact the identity of, or any identifying facts regarding, the Person making such Acquisition Proposal). Without limiting the foregoing, the Company shall promptly (and in any event within seventy-two (72) hours after such determination) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(b).

(d) Notwithstanding anything to the contrary contained in Section 5.3(a), if the Company has received a bona fide written Acquisition Proposal that the Company Board determines, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal, the Company Board may at any time prior to the Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal or fail to include the Company Board Recommendation in the Proxy Statement and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, in either case subject to the requirements of this Section 5.3(d). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(d) or terminate this Agreement pursuant to this Section 5.3(d) and Section 7.1(g) unless the Company shall have provided to Parent at least three (3) Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Acquisition Proposal, and shall have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal (provided, that the Company may redact the identity of, or any identifying facts regarding, the Person making such Acquisition Proposal if such disclosure would violate any Contract by which the Company or any Company Subsidiary is bound as of the date hereof), and:

(i) during the Notice Period, if requested by Parent, the Company shall, and shall cause its Representative, to engage in good faith negotiations with Parent and its Representatives regarding any amendment to this Agreement proposed in writing by Parent and intended to cause the relevant proposal to no longer constitute a Superior Proposal; and

(ii) the Company Board shall have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 5:00 p.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(d) with respect to such new written notice, except that the Notice Period shall be two (2) Business Days with respect to any such revised Superior Proposal, but no such written notice shall shorten the original Notice Period.

(e) Notwithstanding anything to the contrary contained in this Section 5.3, the Company Board may at any time prior to the Stockholder Approval effect a Change of Board Recommendation if (i) the Company Board determines that an Intervening Event has occurred and is continuing and (ii) the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law. Prior to the Company taking such Change of Board Recommendation, the Company shall provide Parent with three (3) Business Days’ prior written notice advising Parent that it intends to effect a Change of Board Recommendation (which notice itself will not constitute a Change of Board Recommendation) and specifying, in reasonable detail, the circumstances of such Intervening Event, and during such three (3) Business Day period, the Company shall, and shall cause its Representatives to, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement, so that it would no longer be inconsistent with the directors’ fiduciary obligations not to effect a Change of Board Recommendation, and shall consider in good faith any changes to this Agreement or other arrangements that may be offered in writing by, and would be legally binding upon, Parent by 5:00 p.m., New York City time, on the third (3rd) Business Day after the Company has provided the notice described herein and shall have determined in good faith, after consultation with its financial advisors and outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Change of Board Recommendation if such changes offered in writing by Parent in a definitive agreement were given effect.

(f) Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the

Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties or violate applicable Law; provided, that this Section 5.3(f) shall not permit the Company Board to make a Change of Board Recommendation except to the extent permitted by Section 5.3(d) or Section 5.3(e). The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

5.4 Efforts.

(a) Each of the Company, Holdings, Parent and Merger Sub shall use its best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) take all such actions as may be required to cause the expiration of the notice periods under Competition Laws with respect to such transactions as promptly as practicable after the execution of this Agreement, (iii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Holdings, Parent, Merger Sub or the Company, or any of their respective Subsidiaries to effect the Closing by not later than three (3) Business Days prior to the Outside Date, and to avoid any action or proceeding by any Governmental Entity (including those in connection with the pre-merger notification obligations of the HSR Act and the PRC Regulatory Approvals), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iv) cause the satisfaction of all conditions set forth in Article 6, (v) defend and seek to prevent the initiation of all actions, lawsuits or other legal, regulatory or other Proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, nonappealable Order, (vi) seek to have lifted or rescinded any injunction or restraining order that may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, nonappealable Order, (vii) as promptly as practicable, make or cause to be made all necessary applications and filings, make any other required submissions, and pay any fees due in connection therewith (all such fees to be solely the responsibility of, and to be paid by, Parent and Merger Sub), with respect to this Agreement and the Merger required under any Competition Laws and (viii) as promptly as reasonably practicable after the date hereof, make all necessary filings (and in any event file all required HSR Act notifications within ten (10) Business Days after the date hereof), and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under any other applicable Law. The Company, Holdings, Parent and Merger Sub shall cooperate with each other in connection with (A) preparing and filing the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and (C) seeking any such actions, consents, approvals or waivers or making any such filings. The Company, on the one hand, and Holdings and Parent, on the other hand, shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. No party to this Agreement shall consent to any delay of the Closing at the behest of any Governmental Entity without the prior written consent of the other parties to this Agreement. Holdings, Parent and Merger Sub shall not, except as may be consented to in advance in writing by the Company, directly or indirectly through one or more of its affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other Person or any division or assets thereof, that would reasonably be expected to cause a delay in or jeopardize the satisfaction of the conditions contained in Article 6 or the consummation of the Merger. Without limiting this Section 5.4(a), Holdings, Parent and Merger Sub agree to use their respective best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment under any Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Outside Date), including (1) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Holdings, Parent, Merger Sub, the Company or any of their respective Subsidiaries or (2) accepting any operational restrictions or otherwise taking or committing to take actions that limit Holdings’, Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Holdings, Parent, the Company or any of their respective Subsidiaries, in each case, as may be required to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, that would otherwise have the effect of preventing or delaying the Closing. In addition, each of Holdings, Parent, Merger Sub and the Company shall use their respective best efforts to defend through litigation on the merits any claim asserted in court by any party to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable (and in any event, no later than the Outside Date).

(b) Without limiting the generality of anything contained in this Section 5.4, each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties notified as to the status of any such request, inquiry, investigation or other Proceeding, (iii) promptly notify the other parties of any oral or written communication to or from any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement and (iv) promptly provide to the other parties copies of any written communications received or provided by such party, or any of its Subsidiaries, from or to any Governmental Entity with respect to the Merger or any other transaction contemplated by this Agreement; provided, that Holdings, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this section as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Each party hereto will consult and cooperate with the other parties with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions, or filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement or any transactions contemplated by this Agreement and will permit the other parties to review and discuss in advance and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or Proceeding, each party hereto will consult with the other parties in advance and give the other parties or their authorized representatives the opportunity to be present at each meeting or teleconference relating to such request, inquiry, investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Proceeding.

(c) Nothing contained in this Agreement shall give Apex, Holdings, Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(d) Holdings, Parent and the Company shall, and shall cause their respective affiliates to, use their reasonable best efforts to obtain CFIUS Approval. Such reasonable best efforts shall include promptly after the date hereof making any draft and final filings required in connection with the CFIUS Approval in accordance with the DPA, which draft filings shall be made within thirty (30) calendar days hereof, unless the parties hereto agree in writing otherwise, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes required by the DPA unless CFIUS agrees in writing to an extension of such timeframe. Each of Holdings, Parent and the Company shall, in connection with the efforts to obtain CFIUS Approval, (i) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, CFIUS, by promptly providing copies to the other party of any such written communications and (iii) permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other party the opportunity to attend and participate in any in-person meetings with CFIUS. With respect to Holdings and Parent, such reasonable best efforts shall also include agreeing to any action, condition or restriction required by CFIUS in connection with the CFIUS Approval, including the sale, divestiture, licensing or disposition of any assets, properties or businesses of Holdings, Parent, Merger Sub or the Company or any of their respective Subsidiaries or affiliates and any operational restrictions or otherwise taking or committing to take actions that limit Holdings’ or Parent’s or any Parent Subsidiary’s or Parent’s affiliates’ freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Holdings, Parent, the Company or any of their respective Subsidiaries or affiliates. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event that CFIUS notifies in writing Holdings, Parent and the Company that CFIUS (A) has completed its review or investigation or has determined that it requires no more time to review or investigate and (B) intends to send a report to the President of the United States recommending that the President act to suspend or prohibit the Merger (a “CFIUS Turndown”), Parent may request a withdrawal of the notice filed with CFIUS in connection with the CFIUS Approval and none of Holdings, Parent or the Company shall have any further obligation to seek CFIUS Approval; provided, that Holdings and Parent have complied with Section 7.4(d)–(g) and the obligation to avoid such a recommendation as specified in this Section 5.4(d). Subject to the foregoing, none of Holdings, Parent or the Company shall take or permit any of its Subsidiaries or affiliates to take any action that would reasonably be expected to prevent, delay or impede the CFIUS Approval. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the covenants and agreements set forth in this Section 5.4(d) constitute the sole obligations of the parties with respect to the efforts required to obtain CFIUS Approval.

(e) Prior to the Closing, the Company shall cooperate reasonably with Parent as Parent may reasonably request in connection with the Corporate Actions.

(f) Concurrently with the execution of this Agreement, Zhuhai Seine Technology Co., Ltd., a company organized under the laws of PRC (“Seine”), as the largest shareholder of Apex holding approximately 68.7% of the voting shares of Apex, has executed and delivered to the Company and Apex an undertaking letter dated as of the date hereof, pursuant to which Seine irrevocably and unconditionally agrees with the Company, for the benefit of the Company and Apex, among other things, to attend and to vote in favor of the approval of the Merger Agreement and the transactions contemplated hereby (including the Merger) at the Apex Shareholder Meeting and to vote all of the voting shares held by it in accordance with such undertaking letter.

5.5 Public Announcements. So long as this Agreement is in effect, Apex, Holdings, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall not, and shall use their reasonable best efforts to cause their respective advisors not to, issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of SZSE, any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or (b) with respect to any press release or other public statement by the Company permitted by Section 5.3. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company, Holdings and Parent.

5.6 Employee Benefit Matters.

(a) From and after the Effective Time, the Company shall, and Parent shall cause the Company to, honor all Benefit Plans in accordance with their terms as in effect immediately before the Effective Time. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and the Company Subsidiaries who continues to be employed by the Surviving Corporation or any Subsidiary thereof (“Company Employees”) (i) base compensation and cash bonus opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time, and (ii) all other compensation and employee benefits that are no less favorable in the aggregate than were provided to the Company Employee immediately before the Effective Time, it being understood that following the Effective Time Parent may change the compensation and benefits covered by this clause (ii) (including eliminating different forms of compensation and benefits and replacing them with other forms of compensation and benefits) so long as the compensation and benefits are no less favorable in the aggregate than were provided to the Company Employee immediately before the Effective Time. Without limiting the generality of the foregoing, for the one (1)-year period following the Effective Time, Parent shall cause the Surviving Corporation to provide any Company Employee who experiences a termination of employment under circumstances that would have entitled such Company Employee to severance benefits prior to the Effective Time, the severance benefits described in Section 5.6(a) of the Company Disclosure Schedule.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Holdings, Parent and the Parent Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is comparable to a Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or the Company Subsidiaries in which such employee participated immediately prior to the Effective Time, and Holdings and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Holdings and Parent hereby acknowledge that a “change of control” (or similar phrase) within the meaning of the Benefit Plans will occur at or prior to the Effective Time, as applicable.

(d) Immediately prior to the Effective Time, the Company may pay to each employee of the Company and the Company Subsidiaries actively employed as of immediately prior to the Effective Time and then participating in any Benefit Plan that is an annual bonus plan (an “Annual Bonus Plan”), a bonus equal to the product obtained by multiplying (i) the Company Employee’s full-year bonus entitlement under all such Annual Bonus Plans for the Company’s 2016 fiscal year, based on the greater of (A) deemed performance at “target” levels and (B) actual performance as of the Effective Time, extrapolated through the end of the Company’s 2016 fiscal year, and (ii) a fraction the numerator of which equals the number of days that have elapsed during the Company’s 2016 fiscal year through the Closing Date and the denominator of which equals 365; provided, that the bonus amount payable to any employee pursuant to this Section 5.6(d) will be reduced by any performance bonus previously paid to such individual in respect of a quarterly performance period during calendar year 2016.

(e) Immediately prior to the Effective Time, the Company may pay to each employee of the Company and the Company Subsidiaries actively employed as of immediately prior to the Effective Time and then participating in any Benefit Plan that is a cash-based long term incentive plan (an “LTIP”), with respect to each performance period under the LTIP, a bonus equal to the product obtained by multiplying (i) the Company Employee’s full bonus entitlement under the LTIP for the applicable performance period based on the greater of (A) deemed performance at “target” levels and (B) actual performance as of the Effective Time, extrapolated through the end of the applicable performance period, and (ii) a fraction the numerator of which equals the number of completed months that have elapsed during the applicable performance period through the Closing Date and the denominator of which equals the total number of months in the applicable performance period.

(f) The Company may establish a cash-based retention program as set forth in Section 5.6(f) of the Company Disclosure Schedule to promote retention and to incentivize efforts to consummate the Closing and to assist in the transition following the Closing (the “Retention Program”) with any awards thereunder payable no sooner than quarterly in equal installments on the three-month, six-month, nine-month and twelve-month anniversaries of the Closing Date; provided, that (i) if a participating employee experiences a qualifying termination of employment prior to payment of the full award, such employee shall be entitled to receive the unpaid portion of the award on the employee’s date of termination and (ii) the Company may use the Retention Program to increase the base compensation of one or more individuals and in such case the amount of the Retention Program shall be decreased by the annualized amount of such increase. Amounts under the Retention Program shall be allocated among the employees of the Company and the Company Subsidiaries identified, and in the amounts and on the terms determined, by the Chief Executive Officer of the Company (or his designee(s)); provided, that no such amounts shall be allocated to any Person deemed to be an “officer” of the Company for purposes of Section 16(a) of the Exchange Act. If a retention award or portion thereof under the Retention Program is forfeited by a participant, the Chief Executive Officer of the Company (or his designee(s)) may reallocate the retention award (or unpaid portion thereof) to existing employees or new hires of the Company and the Company Subsidiaries.

(g) Nothing in this Agreement shall confer upon any Company Employee any right to continue in the employ or service of Holdings, Parent or the Parent Subsidiaries. Notwithstanding any provision to the contrary contained in this Agreement, nothing in this Section 5.6 shall (i) be deemed or construed to be an amendment or other modification of any Benefit Plan or employee benefit plan of Holdings or Parent; (ii) create any third party rights in any current or former service provider or employee of Holdings, Parent or any of the Parent Subsidiaries (or any beneficiaries or dependents thereof) or (iii) prohibit Holdings, Parent or any of the Parent Subsidiaries from amending or terminating any Benefit Plan or any other employee benefit plan in accordance with their applicable terms.

5.7 Indemnification of Directors and Officers.

(a) From and after the Effective Time, the Company and the Surviving Corporation shall indemnify and hold harmless all past and current directors, officers and employees of the Company or any Company Subsidiary and each Person who served or is currently serving as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any Company Subsidiary (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) to the fullest extent permitted by Law against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of indemnifiable acts or omissions of a Covered Person’s service at the request or for the benefit of the

Company occurring at or prior to the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of the Company). Without limiting the foregoing, from and after the Effective Time, the Company and the Surviving Corporation shall indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the process resulting in and the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby. From and after the Effective Time, the Company and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.7(a) in accordance with the procedures (if any) set forth in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary, and indemnification agreements, if any, in existence on the date of this Agreement. In the event of any such Proceeding or investigation, the Company and the Surviving Corporation shall cooperate with the Covered Person in the defense of any such Proceeding or investigation.

(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.7(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Effective Time, the indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c) For not less than six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and the Company Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and the Company Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time (which the Company shall be permitted to purchase prior to the Effective Time), which policies provide such directors and officers with coverage for an aggregate period of at least six (6) years from and after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event that the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.7.

(e) The obligations under this Section 5.7 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns), it being expressly agreed that the

Covered Persons (including their respective successors and assigns) shall be Third Party beneficiaries of this Section 5.7. In the event of any breach by the Surviving Corporation of this Section 5.7, the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.7 as such fees are incurred upon the written request of such Covered Person.

5.8 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Holdings, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.9 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC to the effect that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares, Company Options or Company RSU Awards pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

5.10 Stockholder Litigation. The parties to this Agreement shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its reasonable best efforts to prevail in or resolve such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, as promptly as reasonably practicable.

5.11 Proxy Statement and Stockholder Meeting.

(a) Unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall (i) promptly prepare and cause to be filed with the SEC a preliminary proxy statement in connection with convening the Stockholder Meeting, (ii) seek to resolve any comments to such preliminary proxy statement (if any) from the SEC and mail the Proxy Statement to holders of Shares as promptly as practicable following the clearance of the preliminary proxy statement by the SEC (or expiration of applicable period for comments) and (iii) promptly, taking into account the timing of the matters set forth in clauses (i) and (ii), set a record date for the Stockholder Meeting. Unless there has been a Change of Board Recommendation, the Company shall promptly notify Parent upon receipt of any written comments from the SEC or its staff or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement, and the Company shall promptly provide Parent with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. If, at any time prior to the Company obtaining the Stockholder Approval, any information relating to Holdings, Parent or Merger Sub or any of their respective affiliates, shareholders, officers or directors, on the one hand, or the Company or any of its affiliates, officers or directors, on the other hand, is discovered by Holdings, Parent, Merger Sub or the Company and such information should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other party and, in each case to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company to the extent required by and in accordance with applicable Law. Prior to the filing or mailing of the Proxy Statement (or any non-ministerial amendment or supplement thereto) or responding to any SEC comments on the Proxy Statement, unless there has been a Change of Board Recommendation, each of the Company, on the one hand, and Holdings, Parent and their affiliates, on the other hand, shall (A) provide each other with a reasonable opportunity to review and comment on the Proxy Statement and all amendments or supplements to the foregoing documents and (B) consider in good faith such comments reasonably proposed by the Company, on the one hand, or Holdings, Parent and their affiliates, on the other hand, as applicable.

(b) Unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall take all actions necessary to call, give notice of, convene and hold the Stockholder Meeting in accordance with applicable Laws and the Company Bylaws and Company Charter in order to consider and vote on a proposal to adopt this Agreement. The Company shall be permitted to postpone or adjourn the Stockholder Meeting on one or more occasions (i) with the consent of Parent, (ii) due to the absence of a quorum, (iii) if the Company has not received proxies representing a sufficient number of Shares for the Stockholder Approval or the advisory vote required by Rule 14a-21(e) of the Exchange Act (whether or not a quorum is present), (iv) to the extent required by applicable Law or upon a request from the SEC or its staff or (v) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholder Meeting.

(c) Unless this Agreement is validly terminated in accordance with Section 7.1, subject to Section 5.3, (i) the Company Board shall make the Company Board Recommendation in connection with the Stockholder Meeting, (ii) the Company shall include the Company Board Recommendation in the Proxy Statement and (iii) the Company shall use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement. Holdings, Parent and Merger Sub shall furnish all information concerning themselves and their respective affiliates, shareholders, officers and directors, and provide such other assistance to the Company, as may be reasonably requested by the Company for inclusion in the Proxy Statement or otherwise in connection with the matters set forth in this Section 5.11.

5.12 Financing.

(a) Holdings, Parent and Merger Sub shall (i) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain the Financing, subject to their rights set forth in Section 5.12(e), on the terms and conditions described in the Commitment Letters (including, as necessary, the exercise of so-called “flex” provisions) (or, in the case of the Debt Commitment Letter and the SBLC Commitment Letter, on other available terms that would not, if structured as an amendment, modification or waiver to such Commitment Letter, violate Section 5.12(e)) as promptly as reasonably practicable, including using reasonable best efforts to (A) satisfy on a timely basis (or obtain the waiver of) all conditions to receipt of the Financing contemplated by the Commitment Letters and (B) negotiate and enter into definitive agreements with respect to the Financing consistent with the terms and conditions contained in the applicable Commitment Letters (including the “flex” provisions), as applicable, or on other available terms that, if structured as an amendment, modification or waiver to such Commitment Letter, would not violate Section 5.12(e), (ii) comply in all material respects with their obligations under the Commitment Letters, (iii) in the event that all conditions contained in the applicable Commitment Letter or the definitive agreement related thereto have been satisfied, draw or otherwise provide for the receipt of the Financing on or prior to the Closing to the extent necessary to consummate the transactions contemplated hereby and (iv) to the extent required to obtain the Financing, enforce their rights under the Commitment Letters and definitive agreements related thereto in a timely and diligent manner.

(b) In the event any portion of the debt financing contemplated in the Debt Commitment Letter becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter and such portion is reasonably required to consummate the transactions contemplated by this Agreement, Holdings, Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement and on terms and conditions no less favorable, in the aggregate, to Parent and Merger Sub than those in the Debt Commitment Letter as promptly as practicable following the occurrence of such event. In the event Holdings, Parent and Merger Sub shall obtain alternative financing as contemplated by this Section 5.12(b), the other provisions of this Section 5.12 shall apply to such alternative financing as it applies to the Financing contemplated by the Debt Commitment Letter, mutatis mutandis.

(c) In the event any portion of the debt financing contemplated in the SBLC Commitment Letter becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the SBLC Commitment Letter and such portion is reasonably required to consummate the transactions contemplated by this Agreement, Holdings Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereby and on terms and conditions no less favorable, in the aggregate, to Parent and Merger Sub than those in the SBLC Commitment Letter as promptly as practicable following the occurrence of such event. In the event Holdings, Parent and Merger Sub shall obtain alternative financing as contemplated by this Section 5.12(c), the other provisions of this Section 5.12 shall apply to such alternative financing as it applies to the Financing contemplated by the SBLC Commitment Letter, mutatis mutandis.

(d) Parent shall promptly (and in any event, within three (3) Business Days of becoming aware) notify the Company in writing (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by Parent and/or Merger Sub under the Commitment Letters or any definitive agreements related thereto or, to the Knowledge of Parent, any other party to any Commitment Letter or definitive agreement related thereto, and (ii) of the receipt by Apex, Holdings, Parent or Merger Sub of any notice or communication from any Financing Source with respect to any actual or potential breach, default, termination or repudiation by any party to any Commitment Letter or any definitive agreement related thereto (including any proposal by any investor named in any Commitment Letter to withdraw, terminate or reduce the amount of financing contemplated by the applicable Commitment Letter) in each case, that could result in Parent and Merger Sub not receiving any portion of the proceeds of the Financing on the Closing Date; provided, that in no event shall Holdings, Parent or Merger Sub be required to disclose any information that is subject to attorney-client or similar privilege if Holdings, Parent or Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege or would (in the opinion of outside counsel) contravene any applicable Law. In the event that Apex, Holdings, Parent and/or Merger Sub do not provide access or information in reliance on the proviso to the immediately preceding sentence, Apex, Holdings, Parent and Merger Sub shall provide notice to the Company that such access or information is being withheld and Apex, Holdings, Parent and Merger Sub shall use their reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

(e) Without the prior written consent of the Company, Holdings, Parent and Merger Sub shall not consent to any termination of, amendment or modification to, or any waiver of any provision or remedy under, any Commitment Letter if such termination, amendment, modification or waiver (i) would impose new or additional conditions precedent or adversely change the conditions precedent set forth therein, (ii) would reduce the amount of the Financing contemplated therein, (iii) would adversely impact the ability of Holdings, Parent and/or Merger Sub to enforce their rights under the Commitment Letters or (iv) would otherwise reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or make the funding of the commitments thereunder less likely to occur (collectively, the “Restricted Commitment Letter Amendments”) (for the avoidance of doubt, it is understood that, subject to the limitations set forth in this Section 5.12 and in the Debt Commitment Letter and SBLC Commitment Letter, Parent and Merger Sub may amend such Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents, initial purchasers or similar entities, but if and only if the addition of such additional parties, individually or in the aggregate, and together with any amendments or modifications to the applicable Commitment Letters in connection therewith, would not result in the occurrence of a Restricted Commitment Letter Amendment). Each of Merger Sub and Parent shall, and shall cause their respective affiliates to, use reasonable best efforts to maintain the effectiveness of the Commitment Letters until the transactions contemplated by this Agreement are consummated. For purposes of this Agreement, references to either “Commitment Letter” and to the “Financing”, “SBLC Financing”, “Debt Financing” or “Equity Financing” (in each case, other than references to such terms for purposes of representations made at the date of this Agreement) shall include such document and such financing contemplated thereby as permitted or required by this Section 5.12 to be amended, modified, replaced or waived, in each case from and after such amendment, modification, replacement or waiver. Upon the Company’s request to Parent, Holdings, Parent and Merger Sub shall keep the Company reasonably informed of the status of their efforts to arrange the Financing.

(f) Apex, Holdings, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to the Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing, subject to fulfillment or waiver of the conditions set forth in Sections 6.1 and 6.2.

5.13 Financing Assistance.

(a) Prior to the Closing, the Company shall provide, and shall cause Company Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives to provide, such cooperation in connection with the arrangement of the Financing (or any alternative financing sought or obtained by Parent and Merger Sub in accordance with the terms hereof) as may be reasonably requested by Parent or Merger Sub, including using their respective reasonable best efforts to (i) furnish Parent, Merger Sub and their Financing Sources with (A) the financial statements of the Company and its Subsidiaries identified in Paragraph 10 of Exhibit C of the Debt Commitment Letter and the SBLC Commitment Letter as of the date hereof, and (B) to the extent requested by Parent, all other information and data related to the Company and its Subsidiaries necessary for Parent or Merger Sub, as applicable, to satisfy the conditions set forth in Paragraph 11 of Exhibit C of the Debt Commitment Letter and the SBLC Commitment Letter as of the date hereof (subject to the immediately following proviso, the foregoing clauses (A) and (B) together, the “Required Financial Information”) and (C) such other financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent that is customarily needed for financings of the type contemplated by the Commitment Letters; provided, that the Company and the Company Subsidiaries shall have no obligation to prepare or to provide any adjustments, assumptions, estimates, projections or other information in connection with the preparation of the pro forma financial statements requested by the Debt Commitment Letter; (ii) participate and direct senior management and representatives of the Company to participate, in each case at mutually agreeable times and places and with reasonable advance notice, in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and ratings agencies in connection with the Financing; (iii) assist, as reasonably requested by Parent, Parent and Merger Sub and the Financing Sources in the preparation of (A) any offering documents, prospectuses, private placement memoranda, bank information memoranda (including the delivery of customary authorization and representation letters in connection therewith) and similar documents, including participating in drafting sessions, and (B) materials for rating agency presentations; (iv) use commercially reasonable efforts to cause their accountants to provide reasonable assistance in connection with the Financing, including using commercially reasonable efforts to cause their accountants to consent to the use of their reports in any offering documents, prospectuses, private placement memoranda, bank information memoranda and similar documents as well as render customary “comfort letters” (including customary “negative assurance” comfort and change period comfort) with respect to financial information of the Company and Company Subsidiaries contained in any materials related to the Financing; (v) facilitate the pledging of collateral, including assisting with the execution, preparation and delivery of original stock certificates of the Company and Company Subsidiaries that are required to be pledged pursuant to any Commitment Letter and original stock or equivalent powers related thereto to the Debt Financing Sources (or any sources providing alternative debt financing pursuant to the terms hereof) (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date; provided, that any such pledges shall be authorized and become effective only at, or as of, the Closing, and no delivery of any such original stock or equivalent certificates and original stock or equivalent powers shall be made until release by the Company only at, or as of, the Closing; (vi) obtain surveys and title insurance at the expense of and as reasonably requested by Parent; (vii) obtain customary payoff letters (subject to and conditioned upon, or to be executed upon, the Closing) relating to the repayment of any existing third party indebtedness for borrowed money requested by Parent to be repaid on or coincidental with the Closing and upon repayment of such indebtedness termination of any related Liens securing any such obligations to be repaid; (viii) provide all documentation and other information with respect to the Company and Company Subsidiaries at least three (3) days prior to the Closing Date as shall have been reasonably requested in writing by Parent at least ten (10) days prior to the Closing Date that Parent reasonably determines is required by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; (ix) deliver a certificate of the Chief Financial Officer of the Company with respect to solvency matters substantially in the form attached as Exhibit D to the Debt Commitment Letter and the SBLC Commitment Letter as of the date hereof; and (x) assist in the preparation and negotiation of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Parent or Merger Sub.

(b) Notwithstanding the foregoing Section 5.13(a) or anything in this Agreement to the contrary, (i) neither the Company nor any of the Company Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.13 that would unreasonably interfere with the ongoing operations of the Company and Company Subsidiaries; (ii) prior to the Effective Time, neither the Company nor any of the Company Subsidiaries shall be required to waive or amend any terms of this Agreement or pay any commitment or other similar fee or incur or assume any other liability or obligation in connection with the financings contemplated by the Commitment Letters; (iii) prior to the Effective Time, none of the Company, Company Subsidiaries or their officers, directors or employees shall be required to authorize, execute or enter into or perform any agreement (other than the authorization and representation letters contemplated above) with respect to the Financing; (iv) neither the Company nor any of the Company Subsidiaries shall be required to take or permit the taking of any action that would (A) contravene any applicable Law or the Company’s or any Company Subsidiary’s organizational documents or require the Company or any of the Company Subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege), (B) cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries or (C) cause any director, officer or employee or stockholder of the Company or any of the Company Subsidiaries to incur or potentially incur any personal liability; (v) neither the Company nor any of the Company Subsidiaries shall be required to deliver or cause to be delivered any financial information in a form not customarily prepared by the Company or with respect to a month or fiscal period that has not yet ended or has ended less than 45 days prior to the date of such request (or 90 days in the case of a fiscal year-end); and (vi) neither the Company nor any Company Subsidiary nor any Persons who are directors or officers of the Company or any Company Subsidiary shall be required to pass resolutions or consents to approve or authorize the execution of the Financing or deliver any certificate, document, instrument or agreement in connection with the Financing that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement in connection with the Financing that is effective prior to the Closing (provided, that in no event shall this Section 5.13 require the Company or any of the Company Subsidiaries to cause any officer or director of the Company or any Company Subsidiary that is not continuing in such capacity after the Closing to execute any certificate, document, instrument or agreement). The Company hereby consents to the use of its and Company Subsidiaries’ logos in connection with the Financing (or any alternative financing source obtained in accordance with the terms hereof); provided, that such logos are used solely in a customary manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.

(c) Holdings and Parent shall indemnify and hold harmless the Company, Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties, actually suffered or incurred by them in connection with the arrangement of the Financing and the performance of their obligations in accordance with this Section 5.13 and any information utilized in connection therewith (other than historical information related to the Company or Company Subsidiaries provided by or on behalf of the Company or Company Subsidiaries in writing specifically for use in connection with the Financing). Holdings and Parent shall, promptly upon request of the Company, reimburse the Company and Company Subsidiaries for all out-of-pocket costs and expenses incurred by the Company or any of the Company Subsidiaries (including their respective Representatives) in connection with the cooperation required by this Section 5.13.

5.14 Debt Offers.

(a) Subject to the provisions hereof, Parent may, at any time, commence and conduct offers to purchase or exchange, including any “Change of Control Offer” (as such term is defined in the applicable Indenture (as defined below)) and conduct consent solicitations with respect to, any or all of (i) the 6.650% Senior Notes due 2018 (the “2018 Notes”) issued pursuant to that supplemental indenture dated as of May 22, 2008, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “2018 Supplemental Indenture”), supplementing that certain indenture, dated as of May 22, 2008, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “2018 Indenture”), and (ii) the 5.125% Senior Notes due 2020 (the “2020 Notes” and, together with the 2018 Notes, the “Notes”), issued pursuant to that supplemental indenture dated as of March 4, 2013 between the Company, Wilmington Trust, National Association, as trustee (the “2020 Supplemental Indenture”), supplementing that certain indenture dated as of March 4, 2013, between the Company and Wilmington Trust, National Association, as trustee (the “2020 Indenture” and, together with the 2018 Indenture, the “Indentures”), in each case on such terms and conditions, including pricing terms and amendments to the terms and provisions of the applicable Indenture, that are specified, from time to time, by Parent (each, a “Debt Offer” and collectively, the “Debt Offers”) and which are permitted by the terms of such Notes, the applicable Indentures and applicable Law, including SEC rules and regulations; provided, that any such Debt Offer (and any amendment of any Indenture in connection therewith) shall be consummated substantially simultaneously with or after the Closing using funds provided by Parent. Parent shall consult with the Company regarding the material terms and conditions of any Debt Offer, including the timing and commencement of any Debt Offer and any tender or consent deadlines. Parent shall not commence any Debt Offer until Parent shall have provided the Company with the relevant offer to purchase, consent solicitation statement, letter of transmittal or press release, if any, in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on such Debt Offer Documents. In addition, Parent shall not commence any Debt Offer until the date that is twenty (20) days prior to the first date on which the Company and Parent reasonably expect the Closing may occur. The closing of the Debt Offers shall be expressly conditioned on the occurrence of the Closing. Subject to the remainder of this Section 5.14, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective officers, directors, employee, attorneys, accountants and other Representatives to, use reasonable best efforts to provide all reasonable cooperation reasonably requested by Parent in connection with any Debt Offer (including, to the extent required by the policies or procedures of the Depository Trust Company in connection with any consent solicitation that is part of any Debt Offer, the Company conducting any such consent solicitation pursuant to materials provided by Parent and reasonably satisfactory to the Company); provided, that neither the Company nor counsel for the Company shall be required to furnish (i) any legal opinions other than, following a consent solicitation, to the applicable trustee pursuant to Section 9.04 of the 2018 Indenture or Section 9.04 of the 2020 Indenture or any negative assurance letters in connection with the Debt Offers or (ii) any nonpublic information relating to the Company or any Company Subsidiary for use in any Debt Offer Document or otherwise in connection with any Debt Offer (and no such information shall be so used without the Company’s prior written consent). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers will be selected by Parent after consultation with the Company and their fees and out-of-pocket expenses will be paid directly by Parent. Notwithstanding anything to the contrary set forth in this Agreement, the condition set forth in Section 6.2(b), as it applies to the Company’s obligations under this Section 5.14(a), shall be deemed satisfied.

(b) As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall use its reasonable best efforts to, at Parent’s expense: (i) take all actions and prepare and deliver all other documents (including any officers certificates and legal opinions) as may be reasonably required under the applicable Indenture to consummate a redemption of each series of Notes, including (A) to issue a notice of redemption of the outstanding aggregate principal amount of the applicable series of Notes (together with all accrued and unpaid interest and applicable premiums or consent payments related to such series of Notes) pursuant to the applicable provisions of the applicable Indentures; provided, that such notice shall not be required to be issued by the Company prior to the Effective Time, (B) to take such actions as are necessary to cause the satisfaction and discharge of the applicable Indentures and such series of Notes substantially concurrently with the Closing (subject to the irrevocable deposit by Parent with the applicable trustee on the Closing Date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums or consent payments related to, such series of Notes, as arranged by Parent) and (C) to use its reasonable best efforts to cause the applicable trustee to agree to proceed with a redemption and/or satisfaction and discharge as set forth above; and (ii) provide Parent the reasonable opportunity to review and comment on each of the notices and other documents contemplated by this Section 5.14(b) reasonably in advance of their delivery.

(c) Notwithstanding anything to the contrary in this Section 5.14, (i) the Company will not be required to pay, purchase or otherwise retire any indebtedness pursuant to this Section 5.14 prior to the Effective Time, and then only subject to provision of adequate funds by Parent, (ii) in no event shall the Company, any of the Company Subsidiaries or any of their respective Representatives have any obligation to authorize, adopt or execute any supplemental indenture or other agreement that would become effective prior to the Effective Time and (iii) nothing herein shall be deemed an admission that Parent, the Company or any Company Subsidiary is required by the terms of the Indentures to make a Change of Control Offer (as defined in the applicable Indenture). Each Debt Offer and/or redemption pursuant to this Section 5.14, if any, shall be conducted in compliance with applicable Law, including SEC rules and regulations, to the extent applicable, and such compliance shall not be deemed a breach of this Section 5.14 or any other provision of this Agreement.

(d) Parent shall make available to the Company on or prior to the Effective Time all funds necessary to satisfy any obligations of the Company to holders of the Notes that may arise as a result of the transactions contemplated by this Section 5.14, including (i) any funds necessary to complete the discharge of any Notes and (ii) principal, interest or any applicable premiums, in connection with any Debt Offer that is commenced or settled on or prior to the Effective Time in accordance with this Section 5.14. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) to the extent such costs, fees and expenses are incurred by the Company, the Company Subsidiaries or its or their respective Representatives in connection with them complying with their obligations under this Section 5.14, and Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and its or their Representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs or expenses suffered or incurred by them to the extent such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses arose out of the actions taken by the Company, the Company Subsidiaries or its or their respective Representatives pursuant to this Section 5.14 (other than historical information provided in writing by the Company or the Company Subsidiaries or its or their Representatives specifically for use in connection with the transactions contemplated by this Section 5.14), except in the event such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence or willful misconduct of the Company, any Company Subsidiaries or any of its or their respective Representatives.

(e) Notwithstanding the foregoing, nothing in this Section 5.14 shall require the Company’s cooperation to the extent it would (i) require the Company or any Company Subsidiary to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time, (ii) require the Company or any Company Subsidiary to take any action that would reasonably be expected, in the judgment of the Company, after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable Laws, (iii) cause any representation or warranty in this Agreement to be breached or become inaccurate, cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (iv) cause the discharge of any Notes in the event the Merger is not consummated or (v) unreasonably interfere with the ongoing operations of the Company and Company Subsidiaries.

5.15 Letters of Credit.

(a) Not later than 5:00 p.m., New York City time, on April 28, 2016 (the “LC Delivery Deadline”), Parent shall cause to be delivered to the Company an original, executed Letter of Credit (for the avoidance of doubt, not a copy or facsimile or other image thereof), which Letter of Credit shall not expire until the date that is fourteen (14) months after the date of its issuance (the “LC Expiration Date”). Parent covenants and agrees that, except as expressly set forth in the Letter of Credit, there shall be no conditions precedent to the obligations of the Issuing Bank to provide funds under the Letter of Credit or any contingencies that would or would reasonably be expected to reduce the total amount available to be drawn under the Letter of Credit.

(b) The Letter of Credit, when delivered pursuant to Section 5.15(a), shall be a legal, valid and binding obligation of the Issuing Bank, and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws of general applicability affecting creditors’ rights and to general equitable principles, including specific performance and injunctive and other forms of equitable relief. On or prior to the date of issuance of the Letter of Credit, Parent shall pay in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Letter of Credit or any financing facility or reimbursement agreement under which the Letter of Credit is issued required to be paid by such date and, thereafter, shall timely pay in full any such amounts due on or before the Closing Date.

(c) Notwithstanding anything to the contrary contained in this Agreement, any failure by Parent to comply with the provisions of Section 5.15(a) or Section 5.15(b) shall be deemed to constitute a material and willful breach by Parent of this Section 5.15; provided that, if Parent shall not have delivered the Letter of Credit by the LC Delivery Deadline in compliance herewith, Parent shall be permitted to cure such breach by delivering to the Company, not later than 5:00 p.m., New York City time, on May 13, 2016 (the “LC Cure Deadline”), an original, executed letter of credit (for the avoidance of doubt, not a copy or facsimile or other image thereof) in a form in all material respects consistent with, or more favorable to the Company than the terms set forth in, the form attached hereto as Exhibit A (including with respect to face amount, expiration date, draw conditionality and time period between presentation of a demand for payment and payment) issued by a Qualified Bank (other than a U.S. Branch of the Bank of China Limited) that complies (other than as to the identity of the issuing bank) as of the date of such delivery with Section 5.15(a) and Section 5.15(b). In the case of such a cure by Parent, from and after delivery of such letter of credit, all references in this Agreement to the “Letter of Credit” shall be deemed to be references to such letter of credit so delivered and references to the “Issuing Bank” shall be deemed to be references to the Qualified Bank that issued such Letter of Credit.

(d) In the event that, at least thirty-five (35) days prior to the LC Expiration Date, the Company has commenced a suit, action, arbitration or other Proceeding against Holdings, Parent, Merger Sub, Apex or any of their respective Representatives or affiliates seeking to enforce the Company’s rights under this Agreement, the Letter of Credit or any Replacement Letter of Credit, Parent shall cause to be delivered, no later than thirty (30) days prior to the LC Expiration Date, a replacement irrevocable standby letter of credit from a Qualified Bank in favor of the Company, and in substantially the same form as the Letter of Credit (including, for the avoidance of doubt, the same conditions to drawing as the Letter of Credit), in a face amount equal to the lesser of $150,000,000 and the aggregate amount of then outstanding claims (the “Replacement Letter of Credit”).

(e) Parent shall cause to be delivered subsequent Replacement Letters of Credit so that the Company at all times holds a Letter of Credit or Replacement Letter of Credit satisfying the requirements of Section 5.15(d) until twenty (20) Business Days following the final and non-appealable determination with respect to all such suits, actions, arbitrations or other Proceedings against Apex, Holdings, Parent or Merger Sub.

(f) Parent will cause to be paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of any Replacement Letter of Credit or any financing facility or reimbursement agreement under which any Replacement Letter of Credit is issued (a “Replacement LC Credit Facility”).

(g) Failure to deliver a Replacement Letter of Credit in accordance with the terms of this Section 5.15 shall entitle the Company to immediately draw the full amount of the then outstanding claims from the Letter of Credit or Replacement Letter of Credit, as applicable; provided, that if it is later determined that the Company or any Company Subsidiary is not the prevailing party with respect to the claims in any suit, action, arbitration or other Proceeding for which the amounts were drawn from the Letter of Credit or Replacement Letter of Credit, or that the Company or any Company Subsidiary is not entitled to the amounts drawn from the Letter of Credit or Replacement Letter of Credit, then the Company shall promptly cause the return to Parent of all such amounts drawn under the Letter of Credit or Replacement Letter of Credit to which the Company or any Company Subsidiary was not so entitled.

5.16 Apex Shareholder Meeting and SZSE Clearance.

(a) Apex shall promptly following the date hereof (i) call and convene the Apex Shareholder Meeting for the purpose of obtaining the Apex Shareholder Approval and (ii) obtain the Apex Shareholder Approval (provided, that if Apex fails to obtain such approval at the first Apex Shareholder Meeting called after the date hereof, such failure shall be deemed to constitute a material and willful breach by Apex of this Section 5.16).

(b) Apex shall promptly following the date hereof make or cause to be made such filings or disclosures as promptly as practicable (and in any event within the period of time required by applicable Law), and shall take all other actions, as may be required to obtain the SZSE Clearance as soon as practicable after the date of this Agreement.

(c) Apex hereby irrevocably and unconditionally agrees not to take any actions (including issuing any common shares or other securities of Apex or any securities convertible into or exchangeable for common shares or other securities of Apex) from and after the date hereof until the Apex Shareholder Approval is obtained, with the effect or intent of diluting the share ownership held by Seine in Apex, and Seine irrevocably and unconditionally agrees not to vote in favor of and to vote against and otherwise prevent the foregoing.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a) (i) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity in each case in a jurisdiction that is not de minimis relative to the business and operations of the Company, Apex and Parent, taken together (each such jurisdiction, a “Material Jurisdiction”), and (ii) there shall not be (A) any statute, rule or regulation enacted or promulgated by any Governmental Entity in each case in a Material Jurisdiction that prevents the consummation of the Merger (each, a “Prohibitive Law”) or (B) in effect any Prohibitive Law (that is not a Competition Law) in a Material Jurisdiction other than the PRC;

provided, that this Section 6.1(a) shall not apply with respect to any Order, statute, rule or regulation in respect of or relating to the Apex Shareholder Meeting or the Apex Shareholder Approval.

(b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and the Competition Laws in Austria, Germany, Mexico, Poland, Russia and Turkey shall have expired or been terminated.

(c) The Stockholder Approval shall have been obtained in accordance with DGCL and the rules and regulations of NYSE.

(d) The CFIUS Approval shall have been obtained.

(e) PRC Regulatory Approvals (other than the SZSE Clearance) shall have been obtained.

6.2 Conditions to Obligations of Parent and Merger Sub Under This Agreement. The respective obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties of the Company. (i) The representations or warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.2, Section 3.3, Section 3.22, Section 3.24 and Section 3.25 shall be true and correct in all material respects (x) as of the date of this Agreement and (y) as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), (ii) the representation and warranty of the Company set forth in Section 3.10(b) of this Agreement shall be true and correct in all respects (x) as of the date of this Agreement and (y) as of the Closing as though made as of the Closing and (iii) any other representations and warranties of the Company set forth in this Agreement shall be true and correct (x) as of the date of this Agreement and (y) as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance by the Company. The Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company and dated as of the Closing Date to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

6.3 Conditions to Obligations of the Company Under This Agreement. The obligations of the Company to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties of Apex, Holdings, Parent and Merger Sub. (i) The representations or warranties of Apex, Holdings, Parent and Merger Sub set forth in the first sentence of Section 4.1, Section 4.2, Section 4.8 and Section 4.9 and shall be true and correct in all material respects (x) as of the date of this Agreement and (y) as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), (ii) the representations or warranties of Apex, Holdings, Parent and Merger Sub set forth in Section 4.7, Section 4.10 and Section 4.11 of this Agreement shall be true and correct in all respects (x) as of the date of this

Agreement and (y) as of the Closing as though made as of the Closing and (iii) any other representations and warranties of Apex, Holdings, Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance by Apex, Holdings, Parent and Merger Sub. Each of Apex, Holdings, Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Apex by an executive officer of Apex and on behalf of Holdings, Parent and Merger Sub by an executive officer of Holdings and dated as of the Closing Date to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, at any time before the Effective Time, as follows:

(a) by mutual written consent of Holdings, Parent, Merger Sub and the Company, by action of their respective boards of directors;

(b) by either the Company or Parent, if the Closing shall not have occurred by 11:59 P.M., New York City time, on December 16, 2016 (the “Initial Outside Date” and, such date as may be extended pursuant to this Section 7.1(b), the “Outside Date”); provided, that if (i) the Closing shall not have occurred prior to such date and (ii) the Debt Financing Sources and the SBLC Financing Sources shall have agreed in writing to extend the expiration of the Debt Commitment Letter and the SBLC Commitment Letter, respectively, or Parent shall have obtained replacement commitment letters in respect of the Debt Commitment Letter and the SBLC Commitment Letter on terms that would comply with Section 5.12(e) of this Agreement if negotiated as an amendment to the Debt Commitment Letter and SBLC Commitment Letter (and Parent shall have delivered to the Company true and complete copies of such executed extension or such executed replacement commitment letters and each executed fee letter associated therewith, subject to customary redaction), then either Parent or the Company may, in its sole discretion, extend the Initial Outside Date once to the date and time of the expiration of the earliest to expire of such Debt Commitment Letter and SBLC Commitment Letter, as so extended, or such replacement commitment letters, as the case may be, but in any event to no later than 11:59 P.M., New York City time on April 16, 2017; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 5.4) has been the principal cause of the non-satisfaction of any condition to Closing set forth in Article 6;

(c) by either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction in any case in a Material Jurisdiction, (i) shall have issued an Order, or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and, in each case, such Order or other action shall have become final and nonappealable (which the party seeking to terminate this Agreement pursuant to this Section 7.1(c)(i) shall have used all required efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) or (ii) shall have failed to issue an Order, or to take any other action that is necessary to fulfill the conditions set forth in Section 6.1(b) or Section 6.1(e), and such denial of a request to issue such Order or the failure to take such other action shall have become final and nonappealable (which Order or other action the party seeking to terminate this Agreement pursuant to this Section 7.1(c)(ii) shall have used all required efforts to obtain, in accordance with Section 5.4); provided, that Parent shall not have any right to terminate this Agreement pursuant to this Section 7.1(c) based on any Order or other action in respect of or relating to (other than in an ancillary and immaterial way) the Apex Shareholder Meeting or the Apex Shareholder Approval;

(d) by Parent, if Parent has requested withdrawal of the notice filed with CFIUS in connection with the CFIUS Approval to the extent permitted by and in accordance with Section 5.4(d) or by the Company following a CFIUS Turndown; provided, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party hereto whose failure to comply with Section 5.4 has been the primary cause of, or resulted in, such action or inaction;

(e) by either the Company or Parent, if the Stockholder Approval shall not have been obtained at the Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(f) by Parent, if (i) the Company Board shall have effected a Change of Board Recommendation (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation in accordance with Section 5.3(d) or Section 5.3(e) shall not result in Parent having any termination rights pursuant to this Section 7.1(f)) or (ii) the Company shall have entered into a definitive merger agreement or other similar agreement relating to an Acquisition Proposal; provided, that Parent’s right to terminate this Agreement pursuant to Section 7.1(f)(i) shall expire at 5:00 p.m., New York City time, on the seventh (7th) calendar day following the date on which the event first permitting such termination occurred;

(g) by the Company in order to effect a Change of Board Recommendation or enter into a definitive agreement in connection with a Superior Proposal either concurrently or immediately following such termination, but only if the Company shall have complied in all material respects with its obligations under Section 5.3 with respect to such Superior Proposal; provided, that the Company shall prior to or concurrently with such termination pay, or cause to be paid, the Company Termination Fee to or for the account of Parent pursuant to Section 7.3;

(h) by Parent, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement such that any of the conditions to Closing set forth in Section 6.1 and Section 6.2 is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least forty-five (45) calendar days have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured such that the relevant conditions to Closing set forth in Section 6.1 or Section 6.2 would be reasonably capable of being satisfied; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by Apex, Holdings, Parent or Merger Sub of its material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects;

(i) by the Company, if: there has been (i) a material breach by Apex of Section 5.16 of this Agreement or a breach by Holdings, Parent or Merger Sub by reason of its or their failure to deliver the aggregate Merger Consideration to the Paying Agent and/or consummate the Merger as and when required hereunder or (ii) (A) a breach by Holdings, Parent, Apex or Merger Sub of any of its or their representations, warranties or covenants contained in this Agreement (other than the covenants referred to in the foregoing clause (i)) such that any of the conditions to Closing set forth in Section 6.1 and Section 6.3 is not reasonably capable of being satisfied while such breach is continuing, (B) the Company shall have delivered to Parent written notice of such breach and

(C) either such breach is not capable of cure prior to the Outside Date or at least forty-five (45) calendar days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured such that the relevant conditions to Closing set forth in Section 6.1 or Section 6.3 would be reasonably capable of being satisfied; provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if there has been any material breach by the Company of its material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects; or

(j) by the Company, at any time after the LC Cure Deadline, if there has been a breach by Parent of Section 5.15(a) or Section 5.15(b) that has not been cured pursuant to and in accordance with the proviso to Section 5.15(c).

7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall become void, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, affiliates, officers or directors; provided, that (i) no such termination shall relieve the Company of its obligation to pay the Company Termination Fee, if, as and when required pursuant to Section 7.3 (which Section 7.3 shall survive any such termination); (ii) no such termination shall relieve Parent of its obligation to pay the Parent Termination Fee or the Other Regulatory Termination Fee, if, as and when required pursuant to Section 7.4 (which Section 7.4 shall survive any such termination) or Apex of its obligation in respect thereof pursuant to Section 8.18; (iii) no such termination shall relieve the Company, Holdings, Parent, Merger Sub or Apex from liability for any willful and material breach of any of its representations, warranties or covenants in this Agreement occurring prior to such termination; and (iv) the Confidentiality Agreement, Section 5.2(b), the penultimate paragraph of Section 5.4(e) of the Parent Disclosure Schedule, Section 5.13(c), this Section 7.2 and Article 8 shall survive the termination of this Agreement.

7.3 Company Termination Fee.

(a) The parties agree that if this Agreement is terminated by Parent pursuant to Section 7.1(f) or by the Company pursuant to Section 7.1(g), then the Company shall pay (or cause to be paid) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent, prior to or concurrently with such termination, in the case of a termination by the Company, or within three (3) Business Days thereafter, in the case of a termination by Parent, a termination fee equal to $95,000,000 (the “Company Termination Fee”).

(b) The parties agree that if (i) this Agreement is terminated (A) by Parent pursuant to Section 7.1(h) due to a material breach by the Company of its obligations set forth in Section 5.3, Section 5.4, Section 5.13 or Section 5.14 or (B) by the Company or Parent pursuant to Section 7.1(e) and (ii) (x) after the date hereof and prior to the Stockholder Meeting (in the case of any such termination pursuant to Section 7.1(e)) or the date of termination of this Agreement (in the case of any such termination pursuant to Section 7.1(h)), an Acquisition Proposal (other than any offer or proposal made in connection with or arising out of the Corporate Actions) is made to the Company or the Company Board or is made public by the Company or any other Person, and is not withdrawn and (y) within twelve (12) months after such termination, the Company either (1) enters into a definitive agreement with respect to such Acquisition Proposal and such Acquisition Proposal is ultimately consummated (whether or not during such twelve (12) month period), or (2) consummates such Acquisition Proposal, then the Company shall pay (or cause to be paid), within three (3) Business Days after the consummation of such transaction, by wire transfer of immediately available funds to an account designated in writing by Parent, the Company Termination Fee. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.5, except that the references to “25%” shall be deemed to be references to “50%”.

(c) The Company acknowledges that the agreement contained in this Section 7.3 is an integral part of this Agreement and that, without this Section 7.3, Merger Sub and Parent would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 7.3, the Company shall pay to Merger Sub all reasonable fees, costs and expenses of enforcement (including reasonable attorney’s fees as well as reasonable expenses incurred in connection with any action initiated by Merger Sub), together with interest on the amount of the Company Termination Fee at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made.

(d) For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion. Payment of the Company Termination Fee is not a penalty and shall constitute liquidated damages as a reasonable amount that will compensate Holdings, Parent, Merger Sub and Apex in the circumstances upon which the Company Termination Fee is payable for the efforts and resources expended and opportunity foregone with respect to the consummation of the transactions contemplated hereby which would otherwise be impossible to calculate with precision and, except as provided in clauses (iii) and (iv) of the proviso of Section 7.2, from and after such termination as described in Section 7.3(a) and 7.3(b), neither the Company nor any of its Subsidiaries shall have any further liability or obligations of any kind in connection with this Agreement or the termination contemplated hereby other than as provided under Sections 7.3(a) and 7.3(b).

(e) Except in the case of fraud and subject to Parent’s and Merger Sub’s rights set forth in Section 8.16, Parent’s right to receive payment from the Company of the Company Termination Fee shall be the sole and exclusive remedy of the Parent Related Parties against the Company, the Company Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the transactions contemplated by this Agreement, including the Merger, to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount (if entitled under this Section 7.3), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the Merger (except that the Company shall also be obligated with respect to this Section 7.3, to the extent applicable, and except that the Company shall remain obligated for, and Parent and its affiliates may be entitled to remedies with respect to, the provisions and agreements surviving such termination pursuant to Section 7.2). For the avoidance of doubt, while Parent and Merger Sub may pursue both a grant of specific performance in accordance with Section 8.16 and the payment of the Company Termination Fee under this Section 7.3, under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance and the Company Termination Fee (if entitled under this Section 7.3). In any circumstance where performance by the Company of its obligations under this Agreement would relieve the Company of its obligation to pay the Company Termination Fee, Parent and Merger Sub may, in their sole discretion (i) seek specific performance pursuant to Section 8.16, (ii) withdraw any claim for specific performance and require payment of the Company Termination Fee if entitled to payment of the Company Termination Fee under this Section 7.3 or (iii) if Merger Sub and Parent are unable for any reason to obtain specific performance, require payment of the Company Termination Fee if entitled to payment of the Company Termination Fee under this Section 7.3.

7.4 Parent Termination Fee and Other Regulatory Termination Fee.

(a) The parties agree that if this Agreement is terminated by the Company pursuant to Section 7.1(i) (other than as provided for in Section 7.4(b) and Section 7.4(d)) or Section 7.1(j), then Parent shall, within three (3) Business Day following any such termination, pay (or cause to be paid) by wire transfer of immediately available funds to an account designated in writing by the Company a termination fee equal to $150,000,000 (the “Parent Termination Fee”).

(b) The parties agree that if this Agreement is terminated:

(i) by the Company or Parent pursuant to (A) Section 7.1(c)(i) due to an Order of or action by any Governmental Entity in the PRC, without regard to any subsequent Order of or action (or failure to issue an Order or to take action) by any Governmental Entity in any jurisdiction or (B) Section 7.1(c)(ii) due to failure to issue an Order or to take action by any Governmental Entity in the PRC, without regard to any subsequent Order of or action (or failure to issue an Order or to take action) by any Governmental Entity in any jurisdiction; or

(ii) (A) by the Company or Parent pursuant to Section 7.1(b) or (B) by the Company pursuant to Section 7.1(i) due to a breach by Holdings, Parent or Merger Sub of Section 5.4(a) or Section 5.4(b) and, in each case, (1) any of the conditions set forth in Section 6.1(a) (as a result of an Order of a Governmental Entity or statute, rule or regulation in the PRC) or Section 6.1(e) have not been satisfied at the time of such termination and there is no final and nonappealable Order of a Governmental Entity in respect of Competition Law in any Material Jurisdiction other than the PRC, Austria, Germany, Poland or Russia that became final and nonappealable prior to such Order of a Governmental Entity or statute, rule or regulation in the PRC, and (2) the conditions set forth in Section 6.2 have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the Closing Date (so long as such conditions are then capable of being satisfied)), then Parent shall, within three (3) Business Day following any such termination, pay (or cause to be paid) by wire transfer of immediately available funds to an account designated in writing by the Company the Parent Termination Fee.

(c) For the avoidance of doubt, in no event shall Parent be obligated to pay the Parent Termination Fee on more than one (1) occasion. Payment of the Parent Termination Fee is not a penalty and shall constitute liquidated damages as a reasonable amount that will compensate the Company in the circumstances upon which the Parent Termination Fee is payable for the efforts and resources expended and opportunity foregone with respect to the consummation of the transactions contemplated hereby which would otherwise be impossible to calculate with precision and, except as provided in clauses (iii) and (iv) of the proviso of Section 7.2, from and after such termination as described in Sections 7.4(a) and 7.4(b), none of Holdings, Parent or Merger Sub shall have any further liability or obligations of any kind in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.4.

(d) The parties agree that:

(i) (A) if this Agreement is terminated (1) by the Company or Parent pursuant to Section 7.1(d), (2) by the Company pursuant to Section 7.1(i) due to a breach by Holdings, Parent or Merger Sub of Section 5.4(d) and there is no final and nonappealable Order of a Governmental Entity in respect of Competition Law in any Material Jurisdiction, other than the PRC (which is covered by Section 7.4(b)), Austria, Germany, Poland or Russia, that restrains, enjoins or otherwise prohibits the consummation of the Merger and that became final and nonappealable prior to such breach or (3) by the Company or Parent pursuant to Section 7.1(b) and the condition set forth in Section 6.1(d) has not been satisfied at the time this Agreement is terminated, and (B)(1) the representations and warranties of the Company in Section 3.26 were true and correct in all material respects as of the date of this Agreement and as of the date of such termination as though made on and as of the date of such termination or (2) the representations and warranties of the Company in Section 3.26 were not true and correct in all material respects as of the date of this Agreement or as of the date of such termination as though made on and as of the date of such termination and the underlying fact or circumstance causing the failure of the representations and warranties of the Company in Section 3.26 to be true and correct in all material respects was not the primary cause of the failure to obtain CFIUS Approval prior to the termination of this Agreement;

(ii) if this Agreement is terminated by the Company or Parent pursuant to (A) Section 7.1(c)(i) due to an Order of or action by any Governmental Entity in respect of Competition Law in Austria, Germany, Poland or Russia, without regard to any subsequent Order of or action (or failure to issue an Order or to take action) by any Governmental Entity in any jurisdiction, or (B) Section 7.1(c)(ii) due to failure to issue an Order or to take action by any Governmental Entity in respect of Competition Law in Austria, Germany, Poland or Russia,

without regard to any subsequent Order of or action (or failure to issue an Order or to take action) by any Governmental Entity in any jurisdiction, and in each case, there is no final and nonappealable Order of a Governmental Entity in respect of Competition Law in any Material Jurisdiction other than the PRC (which is covered by Section 7.4(b)), Austria, Germany, Poland or Russia that restrains, enjoins or otherwise prohibits the consummation of the Merger and that became final and nonappealable prior to (A) or (B) as aforementioned; or

(iii) if this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.1(b) or (B) by the Company pursuant to Section 7.1(i) due to a breach by Holdings, Parent or Merger Sub of Section 5.4(a) or Section 5.4(b) and, in each case, (1) any of the conditions set forth in Section 6.1(a) (as a result of an Order of a Governmental Entity or statute, rule or regulation in respect of Competition Law in Austria, Germany, Poland or Russia) or Section 6.1(b) (in respect of Competition Law in Austria, Germany, Poland or Russia) have not been satisfied at the time of such termination and (2) the conditions set forth in Section 6.2 have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the Closing Date (so long as such conditions are then capable of being satisfied)), then Parent shall, within three (3) Business Days following any such termination, pay (or cause to be paid) by wire transfer of immediately available funds to an account designated in writing by the Company a termination fee equal to $95,000,000 (the “Other Regulatory Termination Fee”)

(e) For the avoidance of doubt, in no event shall Parent be obligated to pay the Other Regulatory Termination Fee on more than one occasion. Payment of the Other Regulatory Termination Fee is not a penalty and shall constitute liquidated damages as a reasonable amount that will compensate the Company in the circumstances upon which the Other Regulatory Termination Fee is payable for the efforts and resources expended and opportunity foregone with respect to the consummation of the transactions contemplated hereby which would otherwise be impossible to calculate with precision and, except as provided in clauses (iii) and (iv) of the proviso in Section 7.2, from and after such termination as described in Section 7.4(d), none of Holdings, Parent or Merger Sub shall have any further liability or obligations of any kind in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.4.

(f) Parent acknowledges that the agreement contained in this Section 7.4 is an integral part of this Agreement and that, without this Section 7.4, the Company would not have entered into this Agreement. Accordingly, if Parent fails to promptly pay any amount due pursuant to this Section 7.4, Parent shall pay to the Company all reasonable fees, costs and expenses of enforcement (including reasonable attorney’s fees as well as reasonable expenses incurred in connection with any action initiated by the Company), together with interest on the amount of the Parent Termination Fee or the Other Regulatory Termination Fee, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made.

(g) For the avoidance of doubt, in no event shall Parent be required to pay pursuant to this Section 7.4 more than the Parent Termination Fee.

(h) Except in the case of fraud and subject to the Company’s rights set forth in Sections 8.11, 8.16 and 8.18, the Company’s right to receive payment from Parent of the Parent Termination Fee or the Other Regulatory Termination Fee, as applicable, shall be the sole and exclusive remedy of the Company Related Parties against Holdings, Parent, the Parent Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or Financing Sources (collectively, “Parent Related Parties”) for any loss suffered as a result of the failure of the transactions contemplated by this Agreement, including the Merger, to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount (if entitled under Section 7.4) but subject to Section 7.2, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the Merger (except that Parent shall also be obligated with respect to this Section 7.4, to the extent applicable, and except that Parent and Apex shall remain obligated for, and the Company and its affiliates may be entitled to remedies with respect to, the provisions and agreements surviving such termination pursuant to Section 7.2).

7.5 Amendment. This Agreement may be amended by each of the Company, Apex, Holdings, Parent and Merger Sub only by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto; provided, that no amendment, supplement or change may be made to Section 7.4(h), Section 8.11, Section 8.13, Section 8.17 or this Section 7.5 that adversely impacts any Financing Source or any affiliate or representative thereof without the prior written consent of the Financing Source or Financing Sources, as applicable, adversely impacted.

7.6 Waiver. At any time prior to the Effective Time, Holdings, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2 Fees and Expenses. Subject to Section 5.7, Section 7.3 and Section 7.4, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3 Transfer Taxes. Except as otherwise provided in Section 2.2(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by Holdings, Parent or Merger Sub and expressly shall not be a liability of holders of Shares.

8.4 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained and delivery is followed within one Business Day pursuant to email by clause (c) or pursuant to clause (b) or delivered in Person), (b) on the next Business Day in the place of receipt if transmitted by international overnight courier or (c) on the date delivered if sent by email prior to 5:00 p.m. New York City time (if thereafter then the next Business Day) (provided, that confirmation of email receipt is obtained and delivery is followed within one Business Day pursuant to either clause (a) or (b)), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Apex, addressed to it at:

Zhuhai Seine Technology Co., Ltd.

No. 3833 Zhuhai Avenue, Xiangzhou District

Zhuhai, Guangdong

P.R. China 519606

Attention: Wang Dongying

Email: wang@pantum.com

Facsimile: +86 756 6258 081

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

46/F, Jing An Kerry Center, Tower II

No. 1539 Nanjing West Road

Shanghai, China 200040

Attention:	Gregory G.H. Miao
Facsimile:	+86 21 6193 8383

If to Holdings, Parent or Merger Sub, addressed to it at:

Zhuhai Seine Technology Co., Ltd.

No. 3833 Zhuhai Avenue, Xiangzhou District

Zhuhai, Guangdong

P.R. China 519606

Attention: Wang Dongying

Email: wang@pantum.com

Facsimile: +86 756 6258 081

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

46/F, Jing An Kerry Center, Tower II

No. 1539 Nanjing West Road

Shanghai, China 200040

Attention:	Gregory G.H. Miao
Facsimile:	+86 21 6193 8383

and

PAG Legal

15/F AIA Central

1 Connaught Road Central

Hong Kong

Attention: Jon Lewis

Email: jlewis@pagasia.com

Facsimile: +852 3115 0244

If to the Company, addressed to it at:

Lexmark International, Inc.

One Lexmark Centre Drive

740 West New Circle Road

Lexington, Kentucky 40550

Facsimile: (859) 232-3128

Attention: Robert J. Patton

Email: rpatton@lexmark.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Joshua R. Cammaker
Facsimile:	(212) 403-2000

Email: jrcammaker@wlrk.com

8.5 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in all material respects in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill or similar provision.

“Acquisition Proposal” means any offer or proposal from a Third Party concerning (a) a merger, consolidation or other business combination transaction involving the Company, (b) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, which would result in a Third Party acquiring or licensing assets of the Company (including Equity Interests of a Company Subsidiary) or the Company Subsidiaries representing more than 25% of the consolidated assets of the Company and the Company Subsidiaries, based on their fair market value as determined in good faith by the Company Board, (c) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing more than 25% of the voting power of the Company or (d) any combination of the foregoing (in each case, other than the Merger).

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Apex” means Apex Technology Co., Ltd.

“Apex Shareholder Meeting” means a meeting of Apex’s shareholders, duly called in accordance with the organizational documents of Apex and applicable Law and stock exchange regulations, to be held to seek the Apex Shareholder Approval.

“Benefit Plan” means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA but whether or not subject to ERISA, and, for the avoidance of doubt, including any such plans referred to as schemes rather than plans in any non-U.S. jurisdiction), (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement, scheme or arrangement, (c) employment, consulting, severance, change in control, retention or termination plan, program, policy, agreement, scheme or arrangement or (d) other compensation or benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any Company Subsidiary or any Commonly Controlled Entity for the benefit of any Participant, or between the Company, any of the Company Subsidiaries or any Commonly Controlled Entity, on the one hand, and any Participant, on the other hand, or with respect to which any potential liability, whether absolute or contingent, is borne by the Company or any of the Company Subsidiaries, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded.

“Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York, Lexington, Kentucky or the PRC are authorized or required by applicable Law to close, provided, that the reference to the PRC in this definition shall be disregarded when the term is used in Section 5.3.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. § 9601 et seq.).

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means (a) a written notice issued by CFIUS that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement, and has terminated all action under Section 721 of the DPA or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement, or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means the Company, any of the Company Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Company Intellectual Property” means all Intellectual Property owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, the Company or any of the Company Subsidiaries.

“Company Lease” means any lease, sublease, license and other agreement under which the Company or any Company Subsidiary leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” means any change, event, effect, occurrence or development (an “Effect”) that, individually or when combined together with all other changes, events, effects, occurrences or developments, would reasonably be expected to (a) have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevent or materially delay the Company from consummating the Merger; provided, that none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse Effect arising out of, resulting from or attributable to: (i) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (ii) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States, regionally, locally or globally, or changes generally affecting the industries in which the Company or the Company Subsidiaries operate in the United States or globally, (iii) (A) changes in global, national, regional or local political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism) or (B) changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (iv) actions or omissions required of the Company under this Agreement or taken or not taken at the written request of, or with the written consent of, Holdings, Parent or Merger Sub, (v) any breach, violation or non-performance of any provision of this Agreement by Holdings, Parent, Merger Sub or any of their respective affiliates, (vi) the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, including (A) any Corporate Actions and (B) the identity of, or the effect of any fact or circumstance relating to, Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding plans, proposals or projections with respect to the Company, the Company Subsidiaries or their employees (including any impact resulting therefrom on the relationship of the Company or any the Company Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners) (it being understood that this clause (vi) shall not apply with respect to the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby if a representation or warranty contained in Section 3.4 is not true or correct and such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement), (vii) any item or matter disclosed in the Company Disclosure Schedules or in the Company SEC Documents filed prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document under the headings “Forward-Looking Statements,” “Risk Factors” or any similar section, in each case, to the extent they are predictive, cautionary or forward-looking in nature), (viii) Proceeding arising from allegations of breach of fiduciary duty or violation of Law or otherwise relating to this Agreement or the transactions contemplated hereby, (ix) changes in the trading price or trading volume of Shares or any suspension of trading, (x) the expiration or termination by its terms of any Contract to which the Company or any Company Subsidiary is a party, or (xi) any failure by the Company or any of the Company Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided, that in the case of (ix) or (xi), the underlying cause of, or facts giving rise or contributing to, such changes or failure may be taken into account in determining whether a Company Material Adverse Effect has occurred (except to the extent subject to any other foregoing exception), except, in the case of clause (i), (ii) or (iii)(A), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, loans and licenses to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject; provided, that “Contracts” shall not include purchase orders, invoices or similar instruments or any Benefit Plan.

“Corporate Actions” means the matters set forth in Section 5.4(e) of the Parent Disclosure Schedule.

“Customs and International Trade Laws” means any Law, order, permit or other decision or requirement having the force or effect of Law and as amended from time to time, of any Governmental Entity, concerning the importation of products, the exportation or reexportation of products (including technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, Export Administration Act of 1979, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and the antiboycott Laws administered by the U.S. Departments of Commerce and Treasury, and any similar customs and international trade laws in any jurisdiction in which Company and any Company Subsidiary conducts business.

“Debt Financing” means the amounts committed to be funded under the Debt Commitment Letter (or any alternative financing sought or obtained by Parent and Merger Sub in accordance with the terms hereof).

“DPA” means the Defense Production Act of 1950, as amended, and implementing regulations thereof, codified at 31 C.F.R. Part 800.

“Environmental Laws” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata); the use, treatment, storage, transportation, handling, manufacturing, disposal or Release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, RCRA, the Clean Water Act, as amended (33 U.S.C. § 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), OSHA or any other Law of similar effect, as well as the rules and regulations promulgated thereunder.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Financing” means the amounts committed to be funded under the Equity Commitment Letters.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and all other matters related to the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, or any arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government.

“Hazardous Substances” means any pollutant, contaminant, chemical, compound, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable substance or material, or other substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Infringement” or “Infringe” means that (or an assertion that) a given item or activity directly or indirectly infringes, misappropriates, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.

“Intellectual Property” means all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including rights in and to (i) patents, inventions and industrial designs (“Patents”), (ii) trademarks, service marks, logos and trade dress, together with the goodwill symbolized by or associated with any of the foregoing (“Trademarks”), (iii) domain names and web addresses, (iv) copyrights, mask works, (v) trade secrets, know-how and confidential information, (vi) databases, data compilations and rights in data, and (vii) any registrations or applications for registration for any of the foregoing.

“Intervening Event” means any event, development, occurrence or change that (a) was neither known nor reasonably foreseeable to the Company Board as of or prior to the date of this Agreement and (b) does not involve or relate to an Acquisition Proposal.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.5 of the Company Disclosure Schedule and (b) when used with respect to Holdings, Parent or Merger Sub, the actual knowledge of the individuals listed in Section 8.5 of the Parent Disclosure Schedule.

“Law” means any applicable international, national, provincial, state, municipal, local and common laws, treaties, statutes, decrees, rules, regulations or other requirements, legally binding guidance, Orders, consent decrees or licenses of any Governmental Entity, in each case, having the force of law.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“MOFCOM” means the Ministry of Commerce of the PRC or its competent local counterparts.

“NDRC” means the National Development and Reform Commission of the PRC or its competent local counterparts.

“Open Source Software” means any software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated, integrated or with which such software is combined or distributed or that is derived from or linked to such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Order” means any judgment, order, decision, writ, injunction, decree, stipulation, assessment, legal or arbitration award, ruling or other finding or agency requirement or settlement or consent agreement.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. § 651 et seq.).

“Other Filings” means all filings made by, or required to be made by, any of the Company, Holdings, Parent and Merger Sub with the SEC in connection with the transactions contemplated by this Agreement, other than the Proxy Statement.

“Owned Real Property” means all material real property owned by the Company and Company Subsidiaries.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially impairs or delays, or would reasonably be expected to prevent or materially delay, the consummation of the Merger or performance by Apex, Holdings, Parent or Merger Sub of any of their material obligations under this Agreement.

“Participant” means each current or former director, officer, employee or independent contractor of the Company or any of the Company Subsidiaries.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) Liens arising from transfer restrictions under securities Laws or similar Laws of any jurisdiction, (d) nonexclusive licenses of Intellectual Property granted in the ordinary course of business, (e) with respect to the Leased Real Property, Liens disclosed on title reports or surveys made available to Parent, and (f) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and the Company Subsidiaries as currently conducted or detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personally Identifiable Information” means any information that alone or in combination with other information that is publicly available or is held or controlled by the Company or any Company Subsidiaries can be used to specifically identify an individual or a specific device.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations or other proceedings, in each case, by or before any Governmental Entity or arbitral tribunal.

“Qualified Bank” means (a) a bank primarily domiciled in and organized under the laws of the United States or any state thereof with capital of not less than $5 billion or (b) the U.S. branch of any of Bank of China, China Construction Bank, China Agricultural Bank, Industrial and Commercial Bank of China or China CITIC Bank.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, and the rules and regulations promulgated thereunder (42 U.S.C. § 6901 et seq.).

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

“SBLC Financing” means the amounts committed to be funded under the SBLC Commitment Letter (or any alternative financing sought or obtained by Parent and Merger Sub in accordance with the terms hereof).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “25%” shall be replaced by “50%”) made by a Third Party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside counsel), taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing, financial terms and likelihood of consummation of such proposals), if consummated would reasonably be expected to result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the Merger.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed with a Governmental Entity responsible for the administration of Taxes, including any amendments thereof or attachments or supplements thereto.

“Taxes” means (a) all taxes, fees, levies, duties, tariffs, imposts or other assessments imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, alternative or add-on minimum, environmental, use, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and gains tax, whether computed on a separate, consolidated, unitary, combined or any other basis and (b) any interest, penalty, fine or addition to any of the foregoing.

“Third Party” shall mean any Person other than the Company, Holdings, Parent, Merger Sub and their respective affiliates.

8.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

2016 Budget	Section 5.1(j)
2018 Indenture	Section 5.14(a)
2018 Notes	Section 5.14(a)
2018 Supplemental Indenture	Section 5.14(a)
2020 Indenture	Section 5.14(a)
2020 Notes	Section 5.14(a)
2020 Supplemental Indenture	Section 5.14(a)
Agreement	Preamble
Annual Bonus Plan	Section 5.6(d)
Apex	Preamble
Apex Shareholder Approval	Section 4.11
Applicable Pro-Ration Factor	Section 2.4(b)
Book-Entry Shares	Section 2.2(b)(ii)
Bribery Legislation	Section 3.17(a)

Cancelled Shares	Section 2.1(c)
Capitalization Date	Section 3.2(a)
Certificate of Merger	Section 1.2
Certificates	Section 2.2(b)(i)
CFIUS Notice	Section 3.5
CFIUS Turndown	Section 5.4(d)
Change of Board Recommendation	Section 5.3(a)
Class B Common Stock	Section 3.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
Commitment Letters	Section 4.12
Company	Preamble
Company Balance Sheet	Section 3.9
Company Board	Recitals
Company Board Recommendation	Section 3.3(a)
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Disclosure Schedule	Article 3
Company Employees	Section 5.6(a)
Company Filings	Section 3.7(a)
Company Financial Advisor	Section 3.22
Company Financial Statements	Section 3.7(c)
Company Material Contract	Section 3.13(a)
Company Option	Section 2.4(a)
Company Permits	Section 3.6(a)
Company Preferred Stock	Section 3.2(a)
Company Registered IP	Section 3.16(a)
Company Related Parties	Section 7.3(e)
Company RSU Award	Section 2.4(b)
Company SEC Documents	Section 3.7(a)
Company Subsidiaries	Section 3.1(a)
Company Subsidiary	Section 3.1(a)
Company Termination Fee	Section 7.3(a)
Confidentiality Agreement	Section 5.2(b)
control	Section 8.5
Covered Persons	Section 5.7(a)
D&O Insurance	Section 5.7(c)
Debt Commitment Letter	Section 4.12
Debt Financing Sources	Section 4.12
Debt Offer	Section 5.14(a)
Debt Offer Documents	Section 5.14(a)
DGCL	Recitals
Dissenting Shares	Section 2.3(a)
DRAA	Section 8.13(b)
Effect	Section 8.5
Effective Time	Section 1.2
Equity Commitment Letters	Section 4.12
Equity Financing Sources	Section 4.12
ERISA Affiliate	Section 3.11(c)
Exchange Fund	Section 2.2(a)
Fairness Opinion	Section 3.22
FCPA	Section 3.17(a)

Financing	Section 4.12
Financing Sources	Section 4.12
Government Contract	Section 3.26
Holdings	Preamble
Indenture	Section 5.14(a)
Initial Outside Date	Section 7.1(b)
Insurance Policies	Section 3.21
Issuing Bank	Recitals
LC Cure Deadline	Section 5.15(c)
LC Delivery Deadline	Section 5.15(a)
LC Expiration Date	Section 5.15(a)
Letter of Credit	Recitals
LTIP	Section 5.6(e)
Material Company Lease	Section 3.20(b)
Material Jurisdiction	Section 6.1(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
New Plans	Section 5.6(b)
Notes	Section 5.14(a)
Notice Period	Section 5.3(d)
NYSE	Section 3.5
Old Plans	Section 5.6(b)
Other Regulatory Termination Fee	Section 7.4(d)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Disclosure Schedule	Article 4
Parent Related Parties	Section 7.4(h)
Parent Subsidiaries	Section 4.3
Parent Subsidiary	Section 4.3
Parent Termination Fee	Section 7.4(a)
Patents	Section 8.5
Paying Agent	Section 2.2(a)
PRC Regulatory Approvals	Section 4.4
Prohibitive Law	Section 6.1(a)
Proposed Changed Terms	Section 5.3(d)(ii)
Proxy Statement	Section 3.5
Replacement LC Credit Facility	Section 5.15(f)
Replacement Letter of Credit	Section 5.15(d)
Required Financial Information	Section 5.13(a)
Restricted Commitment Letter Amendments	Section 5.12(e)
Retention Program	Section 5.6(f)
Rules	Section 8.13(b)
Sarbanes-Oxley Act	Section 3.7(a)
SBLC Commitment Letter	Section 4.12
SBLC Financing Sources	Section 4.12
Section 16	Section 5.9
Seine	5.4(f)
Shares	Recitals
Significant Company Subsidiary	Section 3.1(b)
Solvent	Section 4.13
Stockholder Approval	Section 3.3(a)

Stockholder Meeting	Section 3.3(a)
Surviving Corporation	Section 1.1(a)
SZSE	Section 4.4
SZSE Clearance	Section 4.4
Trademarks	Section 8.5
Tribunal	Section 8.13(b)(i)

8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.9 Entire Agreement. This Agreement (together with the Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements (except the Confidentiality Agreement) and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

8.10 Assignment. This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties; provided, that Parent and Merger Sub may assign this Agreement to any lender of Parent or Merger Sub as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancing, extension, refunding or renewals thereof, provided, that no assignment to any such lender will in any way affect Holdings’, Parent’s, Merger Sub’s or Apex’s obligations or liabilities under this Agreement.

8.11 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) any Persons entitled to indemnification or insurance benefits under the provisions of Section 5.6(a), with respect to such provisions, (b) the stockholders of the Company, after the Effective Time with respect to the right of such stockholders to receive the Merger Consideration, in the case of Shares converted into the right to receive the Merger Consideration in the Merger, (c) the right of holders of Company Options and Company RSU Awards to receive payments contemplated hereby in respect thereof after the Effective Time, and (d) Section 7.4(h), this Section 8.11, Section 8.13, Section 8.17 and the proviso to Section 7.5, which shall be for the benefit of, and enforceable by, the Financing Sources (or any sources providing alternative debt financing pursuant to the terms hereof. In addition, notwithstanding the foregoing or anything else to the contrary in this Agreement, the Company shall have the right to pursue damages on behalf of its stockholders (which in the case of any of the following the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money), in the event of Holdings, Parent or Merger Sub’s willful and material breach of this Agreement, which right is hereby acknowledged by Holdings, Parent and Merger Sub. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto, and consequently, may not accurately characterize actual facts or circumstances.

8.12 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Annexes and Schedules to this Agreement. The schedules and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Disclosure in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Company Disclosure Schedule to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent.

8.13 Governing Law; Consent to Jurisdiction; Arbitration.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any Law other than the Laws of the State of Delaware.

(b) The parties hereto hereby agree that in order to obtain prompt and expeditious resolution of all disputes arising out of or relating to this Agreement, including the existence, validity, interpretation or performance of this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any claim arising out of or related to the parties’ relationship, rights, duties and obligations hereunder, whether based on contract, tort or statute, and the substantive or procedural arbitrability of any claim hereunder), all such disputes shall be exclusively resolved by final and binding arbitration under the Delaware Rapid Arbitration Act (the “DRAA”, 10 Del. C. § 5801 et seq.) and the Delaware Rapid Arbitration Rules promulgated thereunder by the Supreme Court of the State of Delaware (“Rules”) in effect at the time of the date of delivery of the notice of arbitration, except as modified herein.

(i) The arbitral panel shall consist of three arbitrators (the “Tribunal”). The situs of the arbitration shall be the State of Delaware, although the evidentiary and other proceedings shall be conducted in New York (Manhattan), New York. The Tribunal may conduct proceedings in other locations if necessary for the taking of evidence. The language of the arbitration proceedings, and of the arbitral award, shall be the English language. The parties hereto agree that (A) the claimant(s) and respondent(s) shall each appoint one arbitrator within twenty (20) days of the date of delivery of the notice of arbitration; and (B) the two party-appointed arbitrators shall appoint the third arbitrator, who shall serve as the chair of the Tribunal, within twenty (20) days from the date of the appointment of the second arbitrator. Each member of the Tribunal must be a former judge of the Delaware Supreme Court and/or Delaware Court of Chancery; provided, that in the event a former Delaware judge is unavailable to serve as arbitrator for one or more of the positions on the Tribunal, then the parties hereto shall submit a petition for the appointment of one or more arbitrators (as needed to complete the three-member Tribunal) to the Court of Chancery of the State of Delaware under Section 5805 of the DRAA. Any arbitrator not timely appointed as provided in clause (A) or (B) of this Section 8.13(b)(i) shall be appointed by the Delaware Court of Chancery in accordance with Section 5805 of the DRAA. In the event that the Tribunal retains counsel in consultation with the parties hereto under Section 5806 of the DRAA, then such counsel shall be impartial and shall be knowledgeable about and experienced with the practice of law and have had at least fifteen (15) years of legal experience in the area of mergers and acquisitions or complex commercial transactions. Only the Court of Chancery of the State of Delaware shall have the power and authority to appoint a new arbitrator in the event any arbitrator becomes unable to continue as arbitrator for any reason.

(ii) The arbitration shall be deemed commenced when the claimant(s) deliver a notice of arbitration to all of the respondents in the manner provided for notices in Section 8.4. The parties hereto agree that the preliminary conference shall be no later than ten (10) days after the constitution of the Tribunal. The parties hereto agree that any service or written communication (including, the answer, any reply or exchange of information) under the DRAA or the Rules shall be made in a manner provided by Section 8.4 of this Agreement, or as otherwise agreed by the parties. In connection with any arbitration proceeding hereunder, the Tribunal shall allow reasonable requests for the production of documents relevant to the dispute and permit the taking of depositions limited to not more than five (5) persons on each side and for not more than six (6) hours in total for the deposition of each such person. Where reasonably necessary, depositions may be taken by videoconference or other telephonic means, or in the jurisdiction where a witness resides or regularly transacts business. The Tribunal may seek to compel the production of evidence from non-parties to the fullest extent permitted by applicable Law. The arbitration hearing shall be limited to one (1) day, if the Tribunal deems such limitation appropriate, and provided, that the Tribunal, where it considers it appropriate in order to provide any party with a full and fair opportunity to be heard, may require a hearing be held over the course of more than one day, and shall be conducted as soon as reasonably practicable after the constitution of the Tribunal, as determined by the Tribunal.

(iii) For the purposes of DRAA § 5808(b), and all other purposes, the Tribunal shall issue its final award as promptly as practicable taking into account the nature of the claims and any other facts or circumstances the Tribunal deems relevant, but in no event later than ninety (90) calendar days after the close of the arbitration hearing. The parties agree that the Tribunal may extend any deadline set forth in Section 8.13(b)(ii) and (iii) if, in its own discretion, more time is needed in light of the nature of the claims and the relevant facts and circumstances. The Tribunal is authorized to award monetary damages and to grant specific performance of this Agreement and other injunctive relief, including interim relief pending the final award. The parties hereto shall bear their own costs incurred in connection with the arbitration and share equally the fees and expenses of the Tribunal and the costs of administration.

(iv) Nothing in this Section 8.13(b) shall prevent a party from seeking provisional, interim or conservatory measures from any court of competent jurisdiction at any time if any such party believes in good faith that it will suffer irreparable injury before the Tribunal has been appointed or before the Tribunal has had time to render a final award. Any such request by a party to a court for provisional, interim or conservatory measures shall not be deemed incompatible with the agreement to arbitrate in this Section 8.13(b), the DRAA or a waiver of the right to arbitrate.

(v) The arbitral award shall be final and non-appealable. Judgment upon the arbitral award may be entered and enforced in any court of competent jurisdiction. The parties hereto hereby agree to waive any claim that this agreement to arbitrate is not valid under the Laws of the U.S., any foreign country or any international agreement.

(vi) For the avoidance of doubt, and in furtherance of Section 8.13(a) of this Agreement, the parties hereto hereby acknowledge and agree that any legal proceeding conducted under this Section 8.13(b) shall be governed by or construed under the laws of the State of Delaware, without regard to principles of conflict of laws and regardless of whether the laws of the State of Delaware govern the parties’ other rights, remedies, liabilities, powers and duties.

(c) Notwithstanding anything in this Section 8.13 to the contrary, each of the parties agrees that it will not bring any Proceeding against the Debt Financing Sources or the SBLC Financing Sources in connection with the Debt Financing, the SBLC Financing, the Debt Commitment Letter, the SBLC Commitment Letter or this Agreement or any of the transactions contemplated hereby (or the abandonment or termination thereof) in any forum other than the Supreme Court of the State of New York, County of New York, Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), County of New York, Borough of Manhattan. In any such action, each party hereto hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts; (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such Proceeding in such courts; (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in such courts; (v) consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.13(c) in the manner provided for notices in Section 8.4, or in any other manner permitted by Law; and (vi) hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation against the Debt Financing Sources or the SBLC Financing Sources in connection with the Debt Financing, the SBLC Financing, the Debt Commitment Letter, the SBLC Commitment Letter or this Agreement or the transactions contemplated hereby.

8.14 Sovereign Immunity. With respect to the liability and obligations of Holdings, Parent, Merger Sub and Apex, with respect to themselves, their affiliates or their property, each of Holdings, Parent, Merger Sub and Apex:

(a) agrees that, for the purposes of the doctrine of sovereign immunity, the execution, delivery and performance by it of this Agreement constitutes private and commercial acts done for private and commercial purposes;

(b) agrees that, should any Proceedings be brought against any or all of them, any of its affiliates or any of its assets in any jurisdiction in relation to this Agreement or any of the transactions contemplated hereby, Holdings, Parent and Merger Sub shall not be entitled to any immunity on the basis of sovereignty in respect of its obligations under this Agreement, and no immunity from such Proceedings (including, without limitation, immunity from service of process from suit, from the jurisdiction of any court, from an order or injunction of such court or the enforcement of same against its assets) shall be claimed by or on behalf of such party or with respect to its assets;

(c) waives, in any such Proceedings, to the fullest extent permitted by law, any right of immunity which it, any of its affiliates or any of its assets now has or may acquire in the future in any jurisdiction;

(d) consents generally in respect of the enforcement of any judgment or award against it or any of its affiliates in any such Proceedings to the giving of any relief or the issue of any process in any jurisdiction in connection with such Proceedings (including, without limitation, pre-judgment attachment, post judgment attachment, the making, enforcement or execution against or in respect of any assets whatsoever irrespective of their use or intended use of any order or judgment that may be made or given in connection therewith); and

(e) specifies that, for the purposes of this provision, “assets” shall be taken as excluding “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed at Vienna, April 18, 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, and military property or military assets or property of Holdings, Parent or Merger Sub or of any country.

8.15 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Company, on the one hand, and Holdings, Parent and Merger Sub, on the other hand, shall have received a counterpart hereof signed by the other party hereto. Until and unless the Company, on the one hand, and Holdings, Parent and

Merger Sub, on the other hand, shall have received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.16 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, and agree not to assert in any Proceeding, the defense of adequacy of a remedy at Law. In circumstances where Holdings, Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Holdings, Parent, Merger Sub and Apex expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Holdings’ Parent’s, Merger Sub’s and Apex’s obligations with respect to the consummation of the Merger. The Company’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company and its stockholders.

8.17 No Recourse or Liability Against Debt Financing Sources or SBLC Financing Sources. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, the Company agrees and acknowledges, both for itself and its affiliates, that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had by the Company or its affiliates against any Debt Financing Source or SBLC Financing Source (in their capacities as such) whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Debt Financing Source or SBLC Financing Source (in their capacities as such) for any obligation of Holdings, Parent or Merger Sub under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

8.18 Guarantee. To induce the Company to enter into this Agreement, Apex hereby irrevocably and unconditionally guarantees, as a primary obligor and not as a surety, to the Company the full and timely payment and performance by Holdings, Parent and Merger Sub of all of their respective covenants, obligations, undertakings and liabilities under, arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby; provided, that in no event shall the aggregate obligations of Apex under this Section 8.18 exceed the aggregate Merger Consideration payable hereunder, other than with respect to any and all amounts that may be payable under Section 5.7, 5.13(c) or in connection with any Corporate Actions. In addition, Apex shall provide to Holdings, Parent and Merger Sub all assistance necessary to enable Holdings, Parent and Merger Sub to comply with all its or their obligations hereunder, including Article 5, to the fullest extent contemplated hereby. Apex acknowledges that it is receiving benefits in connection with providing this guaranty pursuant to this Section 8.18. The guaranty pursuant to this Section 8.18 shall terminate as of immediately after the Effective Time, other than with respect to any and all amounts that may be payable under Section 5.7.

[Signature page follows]

IN WITNESS WHEREOF, Holdings, Parent, Merger Sub, the Company and Apex have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Holdings:

Ninestar Holdings Company Limited

By:	/s/ Wang Dongying
	Name:	Wang Dongying
	Title:	Director

Parent:

Ninestar Group Company Limited

By:	/s/ Wang Dongying
	Name:	Wang Dongying
	Title:	Director

Merger Sub:

Ninestar Lexmark Company Limited

By:	/s/ Wang Dongying
	Name:	Wang Dongying
	Title:	Director

Apex:

Apex Technology Co., Ltd.
(solely for purposes of Article 4, Section 5.12, Section 5.16, Section 7.2 and Article 8)

By:	/s/ Wang Dongying
	Name:	Wang Dongying
	Title:	Director

The Company:

Lexmark International, Inc.

By:	/s/ Paul A. Rooke
	Name:	Paul A. Rooke
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

April 19, 2016

Board of Directors

Lexmark International, Inc.

740 West New Circle Road

Lexington, KY 40550

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Ninestar Holdings Company Limited (“Holdings”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of Lexmark International, Inc. (the “Company”) of the $40.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 19, 2016 (the “Agreement”), by and among Holdings, Ninestar Group Company Limited, a wholly owned subsidiary of Holdings (“Parent”), Ninestar Lexmark Company Limited, a wholly owned subsidiary of Parent, the Company, and Apex Technology Co., Ltd. (“Apex”).

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Holdings, Parent, Apex, any of their respective affiliates and third parties, including Legend Capital Management Co. Ltd. (“LCM”), PAG Asia Capital (“PAG”), Sino IC Capital Co. Ltd. (“Sino”) and Zhuhai Seine Technology Co., Ltd. (“Seine”), each an affiliate of a respective significant shareholder of Holdings, and the People’s Republic of China and its agencies or instrumentalities (collectively, the “PRC”), an affiliate of Sino, and any of their respective affiliates and, in the case of LCM, PAG and Sino, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Company in connection with the acquisition of Readsoft AB in May 2014 and as financial advisor to the Company in connection with the acquisition of Kofax Limited in March 2015. We have also provided certain financial advisory and/or underwriting services to LCM and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the initial public offering of common stock of Legend Holdings Corporation in June 2015. We have also provided certain financial advisory and/or underwriting services to PAG and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as sole bookrunner with respect to an offering of shares of China South City Holdings Ltd., a former portfolio company of PAG, in July 2014 and with respect to an offering of shares of Haitong Securities Co. Ltd., a former portfolio

Board of Directors

Lexmark International, Inc.

April 19, 2016

company of PAG, in July 2014. We have also provided certain financial advisory and/or underwriting services to the PRC and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We may also in the future provide financial advisory and/or underwriting services to the Company, Holdings, Parent, Apex, LCM, PAG, Seine, Sino, the PRC and their respective affiliates and, in the case of LCM, PAG and Sino, their respective portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with LCM, PAG, Sino and their respective affiliates from time to time and may have invested in limited partnership units of respective affiliates of LCM, PAG, and Sino from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2015; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the printing and imaging and software industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Holdings and its affiliates) of Shares, as of the date hereof, of the $40.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $40.50 in cash per Share to be paid to the holders (other than Holdings and

Board of Directors

Lexmark International, Inc.

April 19, 2016

its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, Holdings, Parent or Apex or the ability of the Company, Holdings, Parent or Apex to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $40.50 in cash per Share to be paid to the holders (other than Holdings and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.